     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2000
                                                     REGISTRATION NO. 333-88065
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                              ------------------

                          AMENDMENT NO. 4 TO FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ------------------
                               CALLNOW.COM, INC.
            (Exact name of Registrant as specified in its charter)

                  DELAWARE                        4813                     87-0360333
    (State or other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
     incorporation or organization)    Classification Code Number)   Identification Number)

                                50 BROAD STREET
                         NEW YORK, NEW YORK 10004-2307
                                (212) 686-2000
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                             CHRISTIAN BARDENHEUER
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                50 BROAD STREET
                         NEW YORK, NEW YORK 10004-2307
                                (212) 686-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                With copies to:

         NEIL P. PARENT, ESQ.              LAWRENCE B. FISHER, ESQ.
      STAIRS DILLENBECK & FINLEY      ORRICK, HERRINGTON & SUTCLIFFE LLP
   330 MADISON AVENUE, SUITE 2900              666 FIFTH AVENUE
    NEW YORK, NEW YORK 10017-1005          NEW YORK, NEW YORK 10103
           (212) 697-2700                       (212) 506-5000

                              ------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [ ]

                              ------------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                            TITLE OF EACH CLASS
                            OF SECURITIES TO BE                                    AMOUNT TO
                                REGISTERED                                       BE REGISTERED
-----------------------------------------------------------------------------------------------
Units (each consisting of one share of Common Stock, $0.001 par value, and
 one Redeemable Warrant exercisable into one share of Common Stock) ......    4,600,000(2)
-----------------------------------------------------------------------------------------------
Common Stock, $0.001 par value, underlying the Units......................     4,600,000
-----------------------------------------------------------------------------------------------
Redeemable Warrants ......................................................     4,600,000
-----------------------------------------------------------------------------------------------
Common Stock, $0.001 par value, underlying the Redeemable Warrants .......    4,600,000(4)(5)
-----------------------------------------------------------------------------------------------
Representatives' Warrants(7) .............................................      400,000
-----------------------------------------------------------------------------------------------
Common Stock, $0.001 par value, underlying the Representatives' Warrants..      400,000(9)
-----------------------------------------------------------------------------------------------
Redeemable Warrants underlying the Representatives' Warrants .............      400,000(9)
-----------------------------------------------------------------------------------------------
Common Stock, $0.001 par value, underlying the Representatives' Redeemable
 Warrants ................................................................      400,000(4)(5)
-----------------------------------------------------------------------------------------------
Common Stock, $.001 par value, of existing stockholders ..................      164,891
-----------------------------------------------------------------------------------------------
Totals ...................................................................
-----------------------------------------------------------------------------------------------


                            TITLE OF EACH CLASS                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
                            OF SECURITIES TO BE                               OFFERING PRICE          AGGREGATE
                                REGISTERED                                       PER SHARE       OFFERING PRICE (1)
-------------------------------------------------------------------------------------------------------------------
Units (each consisting of one share of Common Stock, $0.001 par value, and
 one Redeemable Warrant exercisable into one share of Common Stock) ......     $8.00                $36,800,000
-------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value, underlying the Units......................      (3)                     (3)
-------------------------------------------------------------------------------------------------------------------
Redeemable Warrants ......................................................      (3)                     (3)
-------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value, underlying the Redeemable Warrants .......    $12.00  (6)           $55,200,000
-------------------------------------------------------------------------------------------------------------------
Representatives' Warrants(7) .............................................    $.0001                    $40
-------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value, underlying the Representatives' Warrants..     $9.60  (10)          $3,840,000
-------------------------------------------------------------------------------------------------------------------
Redeemable Warrants underlying the Representatives' Warrants .............      (11)                   (11)
-------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value, underlying the Representatives' Redeemable
 Warrants ................................................................     $12.00               $4,800,000
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, of existing stockholders ..................      $8.00               $1,319,128
-------------------------------------------------------------------------------------------------------------------
Totals ...................................................................                         $101,959,168
-------------------------------------------------------------------------------------------------------------------



                            TITLE OF EACH CLASS
                            OF SECURITIES TO BE                                AMOUNT OF
                                REGISTERED                                  REGISTRATION FEE
-----------------------------------------------------------------------------------------------
Units (each consisting of one share of Common Stock, $0.001 par value, and
 one Redeemable Warrant exercisable into one share of Common Stock) ......      $9,715
-----------------------------------------------------------------------------------------------
Common Stock, $0.001 par value, underlying the Units......................        (3)
-----------------------------------------------------------------------------------------------
Redeemable Warrants ......................................................        (3)
-----------------------------------------------------------------------------------------------
Common Stock, $0.001 par value, underlying the Redeemable Warrants .......      $14,573
-----------------------------------------------------------------------------------------------
Representatives' Warrants(7) .............................................        (8)
-----------------------------------------------------------------------------------------------
Common Stock, $0.001 par value, underlying the Representatives' Warrants..      $1,014
-----------------------------------------------------------------------------------------------
Redeemable Warrants underlying the Representatives' Warrants .............        (11)
-----------------------------------------------------------------------------------------------
Common Stock, $0.001 par value, underlying the Representatives' Redeemable
 Warrants ................................................................      $1,267
-----------------------------------------------------------------------------------------------
Common Stock, $.001 par value, of existing stockholders ..................        348
-----------------------------------------------------------------------------------------------
Totals ...................................................................     $26,917(12)
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
(2) Includes 600,000 Units which the Underwriters have the option to purchase to cover over-allotments, if any.
(3) Pursuant to Rule 457(i), no additional registration fee is required for these Shares of Common Stock or Redeemable Warrants being registered as part of the Units being offered to the public and sold to the
      Underwriter, since no additional consideration is to be paid for them.
(4)   Reserved for issuance upon exercise of the Redeemable Warrants.
(5) Pursuant to Rule 416, this Registration Statement also covers such additional shares of Common Stock as may be issued as a result of the anti-dilution provisions of the Warrants.
(6)   Exercise price of the Redeemable Warrants.
(7) In connection with the Registrant's sale of the Units, the Registrant is granting warrants to purchase 400,000 Units to the Representatives of the several Underwriters.
(8)   No fee due pursuant to Rule 457(g).
(9)   Reserved for issuance upon exercise of the Representatives' Warrants.
(10)  Exercise price of Representatives' Warrants.
(11)  Exercise price of the Representatives' Warrants is set forth above for the Common Stock issuable upon exercise of the Representatives' Warrants.
(12)  $28,064 was previously paid.
                               ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN
OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
     THIS REGISTRATION STATEMENT CONTAINS TWO PROSPECTUSES: ONE RELATING TO
THIS OFFERING OF 4,000,000 UNITS OF CALLNOW.COM, PLUS 600,000 UNITS TO COVER OVER-ALLOTMENTS, IF ANY, AND ONE RELATING TO THE OFFERING OF 164,891 SHARES OF COMMON STOCK BY SOME OF THE STOCKHOLDERS OF CALLNOW.COM. FOLLOWING THE PROSPECTUS ARE CERTAIN SUBSTITUTE PAGES OF THE SELLING STOCKHOLDER PROSPECTUS, INCLUDING ALTERNATE FRONT OUTSIDE AND BACK OUTSIDE COVER PAGES, AN ALTERNATE "THE OFFERING" SECTION OF THE "SUMMARY" AND SECTIONS TITLED "SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION" AND "LEGAL MATTERS." EACH OF THE ALTERNATE PAGES FOR THE SELLING STOCKHOLDER PROSPECTUS IS LABELED "ALTERNATE PAGE FOR SELLING STOCKHOLDER PROSPECTUS." ALL OTHER SECTIONS OF THE PROSPECTUS, OTHER THAN "USE OF PROCEEDS," "DILUTION," AND "UNDERWRITING" ARE TO BE USED FOR THE SELLING STOCKHOLDER PROSPECTUS.
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                     SUBJECT TO COMPLETION--MARCH 2, 2000





                                   PROSPECTUS
--------------------------------------------------------------------------------
                                4,000,000 UNITS


                            [CALLNOW.COM, INC. LOGO]

                       ---------------------------------

            (Each Unit Consisting of One Share of Common Stock and
                 One Redeemable Common Stock Purchase Warrant)

                       ---------------------------------

        o      CallNOW.com is offering 4,000,000 units.


        o      Selling stockholders are also offering up to 164,891 shares of
               common stock through an alternate prospectus that is dated   ,
               2000 which shares are subject to a 90 day lockup agreement.


        o We anticipate that the public offering price will be between $6.00 and $8.00 per unit.

        o Our common stock has been traded in the National Quotation Bureau, LLC's Pink Sheets. The last reported bid price for our common stock in the Pink Sheets on February 28, 2000 was $3.00.

        o Our trading symbol in the National Quotation Bureau, LLC's Pink Sheets is CALN. No public market currently exists for the units or the warrants. We have applied to list the units, common stock and warrants on the Nasdaq SmallCap Market under the symbols CALNU, CALN and CALNW, respectively.


     THE PURCHASE OF OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING THE UNITS, CAREFULLY READ THIS PROSPECTUS, ESPECIALLY THE "RISK FACTORS" BEGINNING ON PAGE 9.






                                                  PER UNIT      TOTAL
                                                 ----------   ----------
Public offering price ........................     $           $
Underwriting discount & commissions ..........     $           $
Proceeds, before expenses, to us .............     $           $

                       ---------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ---------------------------------

The underwriters may purchase up to 600,000 additional units from us at the public offering price less underwriting discount and commissions, to cover over-allotments.

DIRKS & COMPANY, INC.                             NOLAN SECURITIES CORPORATION

     [Picture of CallNOW.com home page.]

                               PROSPECTUS SUMMARY

     This summary sets forth the material highlights of the information contained elsewhere in this prospectus. It does not contain all the information that you should consider before investing in us, and you should read the entire prospectus carefully.


OUR BUSINESS

     We offer our customers a variety of telecommunications services through our e-commerce Web site (www.callnow.com) and any touch tone telephone. Our services are provided globally and currently consist of international long distance, national long distance, and a free global online telephone directory, which currently generates over 1.6 million page impressions (page views) and over 400,000 user sessions (unique visitors) per month. Our customers currently consist primarily of individuals and small businesses, 80% of whom are located outside of the U.S.

     Our Web site is a communications portal with a look and feel that is tailored to local markets, currently with a choice of four languages in approximately 200 countries. Our Web site is driven by our software that enables our customers in real time to:

     o  Survey global telephone rates;

     o Sign up online for international and national long distance telephone service;

     o  Have their credit cards automatically validated and pre-authorized;

     o  Activate their accounts;

     o Review the details of each of their calls from the date of inception of their account;

     o Review current account information, including cumulative amounts, through the last call made; and

     o  Review monthly invoices.


     We offer international and national long distance telephone service through call re-origination or "call-back" service, which we refer to on our Web site as "ReturnCall." Our customer typically dials a unique U.S. telephone number to our switch, allows the telephone to ring once, hangs up and then receives a return call from our switch providing U.S. dial-tone. Alternatively, a customer connected to the Internet can initiate a ReturnCall through our switch to any telephone providing them with U.S. dial-tone. We refer to this service on our Web site as "Internet Trigger." Generally, ReturnCall offers our customers significant savings on international and national long distance calls. Approximately 67 countries have stated that call re-origination services are prohibited in their country. For a more detailed discussion and potential impact on our business, see "Risk Factors--Risks Related to the Telecommunications Business--35 Countries Have Notified The Federal Communications Commission That ReturnCall Services Violate Their Local Laws, And 67, Countries From Which We Derived Approximately 21% Of Our Revenues In 1999 Have Stated That Call Re-origination Is Prohibited In Their Country."


     We launched our telecommunications services using the Internet in September 1998. In the fourth quarter of 1999, we billed an aggregate of approximately 4,000 customers for using our service. For the fiscal year ended December 31, 1999, we had revenues of $1.0 million and a loss of $3.1 million.

     Through a contract with Equinox International LLC, a U.S. telecommunications wholesale provider, we will offer an online calling card and fax services over the Internet, commencing in the second quarter of 2000. With the proceeds of this offering, we plan to add direct dial service in Europe, Japan and Australia and to continue to tailor our Web site to the approximately 200 local markets we serve, including expanding the choice of languages available on our Web site. In addition, we intend to add paging, a global online directory for renting cellular phones, and other services designed to make our Web site a single source solution for all of our customers' telecommunications needs.


OUR MARKET OPPORTUNITY

     We are benefiting from four converging trends:

     o Explosive growth in access to and use of the Internet worldwide, particularly outside the U.S.;

     o  Deregulation of the telecommunications industry in overseas markets;

     o Growing consumer awareness in these markets of low-cost alternatives to the high-cost of their national telephone company services; and

     o  Increasing transmission capacity of carriers globally.

     We believe that the convergence of these trends has created a significant opportunity for us to offer our one-stop shop for telecommunications services in an e-commerce platform.


OUR STRATEGY

     Our goal is to establish ourselves as a leading Web portal providing access to international and national telecommunications services. Our strategy is to drive traffic to our CallNOW.com Web site and to develop the CallNOW.com brand through traditional marketing and advertising and through Internet related promotion and advertising. We are developing a network of affiliates to promote and drive traffic to our site. Our affiliates are compensated monthly with a percentage of revenue derived from customers that have signed up for our services from their sites. Our affiliate network currently includes:

     o  Major global search engines, which are accessed in many languages;

     o Country and language specific search engines aimed at country nationals and others who use non-English language sites;

     o Web sites of telecommunications resellers who are looking for interactive enhancements to their static sites; and

     o Web-based e-commerce retailers and other Web sites, including those that want to add an interactive service for telecommunications.

We have contracted with Be Free, Inc., a provider of services that enables its customers to generate, place and manage hyperlink promotions for their products and services, to manage the administration of our affiliate programs.

     We are targeting those countries with substantial amounts of international and national long distance traffic and that also account for the deepest non-U.S. Internet penetration. For example, in June 1999, we entered into contracts with Lycos-Bertelsmann GmbH, a Pan European joint venture between Lycos Inc. and Bertelsmann GmbH, and with Lycos Japan, a joint venture between Lycos Inc., Sumitomo Corporation and Internet Initiative Japan. In both Europe and Japan, these Lycos joint ventures will periodically place banners, promotional buttons, text links and other hyperlinks from their home pages to our Web site. Additionally, they will place promotional items on their search results pages. In return, we are obligated to make minimum guaranteed payments in the aggregate amount of $460,000 to these Lycos joint ventures in the next 18 months. In addition, we are obligated to pay these Lycos joint ventures a commission, based on recurring monthly revenue derived from each customer they deliver to us, which is offset against the guaranteed payments. However, as of the date of this prospectus, the links which would direct users of Lycos Japan to our Web site are still being developed. Thus, the implementation of our contract with Lycos Japan has not yet occurred, and no assurance can be made when, if ever, such contract will be implemented. These contracts are non-exclusive.

     Telecommunications services are typically recurring monthly purchases. Accordingly, we expect our subscribers and others to visit our Web site frequently to review their call detail reports and monthly invoices and to use our free global online telephone directory and the other telecommunications services we will offer. This will provide us with the opportunity to cross sell other products and services and sell targeted advertising that will reach our subscribers while they navigate our Web site.

     We currently provide our customers international and national long distance telecommunications services through our own switch. We have contracted with Exodus Communications, Inc., a leader in complex Internet hosting and services, to provide facilities, bandwidth, and managed services for our switch and servers in their secure facility on a 24 hour, 7 day a week basis. We expect to be operational at Exodus commencing in the second quarter of 2000. This will allow us to focus our resources on the execution of our strategy to become a leading Internet portal for the telecommunications market.

     Our principal executive offices are located at 50 Broad Street, New York, New York 10004, and our telephone number is (212) 686-2000. We maintain a Web site at www.callnow.com. Information on our Web site is not intended to be a part of this prospectus.

                                  THE OFFERING




Units offered by us ..................................    4,000,000 units, each unit consisting of one
                                                         share of common stock and one redeemable
                                                         common stock purchase warrant. The warrant
                                                         is exercisable at a price equal to 150% of the
                                                         public offering price of the units per share for
                                                         a period of forty-eight months commencing
                                                         twelve months from the effective date of the
                                                         registration statement of which this
                                                         prospectus forms a part. We may redeem the
                                                         warrants starting eighteen months after such
                                                         effective date at $0.10 per warrant, if the
                                                         average closing sale price for our common
                                                         stock equals or exceeds 200% of the public
                                                         offering price of the units for any twenty
                                                         trading days within a period of thirty
                                                         consecutive trading days ending on the fifth
                                                         trading day prior to the date of the notice of
                                                         redemption. You may trade the common
                                                         stock and warrants separately starting twelve
                                                         months after such effective date, unless we
                                                         agree with the representatives of the
                                                         underwriters that trading may begin sooner.
                                                         See "Description of Securities."

Total shares outstanding after this offering .........   10,314,666 Shares (1)

Redeemable common stock purchase
 warrants outstanding after this offering ............    4,000,000 Warrants (2)

Use of proceeds ......................................   For working capital, including advertising and
                                                         promotion, repayment of convertible
                                                         debentures, repayment of accrued liabilities
                                                         owed to senior management, retroactive
                                                         salary increases and upgrading our computer
                                                         hardware and software. You should read
                                                         "Use of Proceeds" for an expanded
                                                         discussion of our intentions with respect to
                                                         the proceeds of this offering.
Proposed Nasdaq SmallCap Market Unit
 Symbol (3) ..........................................   CALNU

Proposed Nasdaq SmallCap Market Common
 Stock Symbol (3) ....................................   CALN

Proposed Nasdaq SmallCap Market
 Redeemable Common Stock Purchase
 Warrant Symbol (3) ..................................   CALNW


----------
(1)   Based on shares outstanding as of the date of this prospectus. Excludes:


    o 282,825 shares of common stock issuable upon exercise of options at exercise prices ranging from $.01 to $2.75 per share, which options include an anti-dilution provision which will result in the additional issuance of options to purchase 200,000 shares of common stock at the offering price;

    o 2,200,000 shares of common stock reserved for future issuance under a stock option plan, of which options to purchase 1,162,400 shares of common stock at exercise prices of $2.75 per share have been granted;

    o 400,000 shares of common stock issuable upon exercise of the representatives' warrants at an exercise price of 120% of the public offering price of the units per share;

    o 400,000 shares of common stock issuable upon exercise of 400,000 redeemable common stock purchase warrants issuable upon exercise of the representatives' warrants at an assumed exercise price of 150% of the public offering price of the units per share;

    o a maximum of 181,232 shares of common stock issuable upon conversion of $1,276,300 in principal amount of convertible debentures outstanding as of the date of this prospectus at an effective conversion price of $7.06; and

    o 4,000,000 shares of common stock issuable upon exercise of the warrants.

    For a description of the convertible debentures, see "Description of Securities--Convertible Debentures." For information regarding options granted prior to this offering, see "Management--Employment and Consulting Agreements," "Related Party Transactions" and "Notes to Consolidated Financial Statements."

(2) Excludes 400,000 redeemable common stock purchase warrants issuable upon exercise of the representatives' warrants.


(3) We filed an application for our units, shares and warrants to be included for quotation on the Nasdaq SmallCap Market under the symbols "CALNU", "CALN" and "CALNW", respectively. However, we cannot assure you that we will be successful in our efforts to list our units, shares and warrants on the Nasdaq SmallCap Market and may only trade on the OTC Bulletin Board or in the National Quotation Bureau, LLC's Pink Sheets. For discussion of the effects of the failure to have our units, shares or warrants listed on the Nasdaq SmallCap Market, see "Risk Factors--Risks Related To This Offering--Failure To Be Approved For Listing On The Nasdaq SmallCap Market Or The Absence Of An Active Trading Market For The Common Stock And Warrants Could Make It Difficult For Investors To Resell Their Shares And Warrants At Or Above The Public Offering Price" and "--Failure To Satisfy Listing Standards For Nasdaq Could Subject Us To The "Penny Stock" Rules And Severely Limit The Liquidity Of Our Common Stock And Warrants."


                           -------------------------

                            SUMMARY FINANCIAL DATA

     The following tables present summary financial data derived from our financial statements included elsewhere in this prospectus. The statement of operations data for the year ended December 31, 1995 has not been audited by independent auditors, but in the opinion of our management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been included. For additional information, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes thereto.




                                                             YEAR ENDED DECEMBER 31,
                                 -------------------------------------------------------------------------------
                                      1995            1996            1997            1998             1999
                                 -------------   -------------   -------------   -------------   ---------------
                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues ...............    $  453,273      $1,674,955      $5,010,027      $2,295,202      $  1,004,636
Loss from operations .........      (253,087)       (929,640)       (858,771)       (550,942)       (2,499,257)
Interest expense .............            --          (1,154)        (58,568)        (90,436)         (618,791)
Net loss .....................      (253,087)       (930,794)       (917,339)       (641,378)       (3,118,048)
Net loss per share ...........         (0.08)          (0.24)          (0.24)          (0.17)            (0.60)
Common shares ................     3,055,525       3,875,000       3,875,000       3,875,000         5,157,964


                                                  DECEMBER 31, 1999
                                           -------------------------------
                                                ACTUAL        PRO FORMA(1)
                                           ---------------   -------------
BALANCE SHEET DATA:
Cash ...................................    $     80,542      $11,363,942
Current assets .........................         109,598       11,392,998
Current liabilities ....................       2,007,120          181,387
Working capital (deficit) ..............      (1,897,522)      11,211,611
Long-term assets .......................       2,082,507       11,897,511
Total assets ...........................       2,192,105       23,290,509
Long-term liabilities ..................       1,090,867          240,000
Stockholders' equity (deficit) .........        (905,882)      22,869,122

----------
(1) Adjusted for the sale of the units offered hereby and application of the estimated net proceeds therefrom.

                                 RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the following risk factors, in addition to the other information in this prospectus, before purchasing our units. Each of these risk factors could adversely affect our business, operating results and financial condition and the price of our units.


RISKS RELATED TO ESTABLISHMENT OF OUR BUSINESS


OUR REVENUES HAVE FALLEN, WE HAVE NEVER BEEN PROFITABLE AND WE EXPECT OUR LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE

     In the process of implementing our Internet strategy in September 1998, we substantially abandoned our wholesale business which generated approximately $2.5 million in revenue in the preceding fiscal year. As a result, our revenues have fallen from approximately $2.3 million in 1998 to approximately $1.0 million in 1999. While we believe that the Internet strategy we have implemented and plan to finance with the proceeds of this offering will result in a growth in revenues, we have not yet experienced any significant increase.

     We have recorded a substantial net loss for each fiscal period since our inception and expect to continue to incur substantial net losses for the foreseeable future. We incurred net losses of approximately $3.1 million in 1999 and approximately $0.6 million in 1998. Furthermore, if the implementation of our Internet strategy is successful and we achieve the growth we anticipate in our business, we expect our cost of sales and operating expenses to increase significantly, especially in the areas of sales, marketing and brand promotion. We will, therefore, need to generate significant revenues to achieve profitability. For additional information on our revenues and losses, see "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


WE HAVE INCURRED OPERATING LOSSES AND ARE OPERATING WITH A WORKING CAPITAL DEFICIENCY AND THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

     We have incurred substantial losses to date and we are operating with a working capital deficiency. Our independent accountants' report on our financial statements for the years ended December 31, 1999 and 1998 contains an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. We anticipate that operating losses will continue for the foreseeable future. With the proceeds of this offering, we believe that we will be able to meet our obligations for at least the next 12 months. However, after such time, we cannot assure you that we will be able to continue as a going concern. If we are not able to continue as a going concern, you may lose all, or a significant portion of, your investment in us. For a further discussion of our financial condition, see "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Notes to Consolidated Financial Statements."


WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS AND WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING

     We must continue to enhance and expand our services and our Internet infrastructure in order to respond to competitive pressures and to meet our customers' increasing demands for service quality, availability and competitive pricing. We believe that, based upon our present business plan, our existing cash resources, the cash resources provided by the proceeds of this offering, and the expected cash flow from operating activities will be sufficient to meet our currently anticipated working capital and capital expenditure requirements for at least the next 12 months. If our growth exceeds current expectations or we expedite or expand our growth plan, or if our cash flow from operations is insufficient to meet our working capital and capital expenditure requirements, we will need to raise additional capital from equity or debt sources. We cannot assure you that we will be able to raise such capital on favorable terms or at all. If we are able to obtain such capital, as and when necessary, the terms of such financing may contain restrictive covenants that might affect our common stock, such as limitations or prohibitions on payment of dividends or, in the case of a debt financing, reduced earnings due to interest expenses. Any further issuance of equity securities would likely have a dilutive effect on the holders of our units, common stock and warrants.


WE MAY NOT BE ABLE TO SUSTAIN OR SUCCESSFULLY MANAGE OUR GROWTH, AND THERE ARE CONTINUED RISKS ASSOCIATED WITH OUR ABILITY TO MANAGE OUR GROWTH


     Our expansion into new businesses has placed, and may continue to place, a strain on our management, administrative, operational, financial and technical resources and increased demands on our systems and controls. A failure to effectively provide customer and technical support services will adversely affect our ability to maintain our existing customer base and attract new customers. Expected increases in our telecommunications customer base and Internet subscriber base will produce increased demands on our sales, marketing and administrative resources, our engineering and technical resources, and our customer and technical support resources, as well as on our switching and routing capabilities and network infrastructure. As of January 31, 2000, we had 18 employees. We will need to hire additional sales and marketing, technical, administrative and management personnel. In addition, we will need to hire or retrain managerial and support personnel for the new services we intend to offer. Although we have hired additional personnel and upgraded certain of our systems, we cannot assure you that our administrative, operating and financial control systems, infrastructure, personnel and facilities will be adequate to support our future operations or maintain and effectively adapt to future growth.


BECAUSE WE HAVE A LIMITED OPERATING HISTORY, EVALUATING OUR BUSINESS AND DECISIONS RELATING TO US ARE DIFFICULT


     We have a very limited operating history in offering our services through the Internet upon which an investor may evaluate us with respect to our current business and our prospects. Our business model is evolving and an investor must consider the substantial and sometimes unforeseeable expenses frequently encountered by early stage companies, companies that are in the midst of significant business changes and companies that are in new and rapidly evolving markets, such as the retail marketing of telephone services and online commerce. Similarly, our management has only a limited operating history in this rapidly evolving industry on which to base important business decisions. This lack of information will make these management decisions very difficult and the outcome of the decisions uncertain. For a discussion of our operating history, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Our History."


WE MAY NOT BE ABLE TO GROW OUR CUSTOMER BASE AND GENERATE SALES IF WE ARE UNABLE TO POSITION THE CALLNOW.COM BRAND


     We believe that we must position the CallNOW.com name as a leading brand and maintain our reputation as a provider of low-cost telephone services to under-served markets. Promoting and positioning the brand will depend largely on the success of our marketing efforts and our ability to provide access to high quality products and customer service. We cannot assure you that we will be successful in this regard. Building the CallNOW.com brand will require substantial marketing expenditures. Our sales and marketing expenses were approximately $0.4 million in 1998 and $0.7 million in 1999. We cannot assure you that our brand promotion activities will result in increased revenues or that any such revenues will offset our marketing expenditures. For a further discussion on our historical marketing expenditures, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." For a discussion on our future brand promotion activities, see "Business--Business Strategy" and "--Sales and Marketing."

WE MAY NOT BE ABLE TO GROW OUR CUSTOMER BASE AND GENERATE SALES IF WE ARE UNABLE TO BROADEN OUR SERVICES

     Through the date of this prospectus, our consumer service offerings have consisted almost solely of ReturnCall services. With the proceeds of this offering, we plan to offer a limited number of other services to individual consumers and small businesses. For a further discussion of future services we intend to offer, see "Business--Future and Planned Services." In order to grow our customer base and generate sales, we must broaden our offerings to include other telephone services and related services. We cannot assure you that we will be able to do so. We provide actual telephone service through our own switch using our proprietary software. In the future, we may also provide services by others under the CallNOW.com brand or through our affiliate network. Accordingly, we will need to establish relationships with increasing numbers of third parties to provide our customers access to those services through our Web site. Our experience in providing ReturnCall services may not be effective in purchasing and marketing other telephone services. We cannot assure you that we will be able to establish the third-party relationships necessary to broaden our service offerings as we plan. Moreover, the commercial availability of some of the services that we hope to offer is dependent on technological advances. We cannot assure you when or even that such advances will occur, that we will be able to develop profitably a sufficient selection of telephone services or other services or that any of our services will achieve market acceptance.


THE E-COMMERCE INDUSTRY IS RAPIDLY CHANGING AND OUR FAILURE TO ADAPT TO NEW TECHNOLOGIES COULD ADVERSELY AFFECT OUR ABILITY TO ATTRACT CUSTOMERS AND MAKE SALES THROUGH OUR WEB SITE

     The e-commerce industry is characterized by:

      o  rapid technological changes;
      o  frequent emergence of new industry standards and practices; and
      o  continual changes in user and customer requirements and preferences.

     Failure to adapt to the evolving technologies, industry standards and user requirements and preferences on an ongoing basis could have a material adverse effect on our ability to attract customers to, and make sales through, our Web site. We cannot assure you that we will be successful in this regard.


OUR FAILURE TO DEVELOP AND MAINTAIN RELATIONSHIPS WITH MASTER AFFILIATES AND OTHER STRATEGIC WEB SITES COULD ADVERSELY AFFECT OUR ABILITY TO ATTRACT CUSTOMERS

     We believe that in order to attract significant traffic and thereby grow our customer base we will need to establish and maintain relationships with master affiliates, Internet portals (which are Web sites that offer a broad array of resources and services on the Internet to attract traffic to their sites, such as e-mail, discussion forums, search engines and online shopping malls) and other high-traffic Web sites that will carry links to our Web site. We will also need to establish and maintain relationships with content providers that will provide their Web sites with content that appeals to consumers who also have an interest in our services. Competition exists for these types of relationships and we likely will have to pay significant fees to establish and maintain these relationships. We cannot assure you that we will be able to enter into or maintain appropriate relationships on terms favorable to us, or that, even if we do, we will attract significant traffic to grow our customer base or generate sales.


FAILURE TO IMPLEMENT ONGOING IMPROVEMENTS TO OUR WEB SITE WILL IMPAIR OUR ABILITY TO ATTRACT CUSTOMERS

     Our ability to attract consumers and sell them our services over the Internet will depend on our ability to design and maintain a state-of-the-art Web site. We cannot assure you that our Web site will be successful in attracting customers. Our Web site could contain errors that are discovered in the future. We may be required to modify our Web site to correct these errors. We cannot assure you that we will be able to do so or that we will be able to implement the ongoing improvements that we believe are required for the continued success of a Web site. Moreover, we cannot estimate the related costs with any certainty.

RISKS RELATED TO THE TELECOMMUNICATIONS BUSINESS

CHANGES IN THE INTERNATIONAL TELECOMMUNICATIONS INDUSTRY COULD RESULT IN A MATERIAL DECLINE IN THE ATTRACTIVENESS OF OUR SERVICES OR OUR ABILITY TO OFFER THEM


     We have generated, and plan to continue to generate, a substantial majority of our revenues by providing international telecommunications services to our customers on an individual consumer basis. The international nature of our operations will involve risks, such as changes in U.S. and foreign government regulations and telecommunications standards, dependence on foreign firms, tariffs, taxes and other trade barriers, the potential for nationalization and economic downturns and political instability in foreign countries. In addition, our business could be adversely affected by a reversal in the current trend toward deregulation of telecommunications carriers. We will be increasingly subject to these risks to the extent that we proceed with the planned expansion of our international operations.


THE INTERNATIONAL MARKETS IN WHICH WE OPERATE ARE UNCERTAIN AND COULD ADVERSELY AFFECT OUR ABILITY TO OFFER AND SELL OUR SERVICES


     Many of the overseas markets in which we currently market telecommunications services are undergoing dramatic changes as a result of privatization and deregulation. For example, the European Union has mandated competitive markets for the European telecommunications industry and the various European countries are at different stages of opening their telecommunications markets. As a result of privatization and deregulation, a new competitive environment is emerging in which major European telephone companies, media companies and utilities are entering the telecommunications market and forming new alliances which are radically changing the landscape for domestic and international telephone services. Open markets for telecommunications services are expected to evolve in other parts of the world as well. While we are focused on exploiting the imbalances that may be brought about by the often fragmented nature of deregulation, we are entering new and often unknown markets and, therefore, are unable to predict how such deregulating markets will evolve. We cannot assure you that changes in the marketplace and new strategic alliances among companies with greater resources and experience than ours will not adversely affect our ability to continue to offer and sell ReturnCall services and other services we intend to offer or our efforts to increase our overseas telecommunications customer base.

A DETERIORATION IN OUR RELATIONSHIPS WITH CARRIERS AND OTHER THIRD PARTY TELECOMMUNICATIONS COMPANIES COULD RESULT IN OUR INABILITY TO PROVIDE TELEPHONE SERVICES


     We depend on other carriers and third party telecommunications companies, including foreign government-owned telephone authorities, for many of our key functions and services, including local switching of long distance telephone traffic and national and international network connectivity of telephone traffic to and from our switch.


     We do not have our own network, but resell lines on other carriers' networks. We generally do not have long-term contracts with carriers and pricing and access to their lines and networks can change suddenly and frequently. We may be unable to extend or replace our existing contracts with our carriers on terms comparable to our existing agreements. These carriers are not restricted from competing against us. We are currently dependent primarily upon Facilicom International LLC, which is our primary provider of leased network capacity and data communications facilities. Under our contracts, our suppliers provide telephone capacity, usually denominated in numbers of minutes priced on an initial 30 seconds and then subsequent intervals of 6 seconds. The reseller or the carrier may not be able to, or for competitive reasons may refuse to, provide a sufficient amount of minutes of capacity. In such an event, we may be required to route the traffic to another carrier providing service at a less advantageous rate or with lesser quality and our profit margins or network service quality may be reduced. A reduction of our service quality could result in a loss of customers.

     We route approximately 10% of our international telephone calls using the networks of third parties that operate or that may plan to operate in countries in which local laws or regulations limit their ability to provide basic international service in competition with state-owned or state-sanctioned monopoly carriers. We have no control over the manner in which these companies operate in these countries. Future regulatory, judicial, legislative or political considerations may not permit these companies to offer their services to residents of these countries. In addition, foreign telecommunications regulators or third parties may raise issues regarding the compliance of these companies with local laws or regulations. These regulatory, judicial, legislative or political decisions could limit the ability of these companies to route calls to or from our network. If these companies become unable to provide the services which they presently provide to us or may provide in the future due to their inability to obtain or retain the required governmental approvals or for any other reason related to regulatory compliance, we may need to obtain similar services from other carriers for higher prices or we may not be able to provide our services at all.


35 COUNTRIES HAVE NOTIFIED THE FEDERAL COMMUNICATIONS COMMISSION THAT RETURNCALL SERVICES VIOLATE THEIR LOCAL LAWS, AND 67 COUNTRIES FROM WHICH WE DERIVED APPROXIMATELY 21% OF OUR REVENUES IN 1999 HAVE STATED THAT CALL RE-ORIGINATION IS PROHIBITED IN THEIR COUNTRY


     We are authorized by the Federal Communications Commission to offer a ReturnCall service throughout the world, subject to certain conditions. In some countries the use of ReturnCall service is restricted or prohibited. In the U.S., the FCC has determined that ReturnCall service using uncompleted call signaling does not violate U.S. or international law, but has held that U.S. companies providing such services must comply with the laws of the countries in which they operate as a condition of such companies' Section 214 Switched Voice Authorization. By using uncompleted call signaling the customer dials a number to connect to our switch in the U.S., waits a predetermined number of rings, and hangs up without the switch answering. Our switch then returns the call and, upon completion, gives the customer a U.S. dial tone.

     The FCC reserves the right to condition, modify or revoke any Section 214 Authorizations and impose fines for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder, or for violations of the clear and explicit telecommunications laws of other countries that are unable to enforce their laws against U.S. carriers. FCC policy provides that foreign governments that satisfy certain conditions may request FCC assistance in enforcing their laws against U.S. carriers. To date, 67 countries from which we derived approximately 21% of our revenues in 1999, have stated that call re-origination services are prohibited in their country and are listed in the following table:

Algeria
Bahamas*
Bahrain*
Belarus
Bolivia*
Brunei Darussalam
Burkina Faso
Burundi
Cambodia
China*
Colombia*
Cook Islands*
Costa Rica*
Croatia*
Cyprus*
Djibouti
Ecuador*
Egypt*
Eritrea
Fiji
Gambia
Ghana
Greece
Honduras*
Hungary*
India*
Indonesia*
Kazakhstan
Kenya
Republic of Korea
Kuwait*
Kyrgyzstan
Latvia*
Lebanon*
Malaysia*
Mali
Morocco
Netherlands Antilles*
Nicaragua
Niger
Oman*
Pakistan
Panama*
Papua New Guinea
Peru*
Philippines*
Poland
Portugal*
Qatar*
Saudi Arabia*
Seychelles*
South Africa*
South Korea
Spain
Syria*
Tanzania*
Thailand*
Turkey
Uganda
United Arab Emirates*
Uruguay*
Venezuela*
Vietnam
Western Samoa
Yemen
Zambia
Zimbabwe

----------
* Has formally submitted information to the FCC stating that certain ReturnCall services violate its laws.

Except for the Philippines and Saudi Arabia, the FCC has stated that it has not determined whether these submissions by foreign governments to the FCC are sufficient evidence of illegality for purposes of the FCC taking enforcement action against U.S. carriers. To date, the FCC has only ordered carriers to cease providing ReturnCall services to the Philippines and Saudi Arabia.

     Future FCC enforcement action could include an order to cease providing call re-origination services to any country ultimately found to have provided sufficient information to the FCC, the imposition of one or more restrictions on us, monetary fines or, ultimately, the revocation of our Section 214 Switched Voice Authorization. The telecommunications industry in general and our business in particular, depends on the regulation of telecommunications services by the FCC and foreign regulators. We cannot give any assurances that our ReturnCall services, as presently configured, will continue to be regulated throughout the world in the same manner as they are today. The actions of various foreign regulators and the FCC, with respect to call re-origination services, could materially adversely effect our business, financial condition and results of operations.



WE MAY NOT BE ABLE TO OBTAIN TELECOMMUNICATIONS AUTHORIZATIONS ABROAD WHICH COULD PROHIBIT US FROM SERVING CERTAIN MARKETS, SUCH AS AUSTRALIA AND JAPAN


     As we expand our service offerings in foreign markets, we or the carriers we use may need to obtain telecommunications authorizations abroad, including regulatory authority in Australia or a Special Type II Telecommunications License in Japan. Our failure (or the failure of our carriers) to obtain telecommunications authority in these and other jurisdictions could materially adversely affect our business, financial condition, operating results and future prospects.


FAILURE TO QUALIFY TO DO BUSINESS IN FOREIGN COUNTRIES OR TO COMPLY WITH FOREIGN LAWS COULD SUBJECT US TO TAXES AND PENALTIES OR MAY AFFECT OUR ABILITY TO ENFORCE CONTRACTS

     As we expand into additional foreign countries, such countries may assert that we are required to qualify to do business in the particular foreign country, that we are otherwise subject to regulation, or that we are prohibited from conducting our business in that country. Our failure to qualify as a foreign corporation in a jurisdiction in which we are required to do so or to comply with foreign laws and regulations could materially adversely affect our business, financial condition, operating results and future prospects, including by subjecting us to taxes and penalties or may affect our ability to enforce contracts in such jurisdictions.


WE DEPEND ON OUR INDEPENDENT AFFILIATES AND THE FAILURE OF OUR AFFILIATES TO EFFECTIVELY MARKET OUR SERVICES COULD RESULT IN FEWER SALES OF OUR TELECOMMUNICATIONS SERVICES

     We are dependent upon our network of independent affiliates, particularly for the sales of our international long distance telecommunications services in key foreign markets. The risks inherent in our dependence upon our affiliates include:

    o our inability to require each affiliate to devote sufficient efforts to selling our services because each affiliate is an independent contractor as opposed to an employee;
    o we may not be able to attract affiliates that can effectively market our services;
    o our arrangements with the affiliates are non-exclusive and they may also offer the services of our competitors; and
    o we are not able to monitor affiliates' compliance with regulatory or other legal requirements in their respective countries.

The failure of our affiliates to effectively market our services could materially adversely affect our business, financial condition or results of operations.


THE DEVELOPMENT OF INTERNET TELEPHONY MAY MAKE OUR CURRENT SERVICES LESS ATTRACTIVE AND THEREFORE REDUCE OUR SALES

     Many companies are now offering Internet telephony, a service that allows for phone-to-phone, computer-to-computer, and computer-to-phone calling over the Internet, enabling users to benefit from substantially reduced long distance rates. Internet telephony could prove to be a viable alternative to, and to be extremely competitive with, our services. If the Internet telephony market develops or develops more rapidly than we expect, then our future revenues may decrease unless we are able to offer such services from third parties. We cannot assure you that we will be able to do so.


RAPID TECHNOLOGICAL CHANGE AND FREQUENT NEW PRODUCT INTRODUCTIONS IN OUR MARKETS COULD RENDER OUR SERVICES OBSOLETE

     The markets for our services experience rapid technological change, frequent new product introductions and evolving industry standards. In addition to competing services developing through technological change, such as Internet telephony, operation of our Web site and our Internet sales platform can be affected by rapid technological change. For example, during the past several years, operators of Web sites have been forced to use more sophisticated equipment with greater bandwidth and reliability. Rapid technological change and new product introduction could render one or more of our products or services obsolete or place us at a competitive disadvantage. Accordingly, we believe that our success depends upon our ability to anticipate changes in consumer preferences, develop and market services that use new technologies and enhance and expand our existing services to keep pace with competing services. We might not be able to do so.

     Fundamental changes in the technologies for telecommunications, Internet access and content, and Internet telephony services expose us to substantial risks. If there are advancements in the delivery of telephony services, we will need to develop new technology, modify our existing technology to accommodate these developments, or acquire the service capability from others. Our pursuit of these advances may require substantial time and expense. We cannot provide any assurance that we will succeed in adapting our businesses to alternate access devices or other technological developments.


THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES

     The markets in which we operate are extremely competitive and can be significantly influenced by the marketing and pricing decisions of the larger industry participants. There are no substantial barriers to entry in either the Internet, e-commerce or any of the telecommunications markets in which we compete. We expect competition in these markets to intensify in the future.

     Competition for customers in the telecommunication markets in which we compete is primarily on the basis of price and, to a lesser extent, on the basis of the type and quality of service offered. Increased competition could force us to reduce our prices and profit margins.

     Telephone authorities, newly-privatized former government-owned telephone authorities and other home country competitors are positioned to pressure us directly in their home countries by influencing regulatory authorities to outlaw the provision of ReturnCall services or by blocking access to our ReturnCall services or other services we intend to offer. We cannot assure you that such behavior will not cause a material adverse effect on our business, financial condition or results of operations. With the increasing privatization and deregulation of international telecommunications in foreign countries, telephone authorities may increasingly become free to compete more effectively with us at competitive rates. Deregulation in foreign countries also could result in competition from other service providers with large, established customer bases and close ties to governmental authorities in their home countries, and in decreased prices for direct-dial international calls such that customers are no longer willing to use our international ReturnCall services. The ability of a deregulated telephone authority or other home country service provider to compete on the basis of greater size and resources, pricing flexibility and long-standing relationships with customers in its own country could have a material adverse effect on our business, financial condition or results of operations.

     In addition, the FCC recently adopted rules granting greater flexibility for U.S. carriers when they negotiate agreements with foreign telephone authorities for terminating international calls.

Agreements negotiated under the new rules may reduce the costs and price of international direct-dial services and reduce or eliminate the disparity between inbound and outbound rates upon which the profitability of our ReturnCall services depends.


OUR CURRENT FAVORABLE RATES AND TARIFFS ARE DEPENDENT ON OUR ABILITY TO MAINTAIN SUFFICIENT DOMESTIC AND INTERNATIONAL TRAFFIC

     Our current favorable rates and tarriffs from our service providers are dependent on our ability to maintain sufficient domestic and international traffic. In the event that we are unable to maintain the volume of domestic and international long-distance traffic necessary to obtain favorable rates and tariffs, we could face significant pricing pressure and be forced to increase our rates or discontinue service in some of our markets.


FLUCTUATIONS OF CURRENCY EXCHANGE RATES COULD DIMINISH OR ELIMINATE OUR PRICING ADVANTAGE OVER OTHER SERVICE PROVIDERS

     Significant pricing pressure would result if currency exchange rates fluctuate such that local services, denominated in local currency, are less expensive compared to our services which are denominated in U.S. dollars. We are aware that our ability to market our long-distance resale services depends upon the existence of spreads between the rates offered by us and those offered by the international carriers with whom we compete as well as those from whom we obtain service. A decrease in such spreads or price competition in our markets could have a material adverse effect on our business, financial condition or results of operations.


RISKS RELATED TO THE INTERNET AND E-COMMERCE ASPECTS OF OUR BUSINESS


OUR GROWTH IS DEPENDENT UPON THE CONTINUED ACCEPTANCE AND GROWTH OF E-COMMERCE AND IF SUCH GROWTH DOES NOT CONTINUE, OUR SALES MAY SUFFER

     Our ability to generate sales of our services through our Web site depends on continued growth in the use of the Internet and in the acceptance and volume of e-commerce transactions. We cannot assure you that the number of Internet users will continue to grow or that e-commerce will become more widespread or that our sales will grow at a comparable rate. If the development of the Internet as a commercial medium does not continue on its current course, or if alternate systems supplant all or part of the currently anticipated functionality of the Internet and we are not able to react in a cost-effective and timely manner, then such changes could have a material adverse effect on our business, financial condition or results of operations. Although we intend to support emerging standards in the market for e-commerce, we cannot assure you that industry standards will emerge or if they become established, that we will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including:

      o  lack of acceptable security technologies;
      o  lack of access and ease of use;
      o  congestion of traffic;
      o inconsistent quality of service and lack of availability of cost-effective, high-speed service;
      o  potentially inadequate development of the necessary infrastructure;
      o  governmental regulation; and
      o  uncertainty regarding intellectual property ownership.

     The markets for Internet connectivity, telephony and content services and related software products are relatively new and current and future competitors are likely to introduce competing Internet connectivity and/or online services and products. Therefore, it is difficult to predict either the rates at which the markets will grow (if at all) or at which new or increased competition will result in market saturation, or the direction of development of the Internet and online services. If demand for Internet services and e-commerce fails to grow, grows more slowly than anticipated, or becomes saturated with competitors, our business, financial condition or results of operations could be materially adversely affected.


WE MAY LOSE CUSTOMERS AND REVENUE OPPORTUNITIES IF WE ARE NOT ABLE TO MAINTAIN AN EFFECTIVE WEB ADDRESS

     We currently hold the domain name "CallNOW.com" as well as other related names. We may not be able to prevent third parties from acquiring Web addresses that are similar to ours. If that should occur, we could lose customers and revenue opportunities to those third parties.

     Domain names generally are regulated by Internet regulatory bodies and their designees. The regulation of domain names in the U.S. and in foreign countries is subject to change. As a result, we may not acquire or maintain the "CallNOW.com" domain name in all of the countries in which we may conduct business in the future. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is not clear. The loss of our domain name could have a material adverse effect on our business.


FAILURE OR INADEQUATE PERFORMANCE OF OUR TECHNOLOGY SYSTEMS MAY INTERRUPT OUR OPERATIONS AND RESULT IN THE LOSS OF CUSTOMERS AND REVENUE OPPORTUNITIES

     Our ability to grow our customer base and generate sales of our services over the Internet will depend on the efficient and uninterrupted operation of our Web-related technology systems that are required to accommodate a high volume of traffic. We cannot assure you that our Web site infrastructure will be able to accommodate the volume of traffic that could develop or that upgrade requirements will not have an adverse impact on our business. Although we intend to implement security measures, our systems will be vulnerable to physical damage or interruption from human error, natural disasters, telecommunication failures, break-ins, sabotage, attempts by unauthorized computer users, commonly referred to as "hackers", computer viruses, intentional acts of vandalism and similar events. We have redundant systems but have not yet adopted a formal disaster recovery plan. Therefore, any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our Web site could cause us to lose customers and revenue opportunities and could harm our reputation and brand.


SECURITY CONCERNS COULD HINDER E-COMMERCE AND MAY REQUIRE SIGNIFICANT EXPENDITURES WHICH COULD SIGNIFICANTLY INCREASE OUR LOSSES

     Security and authentication concerns with respect to transmission over the Internet of confidential information, such as credit card numbers, and attempts by hackers to penetrate online security systems are significant barriers to e-commerce over the Internet. We cannot assure you that consumers will not limit their use of the Internet to purchase services or products because of security concerns. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the security measures that we use to protect customer transaction data. In addition, we may be required to make significant expenditures to protect against the threat of security breaches or to alleviate problems caused by such breaches.


FAILURE OF INTERNET SERVICE PROVIDERS TO PROVIDE OUR CUSTOMERS WITH ACCESS TO OUR WEB SITE COULD RESULT IN A SIGNIFICANT LOSS OF REVENUE

     We depend on Internet service providers to provide our customers with dial-up service and Internet access to our Web site. Many of these Internet service providers operate outside the U.S.

over older telephone lines and switches. If a significant number of the networks operated by these companies suffer capacity or operational problems or failure, fail to serve new accounts, or are unable to expand to satisfy our customer demand, customers will be unable to access our Web site and our business could be materially adversely affected.


INFORMATION DISPLAYED ON OUR WEB SITE MAY SUBJECT US TO LITIGATION

     We may be subject to claims for defamation, libel, copyright or trademark infringement or for other causes of action relating to information published on our Web site. We could also be subject to claims based upon the content that is accessible from our Web site through links to other Web sites. We do not have insurance to protect against such claims. Defending against any such claims could be costly and divert the attention of management from the operation of our business.


LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO E-COMMERCE AND MAY DECREASE USE OF THE INTERNET

     Our operations are not currently subject to direct regulation by any governmental agency in the U.S. other than the FCC, beyond the regulations applicable to businesses generally.

     A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental agencies may lead to laws or regulations concerning various aspects of the Internet, including:

      o  on-line content;
      o  user privacy;
      o  taxation;
      o  access charges; and
      o  jurisdiction.

The adoption of new laws, or the unfavorable application of existing laws, may decrease the use of the Internet, which would decrease the demand for our services, increase our cost of doing business or otherwise have an adverse effect on our business and growth strategy. In addition, the applicability to the Internet of existing laws is uncertain, including the following:

     Online Content and User Privacy. Although there are very few laws and regulations directly applicable to the protection of consumers in an online environment, it is possible that legislation will be enacted in this area and could cover such topics as permissible online content and user privacy, including the collection, use, retention and transmission of personal information provided by an online user. Furthermore, the growth and demand for e-commerce could result in more stringent consumer protection laws that impose additional compliance burdens on Internet companies. Such consumer protection laws could result in substantial compliance costs and interfere with the conduct and growth of our business.

     Taxation. The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made that could impose taxes on the sale of goods and services and certain other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on e-commerce. This moratorium is expected to end on October 21, 2001. We cannot assure you that future laws imposing taxes or other regulations would not substantially impair the growth of our business and our financial condition.

     Access Charges. The FCC recently characterized dial-up Internet traffic bound for Internet service providers as jurisdictionally mixed but largely interstate in nature. However, the FCC has made it clear that its position does not affect its long-standing rule that Internet and other information services are exempt from interstate access charges, that it does not change the manner in which consumers obtain and pay for access to the Internet nor does it transform the nature of traffic routed through Internet service providers. Certain local telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the FCC to impose access fees on Internet service providers, but not consumers. If these access fees are imposed on the Internet service providers, the cost of communicating on the Internet could increase, which could decrease demand for our services and increase our cost of doing business.

     Jurisdiction. Because our e-commerce services will be available over the Internet in multiple states, and, as a result, we expect to sell to numerous consumers resident in such states, such jurisdictions may claim in the future that we are required to qualify to do business as a foreign corporation or obtain other qualifications there. Our failure in the future to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to so qualify and limit our ability to conduct litigation there. We are currently qualified to do business as a foreign corporation in New York.


OTHER RISKS RELATED TO OUR BUSINESS GENERALLY


THE LOSS OF OUR SENIOR MANAGEMENT WOULD CAUSE US TO EXPERIENCE SIGNIFICANT DIFFICULTIES IN DEVELOPING OUR BUSINESS

     Our success is dependent to a significant extent on the efforts of members of senior management, including Christian Bardenheuer, our Chairman and Chief Executive Officer, Warner Johnson, Jr., our President, and Christopher R. Seelbach, our Chief Operating Officer and Acting Chief Financial Officer. Our ability to retain well-qualified senior management and other key personnel is crucial to our operations. The loss of any member of our senior management could have a material adverse effect upon us. We maintain key-man life insurance on Messrs. Bardenheuer and Johnson in the amount of $250,000 each. We currently do have employment agreements with Messrs. Bardenheuer, Johnson and Seelbach. For a description of the terms of those employment agreements, see "Management--Employment and Consulting Agreements."


IF ANY OF OUR CUSTOMERS ACCOUNTS FOR A HIGH PERCENTAGE OF OUR REVENUE, THE LOSS OF THAT CUSTOMER COULD HARM OUR BUSINESS

     For the year ended December 31, 1999, no customer accounted for more than approximately 14% of our revenue. Historically, New Media Corporation and Phone Systems Network S.A. accounted for aproximately 25% and approximately 17%, respectively, of our revenue in 1998. All of this revenue was derived from wholesale services. As we focus on our new Internet strategy, we expect to do significantly less business with Phone Systems. We have done no business with New Media Corporation since April 1999. However, if the concentration of business of any one customer reoccurs, the loss of that customer could adversely affect our business.


OUR U.S. PATENT APPLICATION HAS BEEN REJECTED UPON THE FIRST EXAMINATION AND FAILURE TO OBTAIN A PATENT MAY ALLOW COMPETITORS TO TAKE ADVANTAGE OF OUR RESEARCH AND DEVELOPMENT EFFORTS TO DEVELOP COMPETING SERVICES

     We intend to rely on a combination of patent and copyright law, trade secret protection, confidentiality and license agreements with our employees, strategic partners and others to protect our rights to our business process and software. We have filed a U.S. patent application and an international (PCT) patent application on our business process and software. In November 1999, the U.S. Patent and Trademark Office initially rejected our U.S. patent application. We have contested the rejection by amending the claims of our application and presenting detailed arguments regarding the patentability of our business process and software. The procedures established by the U.S. Patent Laws and the Code of Federal Regulations require that our application be reconsidered in the light of the amendments and arguments. If we ultimately fail to obtain a U.S. Patent for our business process and software, our business may be adversely affected by being unable to stop competitors in the U.S. from using business processes similar to ours and from developing software similar to ours. Also, a failure to obtain a U.S. patent may have some precedential effect in respect of our patent rights in other countries. We may decide for cost or other reasons not to seek patents in all countries in which we offer our services. Even if we are successful in obtaining patents in the U.S. and other countries where we conduct significant business, there is no assurance that our patents will be valid and enforceable or that our patents will be of sufficiently broad scope to provide a basis for preventing third parties from using competing business processes and/or software similar to ours and thus diverting business from us and causing loss of revenue. Our rights of copyright in our software are secured under the Berne Convention (a treaty) without formalities in most commercially important markets for our services, but those rights may not protect us from development by others of similar software based on reverse engineering. In addition, pursuing persons who might misappropriate our intellectual property could be costly and divert the attention of management from the operation of our business. See "Business--Our Intellectual Property" for a more detailed description of our intellectual property.


FAILURE TO HAVE ADEQUATE PROTECTION FOR OUR TRADE NAME AND SERVICE MARK MAY RESULT IN LOSS OF REVENUES

     We have not yet applied for registration of our service mark in any of the countries where we offer our services. Although we believe that our trade name CALLNOW.COM will be adequately protected in nearly all commercially important countries without registration pursuant to an express provision of the Paris Convention (a treaty), the remedies available to us for misappropriation and use by others of the same or similar name or mark may be diminished by failure to register our service mark. Uses by others of the same or a similar trade name or service mark for similar businesses and/or services may attract customers away from us and result in loss of revenues. Moreover, pursuing persons who might violate our rights in our trade name and service mark could be costly and distract management from attending to the operation of our business.


CLAIMS OF OUR INFRINGEMENT ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS COULD BE COSTLY AND DISRUPTIVE TO OUR BUSINESS OPERATIONS

     Other parties may assert claims against us that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them directly or through the use of software or technology that we license from others. Defending against any such claim could be costly and divert the attention of management from the operation of our business. In addition, the inability to obtain or maintain the use of licenses or other technology could adversely affect our business operations.


WE COULD STILL FACE PROBLEMS RELATED TO THE YEAR 2000 ISSUE WHICH COULD BE DISRUPTIVE TO OUR BUSINESS OPERATIONS

     To date, our customers have not reported any problems with our services nor have we experienced any problems with our suppliers and service providers as a result of the commencement of the year 2000. We have not experienced any impairment in our internal operations with the year 2000 issue. Nervertheless, computer experts have warned that there may still be residual consequences stemming from the change in centuries and, if these consequences become widespread, they could result in a decrease in sales of our services, increased operating expenses and other business interruptions. We have not developed any specific contingency plan for year 2000 issues.

RISKS RELATED TO THIS OFFERING


OUR EXISTING STOCKHOLDERS WILL EXERCISE SIGNIFICANT CONTROL AND COULD MAKE DECISIONS THAT ADVERSELY AFFECT NEW INVESTORS

     We expect that our founders will continue to exercise significant control over our direction and management following the closing of this offering. In addition, our directors and executive officers and their affiliates will, in the aggregate, own approximately 23% of the outstanding shares upon the closing of this offering. As a result of their share ownership, these stockholders will have a significant influence on all matters requiring stockholder approval, including the election of directors. This concentration of ownership could delay or prevent another person from acquiring control or causing a change in control of us, which may affect your ability to resell your shares at a favorable price. For a list of our significant stockholders and their holdings, see "Principal Stockholders."

OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN THE USE OF PROCEEDS OF THIS OFFERING AND IT MAY NOT EFFECTIVELY UTILIZE THOSE FUNDS

     Our management will have broad discretion in how we use the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering. For more information, see "Use of Proceeds."


POTENTIAL ADVERSE EFFECT OF REPRESENTATIVES' WARRANTS

     At the closing of this offering, we will sell to the representatives of the underwriters for nominal consideration warrants to purchase 400,000 units. These warrants will be exercisable for a period of forty-eight months commencing upon twelve months from the effective date of the registration statement of which this prospectus forms a part at an exercise price equal to 120% of the public offering price per unit in this offering. For the term of these warrants, the holders will have, at nominal cost, the opportunity to profit from a rise in the market price of our units, common stock or warrants without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as these warrants remain unexercised, our ability to obtain additional capital might be adversely affected. Moreover, the holders of these warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital through a new offering of our securities on terms more favorable than those provided by the warrants.


CONVERSION OF OUR CONVERTIBLE DEBENTURES WILL RESULT IN SUBSTANTIAL DILUTION

     The Company has $1,276,300 in principal amount of convertible debentures outstanding as of the date of this prospectus. While we expect to repay the debentures from the proceeds of this offering, we are unable to prevent the holders of the debentures from converting prior to repayment. One debenture is convertible at a conversion price equal to 90% of the average of the closing bid prices of our common stock for the five trading days preceding the conversion date, but in no event can the conversion price be less than $7.06 per share. The other debenture is convertible at a conversion price equal to 80% of the average of the closing bid prices of our common stock for the five trading days preceding the conversion date, but in no event can the conversion price be less than $7.06 per share. In the event any portion of either of the debentures is converted at a price lower than the offering price, investors in this offering will experience further dilution.


INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION AND MAY EXPERIENCE FURTHER DILUTION

     The offering price of the units in this offering, assuming you allocate the entire cost of a unit to the common stock, will be substantially higher than the net tangible book value per share of the common stock immediately after this offering. Therefore, assuming a public offering price of $7.00 per unit, and assuming that all of the purchase price of such units is allocated to the common stock contained within the units, if you purchase units in this offering, you will incur immediate and substantial dilution in net tangible book value of $4.78 per share of common stock contained in the units from the price you paid. The exercise prices of all of our outstanding options are below the anticipated public offering price. To the extent these options are exercised or debentures converted, you will experience further dilution. See "Dilution" and "Management" for information regarding outstanding stock options and additional stock options which may be granted.



FAILURE TO BE APPROVED FOR LISTING ON THE NASDAQ SMALLCAP MARKET OR THE ABSENCE OF AN ACTIVE TRADING MARKET FOR THE UNITS, COMMON STOCK AND WARRANTS COULD MAKE IT DIFFICULT FOR INVESTORS TO RESELL THEIR UNITS, SHARES AND WARRANTS AT OR ABOVE THE PUBLIC OFFERING PRICE

     Before the offering, there was a limited trading market for our common stock. Although we have applied to have our units, common stock and warrants approved for quotation on the Nasdaq SmallCap Market, we do not know whether our application for quotation will be approved. If our application is not approved, we will trade only on the OTC Bulletin Board or in the National Quotation Bureau, LLC's Pink Sheets. If our application is approved, we do not know whether a liquid trading market for our units, common stock or warrants will develop. Investors may not be able to resell their units, shares or warrants at or above the public offering price. The public offering price for our units will be determined through negotiations among us and the representatives of the underwriters. The public offering price may be higher than the market price of the units after the offering.



FAILURE TO SATISFY LISTING STANDARDS FOR NASDAQ COULD SUBJECT US TO THE "PENNY STOCK" RULES AND SEVERELY LIMIT THE LIQUIDITY OF OUR UNITS, COMMON STOCK AND WARRANTS


     The trading of our units, common stock and warrants on Nasdaq SmallCap Market will be conditioned upon us meeting net tangible asset, market value and stock price tests set forth by Nasdaq. For initial listing of our units and common stock on Nasdaq SmallCap Market, we are required to have net tangible assets of at least $4,000,000, at least 1.0 million shares owned by stockholders other than our affiliates having a market value of at least $5,000,000, a minimum bid price of $4.00 per share, a minimum of 300 stockholders and three market makers. To maintain eligibility for trading on Nasdaq, we will be required to maintain net tangible assets in excess of $2,000,000, at least 500,000 shares owned by stockholders other than our affiliates having a market value of at least $1,000,000, a minimum bid price of $1.00 per share, a minimum of 300 stockholders and at least two market makers. Upon the receipt of the proceeds from this offering, we believe that we will meet the net tangible assets, market value and minimum bid tests set forth by Nasdaq. If we fail any of the tests, our units, common stock and warrants will not be eligible for trading on Nasdaq. Also, if after the offering we fail any of the tests required to maintain our listing, our units, common stock and warrants may be delisted from trading on Nasdaq. The effects of not being eligible for trading or delisting include the limited release of the market prices of our units, common stock and warrants and limited news coverage of us. Ineligibility or delisting may also restrict investors' interest in our units, common stock and warrants and materially adversely affect the trading market and prices for our units, common stock and warrants and our ability to issue additional securities or to secure additional financing. In addition, low price stocks are subject to the additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if our units, common stock and warrants were not eligible or delisted from trading on Nasdaq and the trading price of our common stock was less than $5.00 per share, our common stock could be subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers' written consent, prior to any transaction. If our common stock is deemed to be a penny stock under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in our common stock, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of our common stock and the ability of purchasers in this offering to sell their securities in the secondary market.



OUR UNIT PRICE, STOCK PRICE AND WARRANT PRICE ARE LIKELY TO BE VOLATILE AND THEY MAY DECLINE WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR OUR STOCKHOLDERS

     The trading price of our units, common stock and warrants is likely to be volatile. The stock market has experienced significant price and volume fluctuations, and the market prices of technology company stocks, particularly those of Internet-related companies, have been highly volatile. Since the completion of the Axicom-American Ostrich transaction, our stock has been quoted at a high bid price of $7.00 per share and a low bid price of $0.03 per share. Our stock price experienced a significant decline when, recently, our stock became ineligible for quotation on the OTC Bulletin Board and became quoted in the National Quotation Bureau, LLC's Pink Sheets. For a discussion of the reasons for this change, see "Business--Our History." As a result, you may not be able to resell your units, shares or warrants at a price equal to or greater than the price of this offering. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the issuing company, resulting in substantial costs and a diversion of management's attention from the operation of its business.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR EXISTING STOCKHOLDERS MAY ADVERSELY AFFECT OUR UNIT PRICE, STOCK PRICE AND WARRANT PRICE

     The market price of our units, stock or warrants could drop due to the sales of a large number of shares of our stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of stock. After this offering, 10,314,666 shares of common stock will be outstanding. Of these shares, 5,758,595 shares, including the 4,000,000 shares sold in this offering, will be freely tradable without restrictions under the Securities Act of 1933, as amended, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. Of the 5,758,595 freely tradable shares, 164,891 shares of outstanding common stock are being registered in the registration statement of which this prospectus is a part, but are subject to an agreement between the holders thereof and the representatives restricting the sale thereof within 90 days from the date of this prospectus without the prior written consent of the representatives. The remaining 4,556,071 shares of common stock are "restricted securities," as that term is defined in Rule 144 under the Securities Act, and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. We have agreed with the representatives of the underwriters to use our best efforts to have all of our officers and directors and holders of all restricted shares of our common stock, holders of all outstanding options and holders of all other convertible securities enter into lock-up agreements pursuant to which they agree not to offer or sell any shares of common stock for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part without the prior written consent of the representatives of the underwriters. Upon expiration of this lock-up period, the shares owned by these persons prior to completion of this offering may be sold into the public market without registration under the Securities Act, provided such sales are in compliance with the volume limitations and other applicable restrictions of Rule 144 under the Securities Act. After the date of this prospectus, we intend to file one or more registration statements under the Securities Act to register all shares of common stock issuable upon the exercise of outstanding stock options or options reserved for issuance under our stock option plan. Those registration statements are expected to become effective immediately upon filing, and subject to the vesting requirements and exercise of the related options and the grant of stock awards (as well as the terms of the lock-up agreements), shares covered by those registration statements will be eligible for sale in the public markets, except for any shares held by our affiliates. During the last twelve months, we sold 691,853 shares of common stock at $2.75 per share. In addition, holders of our convertible debentures have the right to demand registration of the shares of common stock issuable to them upon conversion at any time from the date of this prospectus to June 1, 2000. Also, we have agreed to register 494,672 shares on behalf of existing stockholders within 90 days of the consummation of this offering, but such shares are subject to a lock-up agreement for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part. See "Shares Eligible for Future Sale" for more information.


YOU CANNOT SELL THE SHARES UNDERLYING THE WARRANTS IF WE DO NOT HAVE AN EFFECTIVE REGISTRATION STATEMENT

     You cannot exercise the warrants and sell the underlying shares unless we keep a prospectus effective and the shares underlying the warrants are qualified or exempt in the states in which exercising warrant holders reside. We have registered these shares and have qualified them in the states where we plan to sell the units unless the state does not require qualification. We have also filed an undertaking with the SEC to maintain a current prospectus relating to these shares until the expiration of the warrants. However, we cannot assure that we will be able to satisfy this undertaking. The warrants may be deprived of any value if we fail to do so. The common stock and warrants are detachable and separately transferable twelve months after the effective date of the registration statement of which this prospectus forms a part unless we agree with the representatives of the underwriters that trading may begin sooner. Purchasers may buy warrants in the aftermarket or may move to jurisdictions in which the shares underlying the warrants are not so registered or qualified during the period that the warrants are exercisable. In that event, we would be unable to issue shares to those persons desiring to exercise their warrants, and warrant holders would have no choice but to offer to sell the warrants in a jurisdiction where a sale is permitted or allow them to expire unexercised.

YOU COULD LOSE YOUR RIGHT TO EXERCISE YOUR WARRANTS IF WE EXERCISE OUR RIGHT TO REDEEM THE WARRANTS

     Under some circumstances, we may redeem all of the warrants at nominal cost. If you are a warrant holder and we call for redemption, to the extent we redeem your warrants, you will lose your right to purchase shares pursuant to your warrants. Furthermore, the threat of redemption could force you to:

    o exercise your warrants at a time when it may be disadvantageous for you to do so;

    o sell your warrants at the then current market price when you might otherwise wish to hold them; or

    o accept the redemption price which will be substantially less than the market value of your warrants at the time of redemption.

See "Description of Securities--Warrants" for the conditions under which we may redeem the warrants. We will not call the warrants for redemption if a current prospectus is not available for the exercise of the warrants.


                          FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements based largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described above under the caption "Risk Factors." In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of our units and warrants sold in this offering are estimated to be $24,360,000, assuming an offering price of $7.00 per unit ($28,014,000 if the underwriters' over-allotment option is exercised in full). We plan to use the net proceeds as follows:


 o approximately $9.0 million for advertising and promotion, including $3.7 million for portal contracts which will provide advertising of our services on a variety of Web sites for an extended period;


 o  approximately $1.0 million to upgrade our computer hardware and software;


 o  approximately $1.3 million to repay convertible debentures;


 o  approximately $1.0 million for trade payables;


 o  approximately $1.0 million for the hiring of additional personnel;


 o $200,000 will be paid to Smart Software, a company controlled by our Chief Technical Officer, for the completion of documentation of the software we acquired from Smart Software in July 1999;



 o $192,500 will be paid to Gorada Service Company, Inc. in repayment of a loan to us (note provides for principal of $175,000 to be repaid plus $17,500, irrespective of the date the loan is repaid; assuming the loan is repaid on April 1, 2000, the effective interest rate on an annualized basis would be approximately 70%).



 o approximately $65,000 will be paid to each of Messrs. Bardenheuer and Johnson as a one-time salary payment upon consummation of this offering;


 o $55,000 will be paid to Mr. Seelbach in payment of a finder's fee in connection with a prior transaction and accrued unpaid consulting fees and salary;


 o approximately $38,300 will be paid to each of Messrs. Bardenheuer and Johnson for accrued and unpaid salary;



 o $110,000 will be paid to Mr. Bardenheuer in repayment of a loan to us, (note provides for principal of $100,000 to be repaid plus $10,000, irrespective of the date the loan is repaid; assuming the loan is repaid on April 1, 2000, the effective interest rate on an annualized basis would be approximately 46%);


 o $55,000 will be paid to a shareholder that is affiliated with one of our directors in repayment of a loan to us (note provides for principal of $50,000 to be repaid plus $5,000, irrespective of the date the loan is repaid; assuming the loan is repaid on April 1, 2000, the effective interest rate on an annualized basis would be approximately 57%); and



 o  the remaining approximately $10.3 million for working capital.


Pending such uses, the net proceeds will be invested in short-term, interest bearing securities. See "Risk Factors--Risks Related To This Offering--Our Management Will Have Broad Discretion In The Use Of Proceeds And It May Not Effectively Utilize Those Funds," "Management--Employment and Consulting Agreements," "Management--Executive Compensation" and "Related Party Transactions" for more information concerning our use of the proceeds of this offering.

                        PRICE RANGE OF OUR COMMON STOCK


     Although our common stock is traded in the National Quotation Bureau, LLC's Pink Sheets under the symbol "CALN", such trading has been limited and sporadic. The following tables show the high and low ask prices per share of our common stock and the high and low bid prices per share of our common stock, as reported in the National Quotation Bureau, LLC's Pink Sheets (and prior to August 2, 1999, on the OTC Bulletin Board) for the periods indicated:


                                 ASK PRICES(1)




                                         HIGH           LOW
                                     ------------   -----------
Fiscal Year 1998
  First Quarter ..................    $ 0.375       $   0.375
  Second Quarter .................      0.50            0.375
  Third Quarter ..................      0.50            0.50
  Fourth Quarter .................      0.50            0.50
Fiscal Year 1999
  First Quarter ..................    $ 0.50        $   0.50

                                  BID PRICES





                                                                    HIGH           LOW
                                                                ------------   -----------
       Fiscal Year 1999(2)
          Second Quarter ....................................    $ 7.00         $  0.03
          Third Quarter .....................................      2.75            1.15
          Fourth Quarter ....................................      3.00            1.75
       Fiscal Year 2000 .....................................
          First Quarter (through February 28, 2000) .........    $ 3.375        $  2.00


----------
(1) The ask price does not reflect a price that a buyer is willing to pay for a share of our common stock.

(2) Prior to April 6, 1999, the high and low ask prices per share reflect only the operations of American Ostrich Corporation before the acquisition of Axicom. Also, in April 1999, American Ostrich Corporation effected a reverse stock split of 32,000 to 1 and the prices commencing in the Second Quarter of 1999 reflect such split.



     On February 28, 2000, the last reported bid price of our common stock in the National Quotations Bureau LLC's Pink Sheets was $3.00. As of February 28, 2000, there were approximately 220 stockholders of record of our common stock.

                                DIVIDEND POLICY


     We have not declared or paid any cash dividends on our common stock, and we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. We intend to retain any future earnings for use in the operation of our business.


                                CAPITALIZATION


     The following table sets forth the current portion of long-term debt and other short-term debt obligations and our capitalization (1) as of December 31, 1999, and (2) pro forma, adjusted to reflect the sale of the units hereby and the application of the estimated net proceeds as described in "Use of Proceeds." This table should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.




                                                                              DECEMBER 31, 1999
                                                                        ------------------------------
                                                                            ACTUAL        PRO FORMA
                                                                        -------------- ---------------
Total current debt obligations (1) ....................................  $     19,069   $     19,069
                                                                         ============   ============
Other long-term liabilities (1) .......................................  $  1,090,867   $    240,000
                                                                         ------------   ------------
Stockholders' equity:
 Common stock, $.001 par value; 50,000,000 shares authorized; 6,314,666 shares issued and outstanding; 10,314,666 shares issued and
   outstanding, pro forma (2) .........................................         6,315         10,315
 Additional paid-in capital ...........................................     4,974,759     28,745,763
 Retained earnings (accumulated deficit) ..............................    (5,886,956)    (5,886,956)
                                                                         ------------   ------------
   Total stockholders' equity (deficit) ...............................      (905,882)    22,869,122
                                                                         ------------   ------------
   Total capitalization ...............................................  $    184,985   $ 23,109,122
                                                                         ============   ============

----------
(1) See Notes 4 and 5 of Notes to Financial Statements for a description of our debt obligations.

(2) Based on shares outstanding as of the date of this prospectus. Excludes:

    o 282,825 shares of common stock issuable upon exercise of options at exercise prices ranging from $.01 to $2.75 per share, which options include an anti-dilution provision which will result in the additional issuance of options to purchase 200,000 shares of common stock at the offering price;

    o 2,200,000 shares of common stock reserved for future issuance under a stock option plan, of which options to purchase 1,162,400 shares of common stock at exercise prices of $2.75 per share have been granted;

    o 400,000 shares of common stock issuable upon exercise of the representatives' warrants at an exercise price of 120% of the public offering price of the units per share;

    o 400,000 shares of common stock issuable upon exercise of 400,000 redeemable common stock purchase warrants issuable upon exercise of the representatives' warrants at an assumed exercise price of 150% of the public offering price of the units per share;

    o a maximum of 181,232 shares of common stock issuable upon conversion of $1,276,300 in principal amount of convertible debentures outstanding as of the date of this prospectus at an effective conversion price of $7.06; and

    o  4,000,000 shares of common stock issuable upon exercise of the warrants.


    For a description of the convertible debentures, see "Description of Securities--Convertible Debentures." For information regarding options granted prior to this offering, see "Management--Employment and Consulting Agreements," "Related Party Transactions" and "Notes to Consolidated Financial Statements."

                                   DILUTION


     Our net tangible book value (deficit) at December 31, 1999 was $(1,533,639), or $(.24) per share. "Net tangible book value per share" represents our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of the units and warrants offered hereby at an assumed offering price of $7.00 per unit, and application of net proceeds therefrom, and assuming that all of the offering price of such units is allocated to the common stock contained within the units, our pro forma net tangible book value at December 31, 1999 would have been approximately $22,869,122, or $2.22 per share. This represents an immediate increase in net tangible book value per share of $2.46 to existing stockholders and an immediate dilution of $4.69 per share to the investors purchasing our units at the assumed public offering price. The following table illustrates this dilution in net tangible book value to new investors:


Assumed public offering price per unit ..............................                  $  7.00
Net tangible book value (deficit) per share before offering .........     $ (0.24)
Increase per share attributable to new investors ....................        2.46
                                                                          -------
Pro forma net tangible book value per share after offering ..........                     2.22
                                                                                       -------
Dilution to new investors ...........................................                  $  4.78
                                                                                       =======

     The following table sets forth the number of shares of common stock purchased from us, the effective cash contribution made and the average price per share paid by existing stockholders and by purchasers of the common stock contained within the units offered hereby (assuming a public offering price of $7.00 per unit and assuming that all of the offering price of such units is allocated to the common stock contained within the units ):



                                      SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                  ------------------------   -------------------------    PRICE PER
                                     NUMBER       PERCENT        AMOUNT       PERCENT       SHARE
                                  ------------   ---------   -------------   ---------   ----------
Existing Stockholders .........    6,314,666        61.2%    $ 3,845,863        12.1%      $ 0.61
New Investors .................    4,000,000        38.8%     28,000,000        87.9%      $ 7.00
                                   ---------       -----     -----------       -----
 Total ........................   10,314,666       100.0%    $31,845,863       100.0%
                                  ==========       =====     ===========       =====

The foregoing excludes:

 o 282,825 shares of common stock issuable upon exercise of options at exercise prices ranging from $.01 to $2.75 per share, which options include an anti-dilution provision which will result in the additional issuance of options to purchase 200,000 shares of common stock at the offering price;

 o 2,200,000 shares of common stock reserved for future issuance under a stock option plan, of which options to purchase 1,162,400 shares of common stock at exercise prices of $2.75 per share have been granted;

 o 400,000 shares of common stock issuable upon exercise of the representatives' warrants at an exercise price of 120% of the public offering price of the units per share; and

 o 400,000 shares of common stock issuable upon exercise of 400,000 redeemable common stock purchase warrants issuable upon exercise of the representatives' warrants at an assumed exercise price of 150% of the public offering price of the units per share;

 o a maximum of 181,232 shares of common stock issuable upon conversion of $1,276,300 in principal amount of convertible debentures outstanding as of the date of this prospectus at an effective conversion price of $7.06; and

 o 4,000,000 shares of common stock issuable upon exercise of the warrants.


For a description of the convertible debentures, see "Description of Securities--Convertible Debentures." For information regarding options granted prior to this offering, see "Management--Employment and Consulting Agreements," "Related Party Transactions" and "Notes to Consolidated Financial Statements."

                            SELECTED FINANCIAL DATA


     The following selected financial data as of and for the four-year period ended December 31, 1999 is derived from our audited financial statements. The selected financial data for the year ended December 31, 1995 is derived from our unaudited financial statements. In the opinion of our management, our unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of our consolidated financial condition and result of operations as of and for the periods presented. For additional information, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes contained elsewhere in this prospectus.




                                                                          YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------------------------------------------
                                                 1995             1996             1997              1998              1999
                                            --------------   -------------   ---------------   ---------------   ---------------
                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
 Net sales ..............................    $    453,273     $1,674,955      $  5,010,027      $  2,295,202      $  1,004,636
 Cost of sales ..........................         395,121      1,276,934         4,293,524         1,681,978           662,160
                                             ------------     ----------      ------------      ------------      ------------
 Gross profit ...........................          58,152        398,021           716,503           613,224           342,476
                                             ------------     ----------      ------------      ------------      ------------
 Operating expenses:
   Administrative .......................         230,097        654,009           570,500           518,546         1,104,074
   Sales and marketing ..................          77,688        475,432           807,989           438,430           739,695
   Technical ............................              --        178,652           143,134           101,330           294,863
   Stock-based compensation .............              --             --                --                --           480,610
   Depreciation and
    amortization ........................           3,454         19,568            53,651           105,860           222,491
                                             ------------     ----------      ------------      ------------      ------------
   Total operating expenses .............         311,239      1,327,661         1,575,274         1,164,166         2,841,733
                                             ------------     ----------      ------------      ------------      ------------
 Loss from operations ...................        (253,087)      (929,640)         (858,771)         (550,942)       (2,499,257)
 Interest expense .......................              --         (1,154)          (58,568)          (90,436)         (618,791)
                                             ------------     ----------      ------------      ------------      ------------
 Net loss ...............................    $   (253,087)    $ (930,794)     $   (917,339)     $   (641,378)     $ (3,118,048)
                                             ============     ==========      ============      ============      ============
 Net loss per share .....................    $      (0.08)    $    (0.24)     $      (0.24)     $      (0.17)     $      (0.60)
                                             ============     ==========      ============      ============      ============
Common shares ...........................       3,055,525      3,875,000         3,875,000         3,875,000         5,157,964
                                             ============     ==========      ============      ============      ============

                                                                                 DECEMBER 31,
                                            ------------------------------------------------------------------------------------
                                                     1995           1996              1997              1998              1999
                                            -------------     ----------      ------------      ------------      ------------
                                               (UNAUDITED)
BALANCE SHEET DATA:
 Cash ...................................    $     47,849     $   71,260      $    107,832      $      7,565            80,542
 Current assets .........................         259,591        358,843           375,106           130,265           109,598
 Current liabilities ....................         200,281        806,912         1,825,485         1,250,301         2,007,120
 Working capital (deficit) ..............          59,310       (448,069)       (1,450,379)       (1,120,036)       (1,897,522)
 Long-term assets .......................          40,296        294,714           311,539           549,088         2,082,507
 Total assets ...........................         299,887        653,557           686,645           679,353         2,192,105
 Long-term liabilities ..................              --        227,433           147,756         1,357,026         1,090,867
 Stockholders' equity (deficit) .........          99,606       (380,788)       (1,286,596)       (1,927,974)         (905,882)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Except as otherwise noted or unless the context otherwise requires:

     o all information in this prospectus assumes no exercise of the underwriters' over-allotment option; and

     o all references to "we" or "us" refer to CallNOW.com, Inc. and its wholly-owned subsidiary, AXICOM Communications Group, Inc.

     The following discussion should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenue and net income, projections concerning operations, and available cash flow. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."


OVERVIEW

     We began operations in 1995 as AXICOM Communications Group, Inc., an international telephone service company. In mid-1997, we recognized the opportunity of offering multiple telephone services using the Internet and changed our strategy. We decreased the number of retail customers that we acquired and billed through independent agents and reduced our wholesale business which had accounted for approximately half our revenues, but which was not profitable. We implemented our new Internet strategy in September 1998. In April 1999, all of the common stock of Axicom was acquired by the American Ostrich Corporation, a non-reporting company that was publicly traded on the OTC Bulletin Board under the symbol "AOC". As a result of this transaction, Axicom stockholders became the majority stockholders of American Ostrich Corporation, and American Ostrich Corporation reincorporated in Delaware and changed its name to CallNOW.com, Inc.

     As of the date of this prospectus, CallNOW.com is a Web-based provider of telecommunications services in approximately 200 countries. We believe that our technology provides us the ability to deliver competitively priced dial tone to Web-based customers in virtually all the countries of the world in a cost-effective manner. In addition, we have a free global online telephone directory, which currently generates over 1.6 million page impressions and over 400,000 user sessions per month.

     Revenue is generated primarily from international and national ReturnCall services and is based on the minutes of customer use billed by us on completed calls. Our ReturnCall revenue represents the majority of our revenue. Our ReturnCall customer base of individuals and small businesses is diversified geographically with about 59% of our customers located in Europe, 16% in North America, 13% in Latin America and 12% in the rest of the world.

     In 1999, approximately 75% of our revenue was collected through automatic charges to pre-approved customer credit cards. This is increasing as more of our customers sign up through our Web site. All Web-based customers are credit card customers.

     We have recruited approximately 1,500 affiliates. Our affiliate program includes many telecommunication related Web sites, international and national search engines and general e-commerce sites. Under the terms of their agreements, affiliates are responsible for marketing our services on their Web sites and are compensated on a commission basis. We also have agents, though we expect that the use of agents will be phased out over a period of time in favor of affiliates.

     Cost of revenue consists primarily of costs paid to carriers for the origination and transmission of voice and data telecommunications services. Currently, our telecommunications revenue is derived from services that are accessed through the facilities of long distance carriers. Accordingly, the vast majority of our cost of telecommunications services is variable, based on the number of minutes of use, with transmission costs being our most significant expense.


     Sales and marketing expense represents commissions paid for sales by affiliates and agents. In addition, we include in sales and marketing expense the costs of bad debts, recruiting affiliates, advertising, and promotion of the CallNOW.com brand.


     Administrative expense primarily represents the cost of customer service, executive and employee compensation, overall administrative costs, professional fees, and other operating and corporate overhead.


     Technical costs include the costs associated with the operation and maintenance of our switch, and costs related to the technical development of our Web site and our global telephone directory Web site.


     Depreciation expense includes depreciation of switching and network equipment, software, computers, furniture, and fixtures. We provide for depreciation using the straight line method of depreciation over the estimated useful lives of the assets, which range from three to ten years.


     Interest and debt discount expense includes interest expense on indebtedness and non-cash financing expenses.


RESULTS OF OPERATIONS


     The following tables present operating expenses as a percentage of revenues:




                                                          YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------
                                                1998           %            1999            %
                                           -------------   --------   ---------------   ---------
Net sales ..............................    $2,295,202        100%     $  1,004,636         100%
Cost of sales ..........................     1,681,978         73%          662,160          66%
                                            ----------        ---      ------------         ---
Gross profit ...........................       613,224         27%          342,476          34%
Operating expenses:
 Administrative ........................       518,546         23%        1,104,074         110%
 Sales and marketing ...................       438,430         19%          739,695          74%
 Technical .............................       101,330          4%          294,863          29%
 Stock-based finders' fees .............            --         --           480,610          48%
 Depreciation and amortization .........       105,860          5%          222,491          22%
                                            ----------        ---      ------------         ---
   Total operating expenses ............     1,164,166         51%        2,841,733         283%
                                            ----------        ---      ------------         ---
Loss from operations ...................      (550,942)       -24%       (2,499,257)       -249%
Interest expense .......................       (90,436)        -4%         (618,791)        -62%
                                            ----------        ----     ------------        ----
Net loss ...............................    $ (641,378)       -28%     $ (3,118,048)       -311%
                                            ==========        ===      ============        ====

                                                      YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------------
                                             1997           %           1998           %
                                        -------------   --------   -------------   --------
Net sales ...........................    $5,010,027        100%     $2,295,202        100%
Cost of sales .......................     4,293,524         86%      1,681,978         73%
                                         ----------        ---      ----------        ---
Gross profit ........................       716,503         14%        613,224         27%
Operating expenses:
 Administrative .....................       570,500         11%        518,546         23%
 Sales and marketing ................       807,989         16%        438,430         19%
 Technical ..........................       143,134          3%        101,330          4%
 Stock-based finders' fees ..........            --         --              --         --
 Depreciation and
   amortization .....................        53,651          1%        105,860          5%
                                         ----------        ---      ----------        ---
   Total operating expenses .........     1,575,274         31%      1,164,166         51%
                                         ----------        ---      ----------        ---
Loss from operations ................      (858,771)       -17%       (550,942)       -24%
Interest expense ....................       (58,568)        -1%        (90,436)        -4%
                                         ----------        ----     ----------        ----
Net loss ............................    $ (917,339)       -18%     $ (641,378)       -28%
                                         ==========        ===      ==========        ===

     Fiscal Year ended December 31, 1999 Compared to Fiscal Year ended December 31, 1998

     Revenue decreased $1,290,566, from $2,295,202 for the fiscal year ended December 31, 1998 to $1,004,636 for the fiscal year ended December 31, 1999. The decrease in revenue resulted from a shift in focus to selling our services through the Internet and a corresponding de-emphasis of direct wholesale sales and agent based retail sales. We ceased marketing of wholesale contracts and phased out retail customers who did not pay directly by credit cards. Our revenue from agent based retail customers declined from approximately $1,268,000 in 1998 to approximately $324,000 in 1999 and our revenue from wholesale sales declined from approximately $988,000 in 1998 to approximately $164,000 in 1999. Our Internet based business increased from approximately $38,000 in 1998 to approximately $516,000 in 1999. As a result, retail revenue decreased as a percentage of total revenue from 55% in 1998 to 32% in 1999, wholesale revenue decreased as a percentage of total revenue from 43% in 1998 to 16% in 1999, and Internet revenue increased as a percentage of total revenue from 2% in 1998 to 51% in 1999.

     Cost of revenue decreased $1,019,818, from $1,681,978 for the fiscal year ended December 31, 1998 to $662,160 for fiscal year ended December 31, 1999 primarily as a result of lower revenue. As a percentage of revenue, these costs decreased from approximately 73% in 1998 to approximately 66% in 1999. The decrease in cost as a percentage of revenue in 1999 is primarily a result of a one time settlement with a carrier for approximately $97,000. This decrease was partially offset by approximately $40,000 in start up costs associated with the Internet business. If both one time charges had not occurred, costs of revenue as a percentage of revenue would have been approximately 72%.

     Administrative expenses increased $585,528, from $518,546 for the fiscal year ended December 31, 1998 to $1,104,074 for the fiscal year ended December 31, 1999. The increase in expenses in 1999 was due primarily to an increase in use of outside consulting and professional services of approximately $300,000, a reserve for litigation expense of $100,000, an increase in business insurance of approximately $65,000, an increase in personnel costs of approximately $55,000, and an increase in occupancy costs of approximately $50,000. As a result of these increased administrative expenses, their proportion as a percentage of total revenue increased from 23% in 1998 to 110% in 1999.

     Sales and marketing expense increased $301,265, from $438,430 for the fiscal year ended December 31, 1998 to $739,695 for the fiscal year ended December 31, 1999. The increase was attributable to an increase in payroll expenses of approximately $250,000, a decrease in commissions of approximately $60,000, an increase in promotional costs attributable to our agreement with Lycos- Bertelsmann of approximately $60,000 and an increase of approximately $53,000 in bad debt. As a result of the increases in sales and marketing expense and a decrease in revenues, sales and marketing expense as a percentage of total revenue rose from 19% in 1998 to 74% in 1999.

     Technical expenses increased $193,533, from $101,330 for the fiscal year ended December 31, 1998 to $294,863 for the fiscal year ended December 31, 1999. The increase was attributable to an increase in salary expense of approximately $145,000, and an increase in cost of approximately $40,000 to maintain the Telephone Directory Web site which was acquired in 1999. These increases, plus the decrease in revenues, increased technical expenses as a percentage of total revenue from 4% in 1998 to 29% in 1999.

     We issued warrants to purchase 485,465 shares of our common stock in 1999 as finders' fees in connection with the business combination with American Ostrich Corporation. We took a charge of $480,610 representing the difference between the fair market value of our stock at the time of the transaction ($1 per share) and the $.01 exercise price of the warrants.

     Depreciation and amortization expense increased $116,631, from $105,860 for the fiscal year ended December 31, 1998 to $222,491 for the fiscal year ended December 31, 1999. These costs increased primarily as a result of higher amortization costs for our proprietary software.

     Interest expense increased approximately $528,355, from $90,436 for the fiscal year ended December 31, 1998 to $618,791 for the fiscal year ended December 31, 1999. This increase is the result of the accounting treatment of debentures issued with beneficial conversion features which enabled the holders to convert at a discount to market price of our common stock. The convertible debentures issued in March 1999 resulted in an additional interest charge of $128,000. The convertible debentures issued in June 1999 resulted in an additional interest charge of $392,750. We had a reduction in interest cost related to long term debt and trade debt of approximately $27,000.

     Our total net loss was $641,378 for the fiscal year ended December 31, 1998 compared to a net loss of $3,118,048 for the fiscal year ended December 31, 1999. We had a loss per share of $0.17 for the fiscal year ended December 31, 1998 compared to loss per share of $.60 for the fiscal year ended December 31, 1999.

     Fiscal Year Ended December 31, 1998 Compared to Fiscal Year Ended December 31, 1997

     Revenue decreased $2,714,825, from $5,010,027 for the fiscal year ended December 31, 1997 to $2,295,202 for the fiscal year ended December 31, 1998. This decrease in net revenue resulted from a shift in focus to our Internet strategy and a corresponding de-emphasis of wholesale and some retail business. In order to reposition ourselves as an e-commerce company, we ceased marketing of wholesale contracts and phased out retail customers who did not pay by credit cards; consequently, our revenue from retail also declined. As a result of this change, retail revenue ($1,268,460) increased as a percentage of total revenue from 41% in 1997 to 55% in 1998 while wholesale traffic revenue ($988,433) decreased from 59% in 1997 to 43% in 1998. Approximately 2% of our revenue in 1998 was generated from our Internet traffic ($38,309).

     Our cost of revenue decreased $2,611,546, from $4,293,524 for the fiscal year ended December 31, 1997 to $1,681,978 for the fiscal year ended December 31, 1998. As a percentage of revenue, these costs decreased from approximately 86% for 1997 to approximately 73% for 1998. The decrease in costs as a percentage of revenue is attributable to the change in revenue mix from lower margin wholesale sales to higher margin retail sales.

     Administrative expense declined $51,954, from $570,500 for the fiscal year ended December 31, 1997 to $518,546 for the fiscal year ended December 31, 1998. The decrease was primarily due to the successful settlement of a dispute with a trade vendor resulting in a $40,016 reversal of a current payable from our balance sheet. Other costs remained relatively constant. The increase in administrative expense as a percent of total revenue from 11% in 1997 to 23% in 1998 was due to the decrease in revenue from 1997 to 1998.

     Sales and marketing expense decreased $369,559, from $807,989 for the fiscal year ended December 31, 1997 to $438,430 for the fiscal year ended December 31, 1998. This decrease was attributable to a reduction of commission expenses, from $300,327 in 1997 to $148,961 in 1998, as a consequence of our lower revenue, and a significant reduction in bad debt expense from $197,109 in 1997 to $23,723 in 1998. As a result, and despite the significant decline in revenue from 1997, the increase in sales and marketing expense as a percent of total revenue increased to only 19% in 1998 from approximately 16% in 1997.

     Our technical expenses decreased $41,804, from $143,134 for the fiscal year ended December 31, 1997 to $101,330 for the fiscal year ended December 31, 1998. The lower costs in 1998 were primarily due to a reduction in personnel because of the decline in revenues in 1998.

     Depreciation and amortization expense increased $52,209, from $53,651 for the fiscal year ended December 31, 1997 to $105,860 for the fiscal year ended December 31, 1998. The increase is the result of significant investment during 1998, principally to acquire our Internet software.

     Interest expense increased $31,868, from $58,568 for the fiscal year ended December 31, 1997 to $90,436 for the fiscal year ended December 31, 1998. The increase was the result of financing costs arising from increasing balances payable to trade creditors.

     Our net loss was $917,339 for the fiscal year ended December 31, 1997 compared to a net loss of $641,378 for the fiscal year ended December 31, 1998. The reduction in loss was a result of a decline in low margin wholesale business, higher gross profit margins because of a higher mix of retail business, a decrease in sales commissions, a decrease in bad debt expenses and the favorable outcome of a disputed vendor billing.


LIQUIDITY AND CAPITAL RESOURCES

     Our capital resources have been used to fund operating losses, debt service and capital expenditures associated with development of our customer base and the establishment and upgrade of our network infrastructure. We have historically satisfied our capital requirements principally through extended trade agreements with carriers and other suppliers. At December 31, 1999, we had a working capital deficit of $1,897,522. We anticipate that the funds from this offering will be sufficient to eliminate our working capital deficit and satisfy our working capital needs at least for the next 12 months.

     During the twelve-month period ended December 31, 1999, we effected a number of revisions to our capital structure. Such revisions included raising a total of $979,000 in capital through the issuance of convertible debentures and the subsequent conversion of all of those debentures into 972,247 shares of our common stock. We also negotiated agreements with trade creditors that converted approximately $1,279,300 of trade debt into 5% convertible debentures with three-year maturities. In addition, during July 1999, we completed a private placement of 545,454 shares of our common stock, raising an aggregate of $1,500,000 and providing additional liquidity. In September 1999, we issued an aggregate of 146,399 shares of our common stock in private placements for a total of approximately $402,600. We also have an outstanding loan in the original aggregate principal amount of $100,000 of which approximately $7,600 is outstanding as of January 31, 2000. This loan bears interest at a rate of 12% and matures in March 2000. Also, we have a $100,000 loan from our Chief Executive Officer which is repayable in the amount of $110,000 upon the consummation of this offering with the proceeds of this offering. In addition, ROPART Investments LLC, a stockholder that is affiliated with one of our directors, loaned us $50,000 in January 2000. The loan is repayable in the amount of $55,000 upon the consummation of this offering with the proceeds of this offering. Gorada Service Company, Inc. loaned us $175,000 in February 2000 and such loan is repayable in the amount of $192,500 upon the consummation of the offering with the proceeds of this offering. The Gorada loan is secured by the pledge of 100,000 shares of our common stock held by each of our Chief Executive Officer and President. See "Use of Proceeds."

     To promote our Internet strategy, we currently anticipate aggregate expenditures of approximately $9.0 million for advertising and promotion, including $3.7 million for portal contracts which will provide advertising of our services on a variety of Web sites for an extended period. We believe that cash on hand, together with cash flow from our operating activities and cash available from this offering, will be sufficient to fund our existing operations at least for the next 12 months. We


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

believe that our business will require substantially less capital beyond the next 12 months. However, if our growth exceeds current expectations or we expedite or expand our growth plan, or if our cash flow from operations is insufficient to meet our working capital and capital expenditure requirements, we will need to raise additional capital from equity or debt sources. There can be no assurance that we will be able to raise additional capital on acceptable terms or at all. If we are unable to obtain such additional capital, we may have to curtail our expansion of operations, growth and other strategic initiatives, which could adversely affect our business, financial condition or results of operations and our ability to compete. For a description of the risks related to financing our growth, see "Risk Factors--Risks Related To Establishment Of Our Business--We Cannot Predict Our Future Capital Needs And We May Not Be Able To Secure Additional Financing."


EFFECTS OF INFLATION


     We do not believe that inflation has had a significant effect on our operations to date.


SEASONALITY


     Our business exhibits a degree of seasonality. Historically, our revenue (as well as sales in the telecommunications industry in general) has decreased slightly in July, August and December, which we attribute to vacations and holidays in our European and Latin American markets and in the U.S.


ACCOUNTING PRONOUNCEMENTS


     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on when costs incurred for internal-use software should be capitalized. SOP 98-1 is effective for financial statements with fiscal years beginning after December 15, 1998, although earlier application is encouraged. We elected to adopt the guidance in this pronouncement effective for the year December 31, 1998. In accordance with the guidance provided by SOP 98-1, we capitalized internal and external costs to develop or obtain internal use software during the application development stage. The costs of upgrades and enhancements to internal-use software is also capitalized when it is probable that such expenditures will result in additional functionality. Costs incurred during the preliminary project stage are expensed as incurred, as are training and maintenance costs.


     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements with fiscal years beginning after December 15, 1998, although earlier application is encouraged. The adoption of SOP 98-5 is not expected to have a material adverse effect on us.


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

                                   BUSINESS


OUR HISTORY

     We were incorporated in August 1994, and began operations in 1995 as AXICOM Communications Group, Inc. In April 1999, all of the common stock of Axicom was acquired by the American Ostrich Corporation, a non-reporting company that was publicly traded on the OTC Bulletin Board under the symbol "AOC". As a result of this transaction, Axicom stockholders became the majority stockholders of American Ostrich Corporation, and American Ostrich Corporation reincorporated in Delaware and changed its name to CallNOW.com, Inc.

     In mid-1997, we recognized the opportunity of offering multiple telephone services using the Internet and changed our strategy. We decreased the number of customers that we acquire and bill through independent agents and abandoned our "wholesale" business which had accounted for approximately half our revenues, but which was not profitable. We implemented our new Internet strategy in September 1998.

     We were required to file current financial information with the Securities and Exchange Commission by August 1, 1999 in order to allow our common stock to continue to be quoted on the OTC Bulletin Board. We did not make the required filings by such date. As a result, market makers are not permitted to quote us on the OTC Bulletin Board until our financial information has been filed and the SEC has completed its review. Starting August 2, 1999, quotations in the shares of our common stock can only be made in the National Quotation Bureau, LLC's Pink Sheets until we are able to complete our required filing. We filed an application for our units, shares and warrants to be included for quotation on the Nasdaq National Market System under the symbols "CALNU", "CALN" and "CALNW", respectively. However, we cannot assure you that we will be successful in our efforts to list our units, shares and warrants on the Nasdaq National Market System and may only trade on the Nasdaq SmallCap Market System, the OTC Bulletin Board or in the National Quotation Bureau, LLC's Pink Sheets.


OUR BUSINESS

     We offer our customers a variety of telecommunications services through our e-commerce Web site (www.callnow.com) and any touch tone telephone. Our services are provided globally and currently consist of international long distance, national long distance, and a free global online telephone directory, which currently generates over 1.6 million page impressions (page views) and over 400,000 user sessions (unique visitors) per month. Our customers currently consist primarily of individuals and small businesses, 80% of whom are located outside of the U.S.

     Our Web site is a communications portal with a look and feel that is tailored to local markets, currently with a choice of four languages in approximately 200 countries. Our Web site is driven by our software that enables our customers in real time to:

     o  Survey global telephone rates;

     o Sign up online for international and national long distance telephone service;

     o  Have their credit cards automatically validated and pre-authorized;

     o  Activate their accounts;

     o Review the details of each of their calls from the date of inception of their account;

     o Review current account information, including cumulative amounts, through the last call made; and

     o  Review monthly invoices.

     We offer international and national long distance telephone service through call re-origination or "call-back" service, which we refer to on our Web site as "ReturnCall." Our customer typically dials a


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

unique U.S. telephone number to our switch, allows the telephone to ring once, hangs up and then receives a return call from our switch providing U.S. dial-tone. Alternatively, a customer connected to the Internet can initiate a ReturnCall through our switch to any telephone providing them with U.S. dial-tone. We refer to this service on our Web site as "Internet Trigger." Generally, ReturnCall offers our customers significant savings on international and national long distance calls. Approximately 67 countries have stated that call re-origination services are prohibited in their country, 35 of which have formally submitted information to the FCC stating that certain ReturnCall services violate their laws. Except for the Philippines and Saudi Arabia, the FCC has stated that it has not determined whether these submissions by foreign governments to the FCC are sufficient evidence of illegality for purposes of the FCC taking enforcement action against U.S. carriers. To date, the FCC has only ordered carriers to cease providing ReturnCall services to the Philippines and Saudi Arabia. For a more detailed discussion and potential impact on our business, see "Risk Factors--Risks Related To The Telecommunications Business--35 Countries Have Notified The Federal Communications Commission That ReturnCall Services Violate Their Local Laws, And 67 Countries Have Stated That Call Re-origination Is Prohibited In Their Country."


THE INTERNATIONAL TELECOMMUNICATIONS INDUSTRY

     Historically, telephone service within individual countries has been monopolized by large, typically government-owned telephone authorities. As a result, international callers have had little choice but to use the services provided, and pay the prices charged, by national telephone authorities. Deregulation on a regional basis, together with decreases in the cost of providing services and the introduction of more sophisticated enhanced services, has made it possible for new entrants to compete with the telephone authorities in providing alternative telecommunications services. The resulting decrease in non-regulated rates has produced a resale market for long distance telecommunications services permitting companies to obtain favorable volume-based rates from third-party providers and to resell services at competitive rates to other providers and users. These and other factors have contributed to an increase in telecommunications usage and the growth of enhanced telecommunications services in these markets. The combination of a continually expanding global telecommunications market, demand for lower prices and improved quality, and ongoing deregulation has created competitive opportunities for new telecommunications companies in many countries.

     The international long distance industry, which involves the transmission of voice and data from the domestic telephone network of one country to another, is undergoing a period of fundamental change that has resulted, and is expected to continue to result, in significant growth in usage of international telecommunications services. According to TeleGeography, an independent research and publishing company, in 1997, the international long distance industry accounted for $66 billion in revenues and 82 billion minutes of use. That is an increase from $27 billion in revenues and 22 billion minutes of use in 1988. TeleGeography has estimated that, by the year 2001 this market will have expanded to $80 billion in revenues and 159 billion minutes of use. TeleGeography's estimate is based on a faster traffic growth rate than experienced in the last five years, assuming a faster network growth rate and faster rates of price cutting, plus a significant component of new demand created by international traffic generated from mobile phones.

     We believe that growth of traffic originated in markets outside the United States will continue to be higher than growth in traffic originated within the United States due to recent deregulation in many foreign markets and increasing access to competitive telecommunications facilities in emerging markets.

     The competition spurred by privatization and deregulation has resulted in a wider choice of products and services and lower prices. In recent years, prices for long distance services have decreased substantially and are expected to continue to decrease in most of the markets in which we currently compete. We believe that the lower price environment and resulting revenue losses from increased competition have been more than offset by cost decreases and the increase in telecommunications usage. For example, based on the FCC data for the period 1989 through 1996, per


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

minute settlement payments by U.S.-based carriers to foreign telephone authorities fell 38.6%, from $0.70 per minute to $0.43 per minute. Over this same period, however, per minute international billed revenue fell only 27.5%, from $1.02 in 1989 to $0.74 in 1996. We believe that, as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenue and gross profit per minute. For a discussion of the risk related to competition in our industry, see "Risk Factors--Risks Related To The Telecommunications Business--The Markets In Which We Operate Are Highly Competitive And We May Be Unable To Compete Successfully Against New Entrants And Established Companies With Greater Resources."


     We believe that the international telecommunications market will continue to experience strong growth for the foreseeable future as a result of the following developments and trends:


       Global economic development and increased access to telecommunications services. The dramatic increase in the number of telephone lines around the world, stimulated by economic growth and development, government initiatives and technological advancements, is expected to lead to increased demand for international telecommunications services in those markets.


       Liberalization of telecommunications markets. The continuing liberalization and privatization of telecommunications markets has provided, and continues to provide, opportunities for new carriers who desire to penetrate those markets, thereby increasing competition and resulting in a further decrease in prices for international long distance services in many of the markets in which we currently compete.


       Reduced rates stimulating higher traffic volumes. The reduction of outbound international long distance rates resulting from increased competition and technological advancements has made, and continues to make, international calling available to a much larger customer base thereby stimulating increased traffic volumes.


       Increased capacity and quality. The increased availability of additional higher-quality digital fiber optic cable has enabled international long distance carriers to provide more services at a higher quality while reducing costs.


       Bandwidth needs. The demand for bandwidth-intensive data transmission services, including Internet-based demand, has increased rapidly and is expected to continue to increase in the future.


       Internet telephony. Technology trends over the past decade have removed the distinction between voice and data segments. In order to satisfy the high demand for low-cost communication, software and hardware developers began to develop technologies capable of allowing the Internet to be utilized for voice communications. This is called Internet telephony. We are evaluating Internet telephony for our customer base and intend to integrate it into our services as appropriate.


       Popularity and acceptance of technology. The proliferation of communications devices, including cellular telephones and facsimile machines, as well as the increased level of Internet usage, has led to a general increase in the use of telecommunications services and stimulated demand for faster transmission of data. The following chart from IDC, as printed in TeleGeography 1998, shows the expected number of Internet users in four geographical regions through the year 2002:

                            Regional Internet Growth
                           Internet Users (millions)

[GRAPHIC OMITTED]

                                             1997       2002
                                            ------     -----

Japan........................................ 4.9       22.1
Asia-Pacific................................. 3.8       36.8
Western Europe...............................16.8       82.0
United States................................38.7      135.8



BUSINESS STRATEGY

     Our goal is to establish ourselves as a leading Web portal providing access to international and national telecommunications services. We plan to:

     Establish www.CallNOW.com as a Leading Telecommunications "Portal" on the Internet. We believe that there is currently no global e-commerce brand for telecommunications. A large portion of the proceeds of this offering will be used to establish ourselves as a leading portal for telecommunications -- a one-stop shop on the Web where Internet users can sign up for international long distance, national long distance, calling cards, cellular rentals and other services. We believe that our traditional business, ReturnCall, makes us ideally suited to quickly service multiple markets because ReturnCall utilizes touch tone telephone technology which is available in the markets we serve. We plan to introduce country specific services in the approximately 200 countries that we serve to reinforce our image as a local-based company. We will spend a portion of the proceeds of this offering on country-specific branding of the site. We are targeting countries with a large amount of international and national long distance traffic and which also account for the deepest non-U.S. Internet penetration.


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

     Focus on International Opportunities. We anticipate that approximately 80% of our customers will continue to reside outside the U.S. In addition, we expect that the majority of our new Web-based customers will be individuals and small-sized companies with monthly international long distance bills between $50 and $5,000. Because of the relatively small account size, these individuals and corporations are generally not the primary targets of national carriers or large resellers.

     Leverage Multiple Distribution Channels. In order to reach the broadest potential group of customers rapidly, we are executing a broadly based affiliate program. This program will create local brand recognition through the promotion by the affiliates targeted to their local subscribers and expand the reach of our marketing efforts while offering other global e-commerce organizations the opportunity of selling our telecommunications services in local markets. We expect that this program will be particularly important in geographic territories and market segments where populations of potential customers are too diffuse to support traditional forms of advertising.

     Create a "Sticky" Web Site for Cross Selling Products/Services and Generating Incremental Advertising Revenues. Due to the nature of the services available through our Web site, we believe customers will have reason to visit our Web site frequently. This will provide us with the opportunity of cross selling other products and services and enable us to sell targeted advertising which will reach customers while they navigate our site. We expect advertising to be approximately 10% of our revenue.

     Expand Our Technology to New Applications. In order to expand our services and the number of customers we serve, we are extending our technology to new applications. For example, our Internet Trigger currently allows customers the ability to originate a traditional telephone call from our Web site. Customers are prompted to input their telephone number, the number they wish to call, click on "submit," and our technology completes the call. In other application examples, our 2speak.com technology will enable Internet users to talk to e-commerce merchants as well as to each other. These applications allow customers who want to speak to customer service agents to be automatically connected via a 2speak.com call and allow two people in a chat session who want to speak to each other on a traditional telephone to be connected through a 2speak.com call. We anticipate that the completion of these two new applications will cost approximately $100,000 and that these applications will be in commercial use in the third quarter of 2000.

     Develop Additional Services. We plan to expand the services we offer our customers through our Web site to provide additional telecommunications services. For example, in the next six to 18 months, we plan to offer direct dial service in Europe, Japan and Australia for national and international long distance through one or a number of networks. We intend to include Internet fax within 90 days and paging within one year. As Internet telephony improves and achieves greater acceptance, we may offer it through our site. We are also developing Internet telephone services aimed at international corporate customers.

     Additionally, in the next three months, we plan to expand the global online telephone directory services we currently offer to include more countries and features, including language options. In the next six months, we will provide customers who locate a number on the directory with the ability to find out the cost to place a call to the number and, if desired, to place the call immediately.

     Utilize Strategic Acquisitions to Augment Portal Strategy. We intend to use strategic acquisitions to augment our internally developed services in order to achieve our goal of becoming a leading telecommunications "portal" on the Internet. For example, in May 1999, we acquired the assets of Telephone Directories on the Web (www.teldir.com), an online assembly of international, national, regional, and local telephone directories.


OUR TELECOMMUNICATIONS SERVICES

     International Long Distance. We are a reseller of traditional and enhanced telephone services routed through our own switch and licensed by the FCC. We target a market consisting of customers who are primarily located outside the United States. Our target market consists of individuals and smaller businesses who historically have been considered by the international long distance carriers and the large resellers to be too small a segment to cater to cost-effectively, or whose access to low-cost services is restricted by monopolistic national telephone companies. We are able to benefit from the relatively low cost of international telephone service in the United States and further from a differential in rates created by the present over-capacity of high speed voice and data lines and networks around the world. Long distance carriers who own the networks have long sold hundreds of millions of telephone "minutes" annually to resellers. We purchase large blocks of the minutes, directly or indirectly, from the carriers at prices discounted from U.S. rates and we are able to pass along a significant portion of those discounts to our customers.

     National Long Distance. In our markets, particularly Western Europe, our customers are able to use ReturnCall to make calls within their country. Following the experience in the U.S., many countries around the world are starting to deregulate their long distance markets. We have identified these countries and their key telecommunications providers. We are approaching these providers to negotiate reseller agreements that will enable us to provide direct dial service for national long distance locally through our Web site.

     Free Global Online Telephone Directory. Last year we acquired the assets of Telephone Directories on the Web, an online assembly of international, national, regional and local telephone directories, and provide it as a free service on our Web site. Currently, we are generating over 1.6 million page impressions and 400,000 user sessions per month. We believe that Telephone Directories on the Web will draw many potential subscribers to our Web site. Currently, Telephone Directories on the Web is ranked first under www.directhit.com's search results for telephone directories on the Internet and is in the top three of the search results on www.google.com's listing of telephone directories as well. As a future service, we intend to offer potential customers the opportunity to complete a call to any number they have located. If potential customers attempt calls, we will then follow up with an e-mail message encouraging them to sign up for our services.


OUR SOURCES OF REVENUE

     Traditional Phone Calls. We expect that ReturnCall or direct dial service for international and national long distance services will continue to provide us with a substantial proportion of our revenues. Because we transmit customer traffic through our proprietary software, we know the wholesale cost that we pay and can control the retail prices we charge, subject to the competitive pressures of the marketplace. In the international long distance business, we have experienced a growth in retail gross margins which can be attributed to wholesale prices declining faster than retail rates in markets where we provide services. We provide our services over the Internet only to customers with major international credit cards. Charges are pre-authorized based upon each customers requested monthly limit which significantly reduces our exposure to fraud.

     Other Telecommunications Services. We intend to offer other telecommunications services on our Web site, including calling cards, paging, Internet fax and an online directory for renting cellular phones. We intend to negotiate wholesale, reseller or override agreements with various companies offering these services. In addition, we plan on adding services to our global online telephone directory, including the ability to dial any telephone number accessed through the directory immediately.

     Advertising. We expect to generate revenue through a variety of different advertising and promotional opportunities. We intend to offer prospective advertisers the opportunity to place customized ads on our Web site through branding entire sections on our Web site, rotating and permanent placement of buttons, logos and Web site links, integrated gateway ads and multimedia banner ads. The data generated from customers' invoices and other sources will enable us to sell targeted advertising space at a higher cost per thousand hits because of the detailed information we have about our customers. We will also sell traditional Web-based advertising through banners and advertising displays on our Web site to companies seeking to reach customers meeting the profile of our subscribers.


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

KEY FEATURES OF OUR SERVICE

     Prior to implementing our Internet strategy, we sold our services largely through local agents. These agents were primarily individuals and small businesses which signed up customers for our services, and in many cases, maintained accounts and collected bills. This system had many inefficiencies and risks, including lack of a universal brand identity, high agent commissions, lagging cash flows and the risks of collecting from the agents.

     By selling our services through the Internet, we bill our customers directly against credit cards, thus avoiding lagging cash flow and collection risks. We are able to establish universal brand identity and are able to operate at a much lower cost while reaching a significantly wider universe of potential customers. Traffic is driven to our Web site by our affiliates and we typically pay them a commission based on referrals -after we have been paid by our customer.

     Most importantly, however, the Internet platform and our proprietary software enable us to offer an array of fully-automated, real-time features that include:

     Ability to Survey Country Specific Rates. When potential customers enter our Web site, a pull-down screen is presented which prompts them to input the country from which they are calling. Our rate calculator then determines the per minute rate for a call to any country selected.

     Immediate Account Sign Up, Credit Card Validation and Account
Information. Upon entering our site, a customer may submit a completed application for our service with credit card information to our corporate database server. The server creates an account for the customer after identity, password, payment method and credit limit are checked and validated during the registration process. The customer is then assigned an access number which identifies the customer and which can be used immediately to initiate calls. Our communications switch routes all details of the call to our platform. All this information is stored in our corporate database.

     Immediate Call Information. A customer can review a report of a call immediately upon termination of the call. This report includes the detail of the date and time, country and number called, length and cost of the call. Our communications switch tracks all details of the call and provides the information to the billing platform. All this information is stored in real time in our corporate database. Customers can also review details of each of their calls from the date of inception of their account. To the best of our knowledge, customers' ability to access interim account information is not widely available outside the U.S.

     Monthly Invoicing. At the end of each billing period, an invoice and the related call detail information is automatically generated and e-mailed to customers after their credit cards have been charged and, based upon the credit limit, pre-approved for the next billing period. We believe that our Web-based software enables customers to administer their telecommunications needs with an ease and functionality that is innovative and user-friendly, particularly compared to alternatives in overseas markets.

     Automated Credit Card Billing and Pre-approval. Our software also automatically validates and bills customers' credit cards every four weeks. The bill is itemized and upon billing, the account is automatically pre-approved for the next billing cycle.

     While we are aware of several companies that offer customers the ability to sign up for services online, their customers must still typically submit a completed application form online or fax the printed form, and then wait to be contacted by an operator to set up the account (which could take a few days). More importantly, we are not aware of any other telecommunications company currently providing the combination of services we provide in real-time on the Internet on a global basis.

     We believe our automated method of signing up, provisioning, activating and providing account information with a cost effective customer acquisition and administration system in real time on a 24 hour, 7 day per week basis can be adapted to other online or e-commerce businesses. Accordingly, we believe that with adaptation of the application specific codes, our proprietary software has the potential to be used by and licensed to companies in other industries.

FUTURE AND PLANNED SERVICES

     We plan to introduce several new services in the future. These services include:

     Direct Dial Service. In the next six to 18 months, we intend to offer direct dial service from Australia, Austria, Denmark, Finland, France, Germany, Italy, Japan, Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. Users of direct dial service do not hang up and wait for a return telephone call. Instead, they dial a PIC code or local number (similar to 10-10-321 in the U.S.) prior to completing the call. Subscribers will sign up for this service on our Web site in the same manner as our ReturnCall service. We intend to expand the countries from which a caller can use direct dial service as markets in other countries further deregulate and this service becomes available in those countries.

     Calling Cards. We have contracted with Interconnect, a U.S.-based calling and debit card reseller for AT&T, to provide discounted AT&T calling card services to our customers. We will sell co-branded AT&T/CallNOW.com calling cards with access from approximately 165 countries. These services will be provisioned in the same manner as our international and national long distance service.

     Fax Service Over The Internet. Through a contract with Equinox International, LLC, a U.S. telecommunications wholesale provider, customers will be able to send and receive faxes delivered through the Internet. We expect to begin offering this service in the second quarter of 2000.

     Telephone Directory Button. We offer a free global online telephone directory. Once customers find their desired telephone number in our directory, a pop-up form will appear asking them if they want to be connected to this telephone number. By entering their own telephone number in the pop-up form, the connection will occur automatically without having to dial the telephone number.

     CallNOW.com Members' Services Customized Web Page. We plan to provide each customer with a customized Web page which, in addition to call monitoring and billing information, will contain the following services:

     International and National Long Distance Account. Each customer will be assigned an account number for our national and international long distance service.

     Virtual Calling Card. Through a contract with Equinox International, LLC, a U.S. telecommunications wholesale provider, customers will be given a pre-selected CallNOW.com online calling card displaying their name on their personalized site. By clicking on various icons next to the card, customers will be able to see a list of toll free access numbers, request a hard copy of the card, or review their calling card charges. We expect to begin offering this service in the second quarter of 2000.

     Virtual Phone Book. Customers will be able to store their frequently called numbers under this service. Customers will be able to click on a CallNOW.com button to initiate a call to one of their frequently called numbers.

     Virtual Conference Calls. Customers will be able to select from their virtual phone book or enter numbers manually on a field that will automatically set up conference calls at a time specified by them. At the designated time, all parties will be called and customers will be able to verify that connections have been made to the desired telephone numbers by looking at their computer screens.

     Free e-mail Account. A free e-mail account will be set up for every customer with an address, such as yourname@callnow.com.

     Customer Account Information. Access to a customer's invoice and call detail report will be provided under this service.

     Other Services. We believe that we have the ability to use our existing technology to enhance international customer service offered by potential sponsors and our affiliates. We are exploring opportunities to provide such a service.


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

SALES AND MARKETING

     CallNOW.com Branding Strategy

     To support our affiliate network and to promote CallNOW.com as a leading portal for telecommunications, we plan to initiate an advertising campaign in countries with a large amount of international and national long distance traffic and which also account for the deepest non-U.S. Internet penetration. This campaign will seek to establish CallNOW.com as the site to go to for a single source solution for telecommunications needs. We plan to utilize multiple advertising media, such as print, television, radio and Web-based advertising in order to build our brand, increase traffic and raise our profile among potential advertisers. Our advertising will be country specific.

     Our advertising program will highlight the advantages of our services in their targeted markets as well as emphasize CallNOW.com as the online resource for finding telephone numbers. In markets in which telecommunications have just recently been deregulated, we will educate customers about new services available to them. In addition, this branding will assist local and regional affiliates who promote our services.

     Affiliate Strategy

     We believe that establishing affiliate relationships with other parties in the Internet and telecommunications industries is an effective means of generating sales of our services on a global basis. We currently have over 1,500 affiliates. We believe that these affiliates are key to creating brand recognition in many disparate markets that we would have difficulty accessing purely by traditional advertising alone. The sponsorship of our service by affiliates gives a local-based flavor to our services which is important in establishing ourselves in many markets around the world. We have recently retained two consultants, Regrafco, S.A. and EuroSwiss Syndicators, Ltd., to assist us in identifying affiliates in Latin America and Europe, respectively, as part of our business development activities. We have various types of affiliates, such as:

     Premier search engines and portals--Last year we entered into agreements with each of the European and Japanese joint ventures of Lycos to be a premier telecom partner in those geographical areas. They will periodically place banners, promotional buttons, text links and other hyperlinks from their home pages and Web guides to our Web site resulting in having our name and services prominently displayed and offered in some of the most high-traffic sites on the Internet. Additionally, a similar presence will periodically be provided on search results pages. Also, during any keyword search relating to our industry or services, our name and services should appear in prominent positions. These agreements expire in the first half of 2001, unless terminated earlier by mutual consent or after one year upon 90 days' prior written notice or upon other conditions. We are obligated to make minimum guaranteed payments in an aggregate amount of $460,000 to these Lycos joint ventures in the next 18 months. In addition, we are obligated to pay these Lycos joint ventures a commission, based on recurring monthly revenue derived from each customer they deliver to us, which is offset against the guaranteed payments. However, as of the date of this prospectus, the links which would direct users of Lycos Japan to our Web site are still being developed. Thus, the implementation of our contract with Lycos Japan has not yet occurred, and no assurance can be made when, if ever, such contract will be implemented. These transactions are not exclusive for either party and we are actively seeking similar agreements with other prominent search engines.

     On August 26, 1999, we entered into a two year agreement with Orientation Global Network, Inc, which operates Orientation.com, a growing network of regional Internet portals. Orientation will receive a commission on recurring revenue for customers that Orientation provides to us.

     National and local search engines--In most countries outside the U.S., e-commerce is still in a development stage and local sites are looking for ways to generate revenue and traffic. Currently, we have agreements with a few overseas search engines who are promoting our services on their home pages.

     Master affiliates--Master affiliates are Internet businesses which provide a number of telecommunications (and other) services to a large number of retail sub-affiliates. In August 1999, we signed agreements with a telecommunications association representing 10,000 Web-based affiliates and with another group that has over 20,000 telecom related Web sites. In November 1999, we contracted with Be Free, Inc., a provider of services that enables its customers to generate, place and manage hyperlink promotions for their products and services, to manage the administration of our affiliate programs. We are constantly in discussions with other parties who may want to become Master affiliates who we believe offer us the possibility of greatly expanding our number of customers. However, no assurance can be given that any of our discussions will actually result in signed agreements.

     Telecom related sites--Some traditional resellers of telecom services have developed static Web sites to promote their business. These resellers are eager to turn their Web sites into interactive sites allowing customers to sign up 24 hours per day, anywhere in the world. We are focused on this opportunity because the existing customer base for these sites is looking specifically for telecom services.

     E-commerce sites--We have been contacted by travel sites, hotel search engines and e-commerce retailers that wish to market our services as an added feature for their customers. We intend to pursue these opportunities with the proceeds from this offering.

     For the majority of our affiliates, we provide a standard, co-branded site that is designed to yield an immediate sign up for our international and national long distance services by their customers. These sites include:

    o  a rate calculator, with a currency converter;

    o  an online sign up application;

    o  a service description;

    o  a link to customer service; and

    o  four language capability.

     Affiliates are attracted by the recurring revenue stream and the ability to provide more services to their customers who visit their sites and will then want to return to their sites. Our affiliate agreements are structured on a revenue sharing basis. We offer our affiliates a percentage of sales revenues generated by the affiliates' customers. Affiliates generally introduce and market our services to their customers via strategic placement of a permanent click-through CallNOW.com icon on their Web sites. In addition to revenue from sales, we gain a valuable list of customers with e-mail and regular addresses, telephone numbers and other demographic information about them.


OUR INTELLECTUAL PROPERTY

     Our Internet strategy, based upon our Web platform and our enhanced services, is enabled and driven by software, the principal components of which are proprietary to us. The proprietary software was custom designed to our specifications. We filed a U.S. patent application for our proprietary software on August 28, 1998, and an international patent application under the Patent Cooperation Treaty on August 27, 1999. In November 1999, the U.S. Patent and Trademark office initially rejected our application on the ground that the invention set forth in the claims is obvious from the prior art and, therefore, not patentable. We have contested the rejection by amending the claims of our application and presenting detailed arguments regarding the patentability of our business process and software. The procedures established by the U.S. Patent Laws and the Code of Federal Regulations require that our application be reconsidered in the light of the amendments and arguments. Our international patent application, which designates all treaty jurisdictions (about 100 countries), gives us the right to file Patent Cooperation Treaty national stage applications at any time prior to February 28, 2001, in all treaty jurisdictions in which we elect to seek patents for our proprietary software.

     We are continuously developing refinements and new features to our software. Our proprietary software enables us to offer to our customers the combination of services and features that we currently provide. We believe the technology resident in our software and switches should allow us to differentiate our service offerings and provide us with a competitive advantage in the marketplace. However, we cannot assure you that others will not be able to develop software solutions or methods to deliver services and combinations of services similar to ours without infringing on our intellectual property rights. For a description of the risks related to our intellectual property, see "Risk Factors--Other Risks Related To Our Business Generally--Failure To Protect Our Intellectual Property Could Adversely Affect Our Brand And Our Business."


COMPETITION

     Most of our competition in the international telecommunications market is from traditional communications common carriers and telephone authorities (first tier), other carriers and resellers (second and third tier), all of whom are using the conventional Public Switched Telephone Network. Additionally, in the last ten years, alternative carriers have emerged who operate globally using ReturnCall technology and, more recently, voice over Internet protocol ("IP") technology. Other potential competitors include cable television companies, wireless telephone companies, large end users who have private networks and electric and other utilities with rights of way such as railways and microwave carriers.

     The first tier carriers are companies such as AT&T, MCI-Worldcom, British Telecom and other PTTs, international and local. Without exception, these companies are very large, have vast financial resources, and service most of the current end users today. These companies have multi-billion dollar investments in, and control most of, the existing infrastructure.

     Some of the alternative carriers and resellers who have emerged include RSL, Viatel, Espirit Telecom, Ursus and IDT. These companies serve retail markets in direct competition with us. For example, Ursus has recently announced an Internet approach to selling and administering some of their services in a manner that may be similar to ours. We are also aware of other resellers (for example, Talk.com, formerly TelSav) that have a similar approach to ours in the U.S. domestic market. We expect to see other competitors emerge. These carriers serve the small to mid-sized business markets using various technologies, including their own fiber networks and resale of others' capacity, through direct dial service in deregulating markets, by ReturnCall and, more recently, by IP telephony.

     Competition for customers in the telecommunications industry is primarily based on price and, to a lesser extent, on services and on the type and quality of services offered. In most markets in which we compete, and in particular, those markets that have been deregulated, prices to the end-user customer have been decreasing and are expected to continue to decrease. Thus, we have experienced declining revenue per billable minute in all of our markets, in part as a result of increased worldwide competition within the telecommunications industry. We have no control over the prices set by our competitors, and some of our competitors may be able to use their financial resources to cause severe price competition in the countries in which we operate. Any such price competition would have a material adverse effect on our business, financial condition and results of operations.

     Our services are currently marketed to individuals and small businesses and thus, we generally do not compete with large-carrier alliances who generally target larger corporate customers. In addition, many smaller carriers have emerged, most of which specialize in offering national and international telephone services utilizing dial up access methods. Although many of these represent potential resale providers for us, others may choose to go directly to end-users and compete with us.

     We should not be confused with a new class of service provider using the Internet rather than traditional switched-circuit voice networks to provide call completion, sometimes known as Internet telephony. Internet telephony services are marketed as a low-cost way to make phone calls over the Internet using personal computers and/or traditional telephones. We view Internet telephony as a new technology for voice calls and intend to offer it as an option in the future based on the price/quality considerations of our customers. Whether or not we offer Internet telephony, some Internet telephony providers will compete with future features we may offer such as allowing the user to speak with sales or customer service representatives of online retailers and other Web-based businesses while visiting their Web sites, including pop-up video phone capability at the computer.


GOVERNMENTAL REGULATION

     We are subject to regulation as a telecommunications service provider in some jurisdictions. In some countries where we operate or plan to operate, local laws or regulations limit or require prior government approval for the provision of international telecommunications service in competition with authorized carriers. For example, we provide our services by purchasing minutes from other carriers for resale to our customers. As a result, we may be affected by increased regulatory requirements in foreign jurisdictions. Also, local laws and regulations differ significantly among the jurisdictions in which we operate or plan to operate, and, within such jurisdictions, the interpretation and enforcement of such laws and regulations can be unpredictable. There can be no assurance that future regulatory, judicial, legislative or political changes will permit us to offer to residents of such countries all or any of our services or will not have a material adverse effect on us, that regulators or third parties will not raise material issues regarding our compliance with applicable laws or regulations, or that governmental decisions will not have a material adverse effect on our business.


     If we are unable to provide the services which we presently provide or intend to provide or to use our existing or contemplated transmission methods due to our inability to obtain or retain the requisite governmental approvals for such services or transmission methods, or for any other reason related to regulatory compliance or lack thereof, such developments could have a material adverse effect on our business, financial condition and results of operations.

     Regulation of the telecommunications industry is changing rapidly both domestically and globally. The FCC is considering a number of international service issues in the context of several policy rulemaking proceedings in response to specific petitions and applications filed by other international carriers. We are unable to predict how the FCC will resolve the pending international policy issues or how such resolution will effect our international business. In addition, the World Trade Organization Basic Telecom Agreement (the "WTO Agreement"), which reflects efforts to eliminate government-owned telecommunications monopolies throughout Asia, Europe and Latin America may affect us. Although we believe that these deregulation efforts will create opportunities for new entrants in the telecommunications service industry, there can be no assurance that they will be implemented in a manner that would benefit us.

     The regulatory framework in certain jurisdictions in which we provide services is described below:

United States

     Pursuant to the Communications Act of 1934, as amended (the "Communications Act"), the FCC is empowered to regulate the telecommunications industry in the U.S. Under current FCC policy, telecommunications carriers reselling the services of other carriers, and not owning domestic telecommunications transmission facilities of their own, are considered non-dominant and, as a result, are subject to streamlined regulation. The degree of regulation varies between domestic interstate telecommunications services (services which originate and terminate within the U.S.) and international telecommunications services (services which originate in the U.S. and terminate in a foreign country or vice versa).

     Non-dominant providers of domestic interstate telecommunications services do not require prior authorization from the FCC to provide service, they only need to have a tariff on file with the FCC setting forth the terms, conditions and rates of their interstate telecommunications services. Conversely, non-dominant providers of international services must obtain authorization to provide service from the FCC pursuant to Section 214 of the Communications Act. Carriers providing international service also must file a tariff with the FCC, setting forth the terms, conditions and rates under which they provide international services. The FCC has determined that it no longer will require non-dominant providers of domestic services to file tariffs. That decision has been stayed, pending appeal by the U.S. Court of Appeals for the District of Columbia Circuit.

     We provide both domestic interstate and international services to and from the U.S. and therefore must possess authority under Section 214 of the Communications Act and must file tariffs for domestic interstate and international services with the FCC. We have held a 214 Authorization to provide international switched resale services since March 1996. We also have tariffs on file with the FCC setting forth the terms and conditions under which we provide domestic interstate and international services.

     We must also conduct our international business in compliance with the FCC's International Settlements Policy, the rules that establish the permissible boundaries for U.S.-based carriers and their foreign correspondents to settle the cost of terminating each others' traffic over their respective networks.

     In addition to these authorization and tariff requirements, the FCC imposes a number of additional requirements on all telecommunications carriers, such as prior approval of transfers of control, including pro forma transfers of control (without public notice), corporate reorganizations, and assignments of regulatory authorizations. Such requirements may delay, prevent or deter a change in our control or our acquisition of another company.

     The FCC also imposes certain restrictions on U.S.-licensed telecommunications companies that are affiliated with foreign telecommunications carriers, especially if the foreign telecommunications carrier obtains a greater than 25% interest in a licensed carrier. If we become controlled by or under common control with a foreign telecommunications carrier, or we obtain a greater than 25% interest in or control over a foreign telecommunications carrier, the FCC could restrict our ability to provide service on certain international routes.

     The regulatory requirements in force today impose a relatively minimal burden on us. There can be no assurance, however, that the current regulatory environment and the present level of FCC regulation will continue, or that we will continue to be considered non-dominant. Any changes in the current regulatory framework may adversely affect our business, financial condition or results of operations.

International Regulation

     Under the WTO Agreement concluded on February 15, 1997, 69 countries comprising 95% of the global market for basic telecommunications services agreed to permit competition from foreign carriers. In addition, 59 of these countries have subscribed to specific pro-competitive regulatory principles. The WTO Agreement became effective on February 5, 1998, and has been implemented, to varying degrees, by the signatory countries. We believe that the WTO Agreement will increase opportunities for us and our competitors. However, we cannot assure you that the WTO Agreement will result in beneficial regulatory liberalization in all signatory countries.

     On November 26, 1997, the FCC adopted the Foreign Participation Order to implement the U.S. obligations under the WTO Agreement. In this order, the FCC adopted an open entry standard for carriers from World Trade Organization member countries, generally facilitating market entry for such applicants by eliminating certain existing tests. These tests remain in effect, however, for carriers from non-World Trade Organization member countries. Requests for reconsideration of the Foreign Participation Order are pending at the FCC.

     Increasing regulatory liberalization in many countries' telecommunications markets now permits more flexibility in the way we can route calls. Some countries, however, continue to restrict carriers from providing ReturnCall services.

European Union

     In Europe, the regulation of the telecommunications industry is governed at a supra-national level by the European Union (EU) formed by: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom. The EU was established by the Treaty of Rome and subsequent conventions and is authorized by such treaties to issue EU directives. EU member states are required to implement these directives through national legislation. If an EU member state fails to adopt such directives, the European Commission may take action, including referral to the European Court of Justice, to enforce the directives.

     In March 1996, the EU adopted the Full Competition Directive which requires EU member states to allow the creation of alternative telecommunications infrastructures by July 1, 1996, and affirms the obligations of EU member states to abolish the PTTs' monopolies in voice telephony by 1998. The Full Competition Directive also allows certain EU countries to delay the abolition of their voice telephony monopoly. The only country that still has a temporary exemption is Greece and that exemption expires on December 31, 2000.

     Each EU member state in which we plan to begin offering direct dial service has a different regulatory regime and such differences have continued beyond January 1998. Most EU member states require companies to obtain a license in order to provide voice telephony services or construct and operate telecommunications networks. However, the EU generally does not permit its member states to require individual licenses for other types of services. As a result, we may be delayed in obtaining or may not be able to obtain licenses in certain countries that would allow us to compete effectively. Failure to obtain regulatory authority in any European country may adversely affect our business, financial condition or results of operations.

Australia

     Two federal regulatory authorities have control over the operation of the Australian telecommunications industry. The Australian Communications Authority is the authority regulating matters such as the licensing of carriers and technical matters, and the Australian Competition and Consumer Commission has the role of promoting competition and consumer protection.

     Under the Australian regulatory framework, we will not be required to maintain a carriage license in order to supply carriage services to the public using network facilities owned by another carrier. Instead, we must comply with legislated "service provider" rules contained in the Australian Telecommunications Act of 1997 covering matters such as operator services, regulation of access, directory assistance, provision of information to allow maintenance of an integrated public number database, and itemized billing. In addition, other federal legislation, various regulations pursuant to delegated authority, ministerial declarations, codes, directions and court decisions affecting telecommunications carriers may also apply to us.

     There can be no assurances that we can obtain regulatory authority in Australia. Failure to obtain regulatory authority in the future may adversely affect our business, financial condition or results of operations.

Japan

     Japan's regulatory authority is the Ministry of Post and Telecommunications which enforces the Telecommunications Business Law. Under this law, we may be required to obtain a Special Type II license allowing us to provide additional services in Japan. There can be no assurance that we will obtain a Special Type II license. Our failure to obtain a Special Type II license could have an adverse effect on our ability to expand our operations in Japan and could adversely affect our business, financial condition or results of operations.

Latin America

     During recent years, several Latin American countries have taken steps to liberalize their telecommunications markets. Chile, El Salvador, Guatemala, Mexico and Peru are among the most liberalized. Several other countries, including Argentina and Venezuela, have partially or totally privatized their dominant local carriers and partially opened their markets to competition.

     Some important developments in the Latin American telecommunications markets include: (i) Argentina has recently issued new licensing regulations for telecommunications providers, and is currently licensing new competitive voice carriers that may begin providing services in November 2000; (ii) Brazil established an independent regulator, and partially opened its telecommunications market to competition; (iii) the Mexican local and long distance markets have been opened to competition and Telmex, the dominant local carrier, has been required to interconnect with the networks of competing carriers; and (iv) other countries such as Chile, Guatemala, El Salvador and Peru have fully liberalized their market for all telecommunications services.

     The degree of regulation and liberalization in the region varies significantly among countries. There can be no assurance that we will obtain regulatory authority in any of these countries. Failure to obtain regulatory authority in any country may adversely affect our business, financial condition or results of operations.

RETURNCALL

     We offer service by means of call re-origination, which we refer to as ReturnCall, pursuant to an FCC Section 214 Switched Voice Authorization. The FCC has determined that call re-origination service using uncompleted call signaling does not violate U.S. or international law, but has held that U.S. companies providing such services must comply with the laws of the countries in which they operate as a condition of such companies' Section 214 Switched Voice Authorizations. The FCC reserves the right to condition, modify or revoke any
Section 214 Authorizations and impose fines for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder, or for violations of the clear and explicit telecommunications laws of other countries that are unable to enforce their laws against U.S. carriers. FCC policy provides that foreign governments that satisfy certain conditions may request FCC assistance in enforcing their laws against U.S. carriers.


     Thirty-five countries have formally submitted information to the FCC stating that certain call re-origination services violate their laws. In November 1996, 67 countries reported to the International Telecommunications Union that call re-origination services are prohibited in their country. Except for the Philippines and Saudi Arabia, the FCC has stated that it has not determined whether these submissions by foreign governments to the FCC or the ITU are sufficient evidence of illegality for purposes of the FCC taking enforcement action against U.S. carriers.

     To date, the FCC has only ordered carriers to cease providing call re-origination services to the Philippines and Saudi Arabia. Future FCC enforcement action could include an order to cease providing call re-origination services to any other country ultimately found to have provided sufficient information to the FCC, the imposition of one or more restrictions on us, monetary fines or, ultimately, the revocation of our Section 214 Switched Voice Authorization, and could have a material adverse effect on our business, financial condition and results of operations. See "Risk Factors--Risks Related To The Telcommunications Business--35 Countries Have Notified The Federal Communications Commission That ReturnCall Services Violate Their Local Laws, And 67 Countries From Which We Derived Approximately 21% Of Our Revenues In 1999 Have Stated That Call Re-origination Is Prohibited In Their Country."



INTERNET TELEPHONY

United States

     While we currently do not offer Internet telephony, we may offer it to our customers in the future. We believe that under U.S. law the Internet-related services that we provide and those that we may provide including IP telephony constitute information services, rather than telecommunications services. As such, our Internet-related services are not currently regulated by the FCC or state agencies responsible for regulating telecommunications carriers (although some parts of our future operations may be subject to state or federal regulation such as universal service, confidentiality of communications, copyright, and excise taxes). However, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation services provided over the Internet. Therefore, we cannot assure you that Internet-related services will not be regulated in the future. Increased regulation of the Internet may slow its growth by negatively impacting the cost of doing business over the Internet.

     We also cannot assure you that Internet telephony will continue to be lightly regulated by the FCC and state regulatory agencies. The FCC has determined that, at present, information service providers, including Internet telephony providers, are not telecommunications carriers; however, we cannot be certain that this position will continue. On April 10, 1998, the FCC issued a report to Congress discussing its implementation of certain universal service provisions contained in the 1996 amendments to the Communications Act. In its report, the FCC stated that it would examine whether phone-to-phone Internet telephony should be considered an information service or a telecommunications service. The FCC noted that certain forms of phone-to-phone Internet telephony appeared to lack the characteristics of an information service and to have the same functionality as non-Internet protocol telecommunications services. In addition, the FCC is currently considering whether to impose surcharges and/or other common carrier regulations upon certain providers of Internet telephony. If the FCC or Congress determines that Internet telephony is subject to regulation as a telecommunications service, it could adversely affect our business, financial condition or results of operations.

International

     The regulatory treatment of Internet telephony in other countries varies widely and is subject to constant change. Some countries treat Internet telephony as does the U.S. and currently impose little or no regulation. Conversely, countries that prohibit or limit competition for traditional voice telephony services generally do not permit Internet telephony or strictly limit the terms under which it may be provided. Other countries regulate Internet telephony like traditional voice telephony services or determine on a case-by-case basis whether to regulate Internet telephony as a voice service or as another telecommunications service. Finally, in many countries, legislation or the regulatory authorities have not addressed Internet telephony. The varying and constantly changing regulation of Internet telephony in the countries where we plan to begin providing services may adversely affect our business, financial condition or results of operations.

     The EU, for example, distinguishes between voice telephony, which may be regulated by the member states, and other telecommunications services, which are fully liberalized. As concerns Internet telephony, the European Commission concluded in a Communication to the member states that, at present, Internet telephony should not be considered voice telephony and thus should not be regulated as such by the member states. However, the Commission noted that providers of Internet telephony whose services satisfied the EU's definition of voice telephony could be considered providers of voice telephony and could be regulated by the member states. Moreover, Commission Communications are not binding on the member states.


OTHER REGULATION AFFECTING THE INTERNET

United States

     Congress has recently adopted legislation that regulates certain aspects of the Internet, including content, user privacy, and taxation. In addition, Congress and other federal agencies are considering other proposals that would further regulate use of the Internet. For example, Congress is currently considering legislation on a wide range of issues including Internet spamming, database privacy, gambling, pornography and child protection, Internet fraud, privacy, and digital signatures. Similarly, various states have adopted or are considering Internet-related legislation. Increased regulation of the Internet may slow its growth, which may negatively impact the cost of doing business over the Internet and adversely affect our business, financial condition or results of operations.

International

     The EU has also enacted legislation affecting the Internet. In particular, the EU imposes restrictions on the collection and use of personal data and grants. EU citizens have broad rights to access and limit the use of their personal data. U.S. companies that collect or transmit information over the Internet from individuals in EU member states are subject to EU legislation, which imposes restrictions that are more stringent than existing Internet privacy standards in the U.S. The potential effect on us of the EU legislation or similar legislation elsewhere is uncertain. A prohibition on the export of personal data could adversely affect our business, financial condition or results of operations.


EMPLOYEES


     As of January 31, 2000, we had 18 employees. In addition, we use independent contractors and consultants when needed. We currently lack the personnel that will be necessary for our expected growth. We intend to use a significant portion of the proceeds of the offering to add additional personnel, including management, sales personnel, technical personnel and business development personnel. See "Use of Proceeds." In order to attract qualified personnel, we may be required to offer incentives such as stock options, stock awards or other additional non-cash compensation or may be required to allocate a greater portion of the proceeds of the offering for this purpose than is currently anticipated. None of our employees is represented by a labor union, and we consider our employee relations to be satisfactory.


PROPERTIES


     We lease an aggregate of approximately 4,000 square feet of office space in New York, New York pursuant to two leases, both of which were entered into in 1999, for our executive and administrative offices, at a total annual rental of approximately $89,000. Both leases expire on April 30, 2002.


LEGAL PROCEEDINGS


     Viatel, Inc. commenced an arbitration with the American Arbitration Association, New York Regional Office, alleging that it was owed $194,672.40 by us for "telecommunications services" provided by Viatel. We asserted counterclaims against Viatel alleging that Viatel engaged in unjust and unreasonable charges and/or practices in violation of the Communications Act. We requested that we be awarded our actual damages, in an amount to be determined at arbitration, as well as an award of costs and reasonable attorneys' fees. We accrued the full amount of the claim. The matter was arbitrated and an award was made in favor of us and Viatel. Viatel's claims and award exceeded ours. The net result is that Viatel can seek a judgment (by filing a Petition in the New York County Supreme Court) against us for approximately $98,000 plus interest at 9% from November 19, 1999. Although Viatel previously tried to obtain such an award, because of procedural errors, its motion was voluntarily withdrawn without prejudice to file a subsequent Petition. Viatel has so far not filed a new Petition.


     Reid Bernstein, an independent financial advisor, has alleged that he was offered an opportunity by us to assist in the location of a potential candidate for merger or acquisition, or a related financing. Mr. Bernstein claims to be owed a five percent interest in us and a consulting fee of $60,000. Our position is that no agreement was ever executed and delivered between the parties, and, in any event, Mr. Bernstein did not perform. No arbitration demand or summons and complaint has been served, either by or upon us. The parties are currently discussing a resolution of the matter. We believe that we have meritorious defenses to any claim which may be brought by Mr. Bernstein, and if any such claim is brought, we will defend it vigorously.


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

                                  MANAGEMENT


OUR EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors are as follows:




               NAME                   AGE                    POSITION
----------------------------------   -----   ---------------------------------------
Christian Bardenheuer ............    40     Chairman of the Board of Directors and
                                             Chief Executive Officer
Warner R. Johnson, Jr. ...........    37     President and Director
Christopher R. Seelbach ..........    60     Chief Operating Officer, Acting Chief
                                             Financial Officer and Director
Martin Casanova ..................    45     Chief Technical Officer
Edward Cabot .....................    34     Director
Todd A. Goergen ..................    27     Director
Robert S. Tolmach, Jr. ...........    44     Director

     Christian Bardenheuer has served as our Chairman of the Board of Directors and Chief Executive Officer since April 1999 and as Managing Director of our subsidiary, Axicom, since its inception in August 1994. Prior to his co-founding Axicom, from early 1993 to August 1994, Mr. Bardenheuer served as President of Intertel Communications S.A., a Paris based telephone services company and was responsible for forming strategic alliances with international carriers and its marketing strategy. In addition, from 1992 to 1993, he was an independent consultant to senior management at Viatel Inc., an international telecommunications company, consulting on opportunities in Latin America. From 1990 to 1992, he worked as Vice President International at FM International, an international management consulting firm. Prior to that, he worked with Reseal International Limited Partnership, a high-tech packaging company, as Vice President in the International Business Development Department. Mr. Bardenheuer studied architecture at Universidad Piloto de Colombia from 1978 to 1981, and continued his studies at the Universidad de los Andes for a General Managing Program until 1982. He became a U.S. resident in 1982.

     Warner R. Johnson, Jr. has served as our President and as a Director since April 1999 and as Managing Director of Axicom, which he co-founded with Christian Bardenheuer, since August 1994. Mr. Johnson was Director of Finance of Viatel, Inc. from October 1992 through August 1994. From 1984 to 1990, he held various capital markets and investment banking positions at PaineWebber, Inc. in New York. Mr. Johnson received an A.B. in History/American Civilization from Brown University in 1984 and an M.B.A. from Columbia University in 1987.

     Christopher R. Seelbach has served as our Chief Operating Officer and Acting Chief Financial Officer since June 1999 and as a Director since August 1999. Mr. Seelbach began consulting for Axicom in May 1998. From 1994 to 1998, Mr. Seelbach was an independent consultant and served as President and Chief Executive Officer of Belcom, Inc., a COMSAT telecommunications investment, and as Acting President of Skysat Communications Network Corporation, a telecommunications business development company. From 1992 to 1994, he was Chief Operating Officer of Viatel, Inc. Prior to that, he was an executive with a number of technology-based companies and venture capital firms. Mr. Seelbach also was a consultant at McKinsey & Co. from 1967 to 1970. Mr Seelbach received a B.S. in engineering from the U.S. Naval Academy in 1961 and an M.B.A. from Columbia University in 1967.

     Martin Casanova has served as our Chief Technical Officer since February 1996. From July 1993 to January 1996, Mr. Casanova was the Technical Director for development of communications software of Sitel, Inc. From October 1992 to June 1993, he was an assistant in software development at Brainstorm Monitoring Corporation. From 1980 to 1992, Mr. Casanova was on the teaching staff of the National University of Mar Del Plata in Buenos Aires, Argentina. He completed his studies in electrical engineering at the National University of Mar Del Plata in 1979.

     Edward Cabot was appointed as a Director in September 1999. Mr. Cabot has served as the principal of Cabot Design, an interior design firm, which he founded in 1995. From 1991 to 1995, he was a principal at Lesser Frich Cabot, an architectural and design firm. Mr. Cabot received a B.A. in 1987 and a Masters of Architecture in 1991, both from Columbia University.

     Todd A. Goergen was appointed as a Director in September 1999. Mr. Goergen has served as the Director of Acquisitions and Corporate Development at Blyth Industries, Inc., a NYSE company, since 1999. Mr. Goergen also serves as a Manager for ROPART Investments LLC, a family investment partnership. He sits on the board of directors of several private companies, including Surfree.com, an Internet service provider. From 1994 to 1999, he was an Associate and an Analyst in the Mergers and Acquisitions Group of Donaldson, Lufkin & Jenrette. Mr. Goergen received a B.A. with a double major in Economics and Political Science from Wake Forest University in 1994.

     Robert S. Tolmach, Jr. was appointed as a Director in September 1999. Since 1998, Mr. Tolmach has served as a Managing Director of Environmental Property Group, LLC, a fund that invests in remediating environmentally sensitive properties. In 1998, he founded Verrazzano Partners LLC, which is developing a Staten Island Ferry as a New York City Expo in Japan. From 1987 to 1991, Mr. Tolmach served as senior real estate manager for James D. Wolfensohn, Incorporated. From 1986 to 1987, he was an associate at Carodan Corporation, a real estate development and consulting firm, and from 1982 to 1986, he was a principal at Arquitectonica International Corporation, an architectural firm, and headed the firm's Texas office. From 1984 to 1986, he owned and developed real estate in Houston and from 1980 to 1982, he was an architectural designer in Houston. He received a B.A. with a double major in architecture and fine arts from Rice University in 1978, and a B. Arch. from Rice University in 1980.


     Pursuant to a letter agreement entered into in connection with its investment in us, ROPART Investments LLC has the right to appoint one member of our Board of Directors. However, such appointment is limited to one of either Robert B. Goergen, Todd A. Goergen or Robert B. Goergen, Jr. On September 14, 1999, Todd A. Goergen was appointed to our Board of Directors as the initial nominee of ROPART Investments LLC.


BOARD COMMITTEES

     Executive Committee

     Between meetings of our full board of directors, the Executive Committee may exercise all of the power and authority of the board in the oversight of the management of our business and affairs, subject to limitations imposed under Delaware law. The members of the Executive Committee are Messrs. Bardenheuer, Johnson and Seelbach, and Mr. Bardenheuer serves as Chairman of the Executive Committee.

     Audit Committee

     The Audit Committee will review our internal accounting procedures and controls and consult with and review the services provided by our independent accountants. The members of the Audit Committee are Messrs. Cabot and Goergen.

     Compensation Committee

     The Compensation Committee will review and determine the stock option grants for all employees, consultants, directors and other individuals and review and determine the salaries of the Chief Executive Officer and the other executive officers. In addition, the members of the Compensation Committee will also review the terms of any transactions with any of our officers, directors, or 10% stockholders to insure that the terms of any such transaction are fair and reasonable. The members of the Compensation Committee are Messrs. Cabot, Goergen and Tolmach, Jr.


DIRECTOR COMPENSATION

     As compensation for their services, we expect to make annual grants of options to purchase shares of our common stock to our independent directors. In connection with the appointment of

Messrs. Cabot, Goergen and Tolmach, Jr. as directors, we awarded each of them an initial grant of options to purchase 10,000 shares of our common stock pursuant to our stock option plan at an exercise price of $2.75 per share vesting ratably over three years. We will also reimburse directors for out-of-pocket expenses incurred in connection with attending board of directors and committee meetings.


EMPLOYMENT AND CONSULTING AGREEMENTS

     In February 2000, we entered into employment agreements with Messrs. Bardenheuer and Johnson. Pursuant to the terms of those agreements, Mr. Bardenheuer continues to be our Chairman and Chief Executive Officer and Mr. Johnson continues to be our President. Each of the employment agreements is for a two-year period and may be extended by mutual agreement. Each of the employment agreements provides Mr. Bardenheuer and Mr. Johnson with an annual salary of 120,000; provided however, that such salary increases to $180,000, effective upon consummation of this offering and retroactive to January 1, 2000. In addition, each of Mr. Bardenheuer and Mr. Johnson may receive a bonus of up to 20% of his salary.

     In November 1998, we entered into a consulting agreement with Christopher
R. Seelbach, now our Chief Operating Officer and Acting Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Seelbach was to have been paid consulting fees of $5,000 per month from August 1998 through February 1999, and $10,000 per month from March 1999 until revenues reach $1.0 million per month at which time his compensation will be increased to $15,000 per month. As of the date of this prospectus, we owe Mr. Seelbach approximately $15,000 representing consulting fees, which we intend to pay from the net proceeds of this offering. For a discussion of payments owed to Mr. Seelbach, see "Use of Proceeds" and "Related Party Transactions."

     In addition, pursuant to the terms of the agreement, in 1998 and 1999, Mr. Seelbach has been granted options to purchase 282,825 shares of our common stock at exercise prices ranging from $.01 to $2.75 per share, representing approximately 4.3% of our outstanding common stock prior to the offering (assuming the exercise of such options).

     During November 1999, we entered into an employment agreement with Mr. Seelbach that replaced the November 1998 consulting agreement. Pursuant to the terms of his employment agreement, Mr. Seelbach continues to be our Chief Operating Officer and Acting Chief Financial Officer. The employment agreement is for a one-year period and is automatically renewable for one additional year unless we provide written notice to the contrary to Mr. Seelbach at least 60 days prior to the expiration of the agreement. The employment agreement provides for monthly compensation of $10,000. Mr. Seelbach's compensation increases to $14,000 per month upon the successful completion of this offering for so long as he is both our Chief Operating Officer and the Acting Chief Financial Officer. His compensation will be $12,000 for any period that he is only our Chief Operating Officer. If our revenue increases to $1,000,000 per month, his base salary will increase to $15,000 per month. Mr. Seelbach is also entitled to participate in any bonus plan instituted by us. In addition, the employment agreement requires us to grant non-qualified stock options in connection with each equity financing that we consummate until the earlier of
(1) immediately following the successful completion of this offering or (2) October 31, 2000. He will be granted options to purchase 5% of the number of shares issued pursuant to such financing at an exercise price equal to the purchase price paid by the investor or the public offering price if applicable. The options will have an exercise term of five years. Thus, as part of this offering, Mr. Seelbach will be granted options to purchase 200,000 shares at the public offering price. In February 2000, Mr. Seelbach's employment agreement was amended to extend the term of the agreement until February 7, 2002.

     In July 1999, we entered into an employment agreement with Martin Casanova. This agreement terminates in July 2001 and is automatically renewed from year to year unless terminated by mutual agreement or by either party upon 60 days' notice. As our Chief Technical Officer, Mr. Casanova's duties include operating, maintaining, and upgrading the hardware and software necessary for the telecommunications services we provide and developing additional services, such as calling cards and IVR services. He receives an annual base salary of $120,000. In addition, subject to the discretion of our Board, Mr. Casanova may be awarded an annual bonus of up to 20% of his annual base salary. He has been granted options to purchase 45,000 shares of our common stock pursuant to our stock option plan. For a description of a transaction entered into between a company controlled by Mr. Casanova and us, see "Related Party Transactions."


EXECUTIVE COMPENSATION


     The following table sets forth certain information with respect to compensation paid to or earned by our Chief Executive Officer and other executive officers whose salaries exceed $100,000 (collectively, the "Named Officers"). For 2000, Messrs. Bardenheuer and Johnson will each receive an annual salary of $180,000, effective upon the consummation of this offering and retroactive to January 1, 2000, and a bonus of up to 20% of their annual salary. In addition, each will receive a one-time payment of $65,000 upon the consummation of this offering from the proceeds of this offering. See "--Employment and Consulting Agreements."


                          SUMMARY COMPENSATION TABLE




                                              ANNUAL COMPENSATION                       LONG-TERM
                             -----------------------------------------------------    COMPENSATION:
                                                                         OTHER           SHARES
    NAME AND PRINCIPAL                                                  ANNUAL         UNDERLYING         ALL OTHER
         POSITION             YEAR          SALARY         BONUS     COMPENSATION      OPTIONS (#)      COMPENSATION
--------------------------   ------   -----------------   -------   --------------   --------------   ----------------
Christian Bardenheuer        1999        $115,000(1)         --          --              300,000              --
 Chairman of the Board       1998        $ 98,000(2)         --          --                 --                --
 of Directors and Chief      1997        $ 90,000(3)         --          --                 --                --
 Executive Officer
Warner Johnson, Jr.          1999        $115,000(1)         --          --              300,000              --
 President                   1998        $ 98,000(2)         --          --                 --                --
                             1997        $ 90,000(3)         --          --                 --                --
Christopher Seelbach         1999        $ 60,000(4)         --          --              185,950           $50,000(5)
 Chief Operating             1998            --              --          --               96,875           $60,000(6)
 Officer/Acting Chief        1997            --              --          --                 --
 Financial Officer
Martin Casanova              1999        $102,500            --          --               45,000              --
 Chief Technical Officer     1998        $ 60,325            --          --                 --                --
                             1997        $ 75,035            --          --                 --                --

----------
(1) $7,500 of such salary was deferred and will be paid out of the net proceeds from this offering.

(2) $15,500 of such salary was deferred and will be paid out of the net proceeds from this offering.

(3) Approximately $15,300 of such salary was deferred and will be paid out of the net proceeds from this offering.

(4) $5,000 of such salary was deferred and will be paid out of the net proceeds from this offering.

(5) Compensation earned by Mr. Seelbach when he was a consultant to us. $15,000 of such compensation was deferred and will be paid out of the net proceeds of this offering.

(6) Compensation earned by Mr. Seelbach when he was a consultant to us. $35,000 of such compensation, consisting of a finder's fee, has been deferred and will be paid out of the net proceeds of this offering.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding options granted in the last fiscal year to the Named Officers.




                                      INDIVIDUAL GRANTS
                            -------------------------------------
                                          PERCENT OF
                              NUMBER OF     TOTAL                                     POTENTIAL REALIZABLE VALUE AT
                             SECURITIES    OPTIONS                                       ASSUMED ANNUAL RATES OF
                             UNDERLYING   GRANTED TO                                   STOCK PRICE APPRECIATION FOR
                               OPTIONS    EMPLOYEES   EXERCISE OR                              OPTION TERM
                               GRANTED    IN FISCAL   BASE PRICE     EXPIRATION    ------------------------------------
            NAME                 (#)         YEAR       ($/SH)          DATE         0% ($)      5% ($)      10% ($)
--------------------------- ------------ ----------- ------------ ---------------- ---------- ----------- -------------
Christian Bardenheuer .....   300,000        25.3%      $ 2.75    September 2009         --    $518,838    $1,314,838
Warner Johnson, Jr. .......   300,000        25.3%      $ 2.75    September 2009         --    $518,838    $1,314,838
Christopher Seelbach ......    96,875         8.2%      $ 1.00      March 2004      $22,281    $ 28,437    $   35,884
                               31,429         2.7%      $ 0.80      March 2004      $10,372    $ 13,237    $   16,704
                                  870         0.1%      $ 0.01      April 2004      $   861    $  1,099    $    1,387
                               17,183         1.5%      $ 1.39       June 2004      $23,369    $ 29,825    $   37,636
                                5,000         0.4%      $ 0.01       June 2004      $13,700    $ 17,485    $   22,064
                               27,273         2.3%      $ 2.75       July 2004           --    $ 20,721    $   45,789
                                7,320         0.6%      $ 2.75    September 2004         --    $  5,562    $   12,290
Martin Casanova ...........    45,000         3.8%      $ 2.75    September 2009         --    $ 77,826    $  197,226

     Our Board of Directors has adopted a stock option plan, which has been approved by our stockholders, pursuant to which we have reserved 2,200,000 shares of common stock for issuance upon exercise of options which may be granted under the plan. See "--1999 Stock Option Plan."

     As part of this offering, Mr. Seelbach will be granted options to purchase 200,000 shares at the public offering price. For a further discussion of these options, see "--Employment and Consulting Agreements."


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES



                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                    SHARES                           YEAR-END (#)           AT FISCAL YEAR-END ($)(1)
                                  ACQUIRED ON      VALUE     ----------------------------- ----------------------------
              NAME               EXERCISE (#)   REALIZED ($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------- -------------- ------------- ------------- --------------- ------------- --------------
Christian Bardenheuer .........      --             --               --        300,000           --             --
Warner Johnson, Jr. ...........      --             --               --        300,000           --             --
Christopher Seelbach ..........      --             --          193,750         89,075        $193,750       $59,878
Martin Casanova ...............      --             --               --         45,000           --             --

----------
(1) Based on the difference between the option exercise price and the bid price of $2.00 on December 31, 1999.


1999 STOCK OPTION PLAN

     In September 1999, our Board of Directors adopted the 1999 Stock Option Plan. The 1999 Plan was subsequently approved by our stockholders.

     The 1999 Plan provides for the grant of options to purchase up to, but not in excess of, 2,200,000 shares of common stock to our officers, directors, agents, consultants and independent contractors. Options may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. Incentive stock options may be granted only to our employees or employees of our subsidiary, while non-qualified options may be granted to such persons and to non-employee directors and consultants.

     The 1999 Plan is administered by our Board of Directors or by our Compensation Committee (the "Administrator"), which determines, among other things, those individuals who receive options, the time period during which the options may be exercised, the number of shares of common stock issuable upon the exercise of each option and the option exercise price. The exercise price per share of common stock subject to an incentive stock option may not be less than the fair market value per share of common stock on the date the option is granted (110% in the case of an incentive stock option granted to a person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of stock of us (a "10% Shareholder")). The exercise price per share of the common stock subject to a non-qualified option may be established by the Administrator. The aggregate fair market value, determined as of the date the option is granted, of common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year cannot exceed $100,000.


     No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment other than by death, retirement or permanent and total disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise all or any part of such employee's option, unless otherwise determined by the Administrator. Upon termination of employment of an optionee by reason of death, retirement or permanent or total disability, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination.


     Options under the 1999 Plan must be issued within ten years from the effective date of the Plan. Incentive stock options granted under the 1999 Plan cannot be exercised more than ten years from the date of grant (five years in the case of an incentive stock option granted to a 10% Shareholder). All options granted under the 1999 Plan will provide for the payment of the exercise price in cash or check or by delivery to us of shares of common stock having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods, or by such other methods approved by the Administrator pursuant to the 1999 Plan. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of such optionee's stock options with no investment.


     Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the 1999 Plan. To date, options to purchase 1,162,400 shares of our common stock at exercise prices of $2.75 per share, have been granted under the 1999 Plan.

                          RELATED PARTY TRANSACTIONS


REORGANIZATION TRANSACTION

     On March 19, 1999, Axicom issued a convertible debenture in the principal amount of $500,000 to GEM France, S.A. (the "March Debenture"). The March Debenture was convertible by its terms into 628,585 shares of our common stock. GEM France subsequently assigned $50,000 principal amount of the March Debenture to Turbo International Inc.

     On April 6, 1999, in a series of related transactions, GEM France and Turbo converted the March Debenture into 628,585 shares of our common stock as part of the Axicom-American Ostrich transaction. Of this amount, 565,727 shares, or approximately 11.25% of the 5,025,042 shares outstanding after the transaction, were issued to GEM France. In connection with the Axicom-American Ostrich transaction, Axicom's shareholders received 3,875,000 shares, or 88% of the issued and outstanding common stock of American Ostrich Corporation, on a fully-diluted basis. Also, GEM Global Fund received 251,433 shares, or approximately 5% of our fully-diluted common stock, as a fee for arranging for and structuring this transaction. Immediately after this transacation, American Ostrich Corporation reincorporated in Delaware and changed its name to CallNOW.Com, Inc.

     In June 1999, we issued to GEM Investments Ltd. a convertible debenture in the principal amount of $479,000 (the "June Debenture"). The June Debenture was issued in tandem with warrants entitling the holder to purchase 100,000 shares of our common stock at an exercise price of $0.01 per share (the "GEM Warrants"). In September 1999, GEM Investments Ltd. converted the June Debenture into 343,662 shares of our common stock and exercised the GEM Warrants for 100,000 shares of our common stock.

     All of the shares of common stock issued or issuable to GEM France, Turbo, GEM Investments Ltd. and certain other shareholders of American Ostrich Corporation are exempt from registration under the Securities Act and are freely tradable pursuant to Rule 504 of Regulation D promulgated under the Securities Act.

     As of the date of this prospectus, GEM France no longer owns any shares of our common stock and GEM Investments Ltd. owns approximately 7% of our outstanding common stock.


SEELBACH FINDER'S FEE

     In November 1998, we entered into a finders fee agreement with Christopher
R. Seelbach, now our Chief Operating Officer and Acting Chief Financial Officer. Pursuant to the finders fee agreement, Mr. Seelbach was to be paid $35,000 in connection with the $500,000 extension of credit by one of our suppliers. As of the date of this Prospectus, we still owe Mr. Seelbach this $35,000 fee, which we intend to pay from the net proceeds of this offering. For further information, see "Use of Proceeds" and "Management--Employment and Consulting Agreements."


CASANOVA SALE OF TECHNOLOGY AGREEMENT

     On July 28, 1999, we entered into an agreement with Smart Software, a corporation controlled by Mr. Martin Casanova, now our Chief Technical Officer, who designed our telephone switching software. The agreement provides that, over a period of two years, Mr. Casanova will complete the documentation of the software we acquired from Smart Software. Smart Software will receive an aggregate of $400,000 in eight quarterly installments, $200,000 of which will be paid in the next 12 months with the proceeds of this offering. In addition, we purchased the Software for an aggregate of 30,000 shares of our common stock. For further information, see "Management--Employment and Consulting Agreements."


SALARY OWED TO SENIOR MANAGEMENT

     As of December 31, 1999, we owed Messrs. Bardenheuer and Johnson an aggregate of approximately $77,000 for accrued and unpaid salary relating to 1997, 1998 and 1999. In addition, we owed Mr. Seelbach an aggregate of approximately $55,000 for accrued and unpaid compensation relating to 1998 and 1999. We intend to pay the foregoing amounts out of the net proceeds of this offering. For further information, see "Use of Proceeds."


LOANS FROM OFFICERS AND DIRECTORS


     Mr. Johnson, our President, loaned us $100,000 in 1996. The loan bore interest at 12% per year. In addition, we were responsible for any interest and penalties incurred by Mr. Johnson arising from unpaid tax liabilities resulting from a gain on marketable securities sold by him to fund the loan. During 1999, this liability, including interest on the loan and any interest and penalties arising from Mr. Johnson's income tax deficiency, were paid in full. Such penalties and interest on the tax deficiency totaled approximately $13,000. Such charges were included as interest expense in our financial statements.


     Mr. Bardenheuer, our Chief Executive Officer, loaned us $100,000 in January 2000. The loan is payable in the amount of $110,000 upon the consummation of this offering with the proceeds of this offering.


     ROPART Investments LLC, a stockholder that is affiliated with one of our directors, loaned us $50,000 in January 2000. The loan is payable in the amount of $55,000 upon the consummation of this offering with the proceeds of this offering.


     In connection with a $175,000 loan to us from Gorada Service Company, Inc. in February 2000, each of Messrs. Johnson and Bardenheuer pledged 100,000 shares of our common stock as security for the loan.


OPTIONS GRANTED TO OUR FOUNDERS


     In September 1999, Messrs. Bardenheuer and Johnson were each granted options to purchase 300,000 shares of common stock at an exercise price of $2.75 per share, pursuant to our stock option plan. For further discussion of options we have granted, see "Management--Options Grants In Last Fiscal Year."

                            PRINCIPAL STOCKHOLDERS



     The following tables set forth certain information, as of February 28, 2000 and as adjusted to reflect the sale of 4,000,000 shares of common stock as part of the 4,000,000 units by us in this offering, regarding beneficial ownership of our common stock by (1) each director and executive officer, (2) all persons known by us to beneficially own more than 5% of our common stock, and (3) all directors and executive officers as a group. The principal stockholders table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants which are or will become exercisable within 60 days of the date of this prospectus. Unless otherwise indicated in the footnotes to the principal stockholders table, the following individuals have sole voting and sole investment control with respect to the shares they beneficially own, subject to community property laws where applicable.





                                                               PRINCIPAL STOCKHOLDERS
                                              --------------------------------------------------------
                                                        SHARES                        SHARES
                                                     BENEFICIALLY                  BENEFICIALLY
            NAME AND ADDRESS OF                     OWNED PRIOR TO               OWNED AFTER THE
              BENEFICIAL OWNER                         OFFERING                      OFFERING
-------------------------------------------   ---------------------------   --------------------------
                                                 NUMBER       PERCENTAGE       NUMBER       PERCENTAGE
                                              ------------   ------------   ------------   -----------
Christian Bardenheuer (1), (2) ............      969,539         15.35%        969,539         9.40%
Warner Johnson, Jr. (1), (2), (3) .........    1,036,477         16.41%      1,036,477        10.05%
Christopher Seelbach (1), (4) .............      193,750          2.98%        193,750         1.84%
Martin Casanova (1), (5) ..................       30,000             *          30,000            *
Todd A. Goergen (6)
 c/o ROPART Investments LLC
 100 Field Point Rd
 Greenwich, CT 06830 ......................       90,909          1.43%         90,909            *
Edward Cabot
 c/o McAlpine Associates
 394 Broadway, 5th Floor
 New York, NY 10013 .......................      125,510          1.99%        125,510         1.22%
Robert S. Tolmach, Jr.
 c/o Verrazzano
 Development Partners
 330 East 38th Street
 Apt. 54-O
 New York, NY 10016 .......................        9,090             *           9,090            *
GEM Global Yield Fund Limited
 c/o Loughtan 8 Co. 38 Hertford
 Street
 London WIY 7TG ...........................      443,662          7.03%        443,662         4.30%
Upper Brook Ltd.
 c/o Citco Bank and Trust Company
 (Bahamas) Limited
 P.O. Box CB-13136
 Nassau Bahamas ...........................      507,272          8.03%        507,272         4.92%
Executive Officers and Directors as a
 group (7 persons) (7) ....................    2,455,275         37.72%      2,455,275        23.36%

----------
*     less than 1%

(1) Except as otherwise indicated, the address for the referenced stockholders is c/o CallNOW.com, Inc., 50 Broad Street, New York, New York 10004.

(2) Includes 100,000 shares that have been pledged as collateral to Gorada Service Company, Inc. for the loan made by Gorada Service Company, Inc. to us.

(3) Includes 33,469 shares of common stock held by Mr. Johnson's parents and 33,469 shares of common stock held by Mr. Johnson's brother. Mr. Johnson disclaims beneficial ownership of such shares.

(4) Includes 193,750 shares of common stock which are issuable pursuant to options exercisable within 60 days.

(5) Restricted shares which become vested in four semi-annual installments commencing January 28, 2000.

(6) ROPART Investments LLC is the beneficial owner of 90,909 shares of common stock and Mr. Goergen is a Manager of ROPART Investments LLC. Mr. Goergen disclaims beneficial ownership of the shares of common stock held by ROPART Investments LLC.

(7)   See footnotes 2 through 6 above.

                           DESCRIPTION OF SECURITIES

     The following summary description of our capital stock and selected provisions of our certificate of incorporation and bylaws is qualified in its entirety by reference to our certificate of incorporation and bylaws.

COMMON STOCK

     We are authorized to issue up to 50,000,000 shares of common stock, par value $.001 per share, of which 6,314,366 shares are outstanding as of the date of this prospectus. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefore and, upon our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable.

WARRANTS

     The warrants will be issued in registered form under, governed by, and subject to the terms of a warrant agreement between Atlas Stock Transfer Corporation, as warrant agent, and us. We have authorized the issuance of 5,000,000 redeemable common stock purchase warrants, which includes 600,000 warrants comprising part of the units issuable pursuant to the underwriters' over-allotment option and 400,000 warrants included in the units issuable upon exercise of the representatives' warrants. We have also reserved an equivalent number of shares of common stock for issuance upon exercise of these warrants.

     Each warrant entitles the registered holder to purchase one share of our common stock. The exercise period commences twelve months from the effective date of the registration statement of which this prospectus forms a part and terminates 48 months thereafter. The warrant exercise price is equal to 150% of the public offering price of the units per share. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment as described below.

     Commencing eighteen months from the effective date of the registration statement of which this prospectus forms a part, we may redeem your warrants at $0.10 per warrant when the average closing sale price for our common stock equals or exceeds 200% of the public offering price of the units for any twenty trading days within a period of thirty consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. You will have the right to exercise your warrants until the close of business on the date fixed for redemption. If we redeem any of the warrants, then we must redeem all of the warrants remaining unexercised at the end of the redemption period.

     The warrants contain provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable upon exercise in some events. These events include, but are not limited to:

    o   stock dividends;
    o   stock splits;
    o   reclassifications;
    o   mergers; or
    o   a sale of substantially all of our assets.

     We do not intend to issue fractional shares of common stock, but will round any fractional share up to the nearest whole share. Holders of warrants will not possess any rights as a shareholder. The shares of common stock, when issued upon the exercise of the warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

     The warrants will be exchangeable and transferable on our books at the principal office of the warrant agent. Holders may exercise their warrants by
surrendering warrant certificates on or prior to the close of business on     ,
2005, unless earlier redeemed as noted above, at the offices of the warrant agent. A holder must complete and execute the form of "Election to Purchase" on the reverse side of the warrant certificate and make payment of the full exercise price for the number of warrants being exercised. The exercise price must be paid by cash, or by bank check, certified check or money order payable to the order of the warrant agent. After warrants are exercised they will become completely void and of no value. If a market develops for the warrants, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or, if developed, will be sustained. No amendment adversely affecting warrant holders' rights may be made without the approval of the holders of a majority of the then outstanding warrants.


CONVERTIBLE DEBENTURES

     In August 1999, we issued two 5% convertible debentures in the aggregate principal amount of $1,276,300 that mature in August 2002. For the first six months after issuance, we are only obligated to make interest payments. Thereafter, we are obligated to repay the principal in thirty equal installments, plus interest. However, the consummation of this offering will accelerate our repayments to four equal monthly installments, provided the debenture holder has so requested. The debentures are convertible at any time, in whole or in part, at the option of the each debenture holder, into our common stock. One debenture is convertible at an 80% discount to the average of the closing bid prices of our common stock for the five trading days preceding the conversion while the other is convertible at a 90% discount to such average price. For both debentures, the conversion price cannot be less than $7.06. The shares of common stock into which the debentures are convertible are subject to transfer restrictions under the Securities Act of 1933, as amended, and under the terms of the debenture. We have agreed that upon the earlier of nine months from the date of issuance of each debenture or the filing of any registration statement, at the holders' request, we will register all of the shares issuable upon conversion of these debentures. The holders have waived their rights to have such shares registered in connection with this offering.


REGISTRATION RIGHTS

     We have agreed to register 494,672 shares on behalf of existing stockholders within 90 days of the consummation of this offering, but such shares are subject to a lock-up agreement of 180 days following the effective date of the registration statement of which this prospectus forms a part. In addition, after the closing of this offering, the holders of 90,909 outstanding shares of common stock hold registration rights that allow them to "piggyback" the registration of their shares under the Securities Act on future registrations of our securities and holders of a maximum of 181,232 shares of our common stock in the event of the conversion of our outstanding convertible debentures have registration rights that allow them to "demand" the registration of their shares under the Securities Act. Also, a holder of options to purchase a maximum of 100,000 shares of our common stock holds registration rights that allow the holder to (1) "demand" the registration of its shares, once exercised, under the Securities Act and (2) "piggyback" the registration of its shares, once exercised, under the Securities Act on future registration of our securities. Accordingly, whenever we propose to register any shares of our common stock under the Securities Act (other than registrations on Forms S-4 or S-8), these stockholders have the right to include their shares of common stock in that registration. However, the number of shares that those stockholders may include in any registration will be reduced if the underwriters for that offering advise us that the aggregate number of shares should be reduced. We are generally obligated to bear all expenses, other than underwriting discount and sales commissions, of the registration of all shares of common stock of those stockholders. The registration rights require those stockholders to indemnify us in some circumstances. Registration of any of the shares of common stock held by holders of registration rights generally would result in those shares becoming freely tradable without restriction under the Securities Act immediately following their distribution in the manner described in the applicable registration statement.

     The holders of the representatives' warrants will have certain demand and "piggyback" registration rights with respect to the shares of common stock contained within the units issuable upon exercise of such representatives' warrants, the warrants contained within the units exercisable upon exercise of such representatives' warrants, and with respect to the shares of common stock issuable upon exercise of the warrants contained within the units issuable upon exercise of such representatives' warrants. The representatives' warrants contain anti-dilution provisions providing for automatic adjustments of the exercise price and the number of units issuable on exercise of the representatives' warrants upon the occurrence of certain events, including stock dividends, stock splits, mergers, acquisitions and recapitalizations. If the representatives should exercise registration rights to effect the distribution of the securities underlying the representatives' warrants, they will be unable to make an active market in our securities prior to and during such distribution. If they cease making a market in our securities, the market and market prices for our securities may be materially adversely affected, and holders thereof may be unable to sell or otherwise dispose of their securities. For a detailed description of the representatives' warrants, see "Underwriting."


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages resulting from a breach of that individual's fiduciary duties as a director except for liability for a breach of director's duty of loyalty, any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, unlawful payments of dividends or unlawful stock repurchases or redemptions, or for any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.


     Section 145 of the Delaware General Corporation Law permits indemnification by a corporation of certain officers, directors, employees and agents. Our bylaws contain provisions which require us to indemnify our officers and directors against liabilities in their capacities as such to the maximum extent permitted by law. We believe that the provisions of our certificate of incorporation and bylaws described above are necessary to attract and retain qualified persons as directors and officers.

     We have also obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


DELAWARE ANTI-TAKEOVER LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, are excluded from the calculation); or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.


     For purposes of Section 203, a "business combination" includes (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.


MARKET INFORMATION



     From May 11, 1999 to July 30, 1999, our common stock was traded on the OTC Bulletin Board. Since August 2, 1999, our common stock has traded in the Nasdaq Quotation Bureau LLC's Pink Sheets. We filed an application to include our units, common stock and warrants on the Nasdaq SmallCap Market under the symbols "CALNU", "CALN", and "CALNW", respectively.



TRANSFER AGENT


     Atlas Stock Transfer Corporation, 5899 South State Street, Murray, Utah 84107, is the Transfer Agent for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the consummation of the offering, we will have outstanding 10,314,666 shares of common stock, of which 5,758,595 shares, including the 4,000,000 shares offered hereby, will be freely tradable without restriction or further registration under the Securities Act. Of the 5,758,595 freely tradable shares, 164,891 shares of outstanding common stock are being registered in the registration statement of which this prospectus is a part, but are subject to an agreement between the holders thereof and the representatives restricting the sale thereof within 90 days from the date of this prospectus without the prior written consent of the representatives. The remaining 4,556,071 shares of common stock are "restricted securities," as that term is defined in Rule 144 under the Securities Act, and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Commencing in April 2000, substantially all of these restricted securities will be eligible for sale in the public market pursuant to Rule 144 subject to the lock-up agreement described below. Also, we have agreed to register 494,672 shares on behalf of existing stockholders within 90 days of the consummation of this offering, but such shares are subject to a lock-up agreement of 180 days following the effective date of the registration statement of which this prospectus forms a part.


     In general, under Rule 144, as currently in effect, a person, including a person who may be deemed our "affiliate" as that term is defined under the Securities Act, who has beneficially owned shares for at least one year would be entitled to sell within any three-month period a number of shares that do not exceed the greater of (1) 1% of the then outstanding shares of our common stock, or (2) the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are further subject to certain restrictions relating to the manner of sale, notice and the availability of current public information about us. After two years have elapsed from the date of the issuance of restricted securities by us or their acquisition from an affiliate, such shares may be sold without limitation by persons who have not been our affiliates for at least three months.


     We have agreed with the representatives of the underwriters to use our best efforts to have all of our officers and directors, all holders of restricted shares of our common stock, all holders of our options and all holders of other convertible securities of ours agree not to sell for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part without the prior written consent of the representatives of the underwriters, and to agree to make any sale of our securities owned by them through the representatives of the underwriters for a period of twelve months following the effective date of such registration statement. In addition, we have agreed not to sell or offer for sale any of our securities for cash at less than the greater of the public offering price of the units or the then market price of the units for a period of twelve months following the effective date of such registration statement, except for pursuant to the exercise of options existing on the date hereof, as adjusted for stock splits and consolidations, without the prior written consent of the representatives of the underwriters.


     No prediction can be made as to the effect, if any, that sales of securities, or whether pursuant to Rule 144 or otherwise, the availability of such securities for sale, will have on the market prices prevailing from time to time for our common stock. However, even the possibility that a substantial number of our securities may, in the near future, be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

                                 UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement between ourselves and the underwriters named below, we have agreed to sell an aggregate of 4,000,000 units to the underwriters named below, for whom Dirks & Company, Inc. and Nolan Securities Corporation are acting as the representatives, and the underwriters have severally agreed to purchase the number of units set forth opposite their respective names in the table below at the offering price, less the underwriting discount set forth on the cover page of this prospectus:




UNDERWRITERS                                    NUMBER OF UNITS
--------------------------------------------   ----------------
     Dirks & Company, Inc. .................
     Nolan Securities Corporation ..........
     Total .................................   4,000,000
                                               =========

     The underwriting agreement provides that the obligation of the underwriters to purchase the units is subject to certain conditions. The underwriters are committed to purchase all of the units, other than those units covered by the over-allotment option described below, if any are purchased.

     The underwriters propose to offer the units to the public initially at the public offering price set forth on the cover page of this prospectus, and to
certain dealers at such price less a concession not in excess of $    per unit.
The underwriters may allow, and such dealers may reallow, discounts not in
excess of $    per unit; and the underwriters may allow, and such dealers may
reallow, a concession of not more than $    per unit to certain other dealers.
After this offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the representatives of the underwriters.

     We have also granted to the underwriters, exercisable for 45 days from the date of this prospectus, an option to purchase up to 600,000 additional units at the public offering price less the underwriting discount. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase additional units proportionate to such underwriters' initial commitment as indicated in the preceding table. The underwriters may exercise such right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of the units.

     We have also granted to the representatives of the underwriters, and their respective designees, for nominal consideration, the representatives' warrants to purchase up to an aggregate of 400,000 units. The representatives' warrants will be exercisable for a period of forty-eight months, commencing twelve months after the effective date of the registration statement of which this prospectus forms a part, at an initial exercise price equal to 120% of the public offering price of the units per share. The representatives' warrants are not redeemable by us under any circumstances. The representatives' warrants will contain anti-dilution provisions for appropriate adjustment of the exercise price and number of units which may be purchased upon the occurrence of certain events, including the issuance of stock dividends, stock splits, subdivisions or combinations of outstanding stock and reclassifications. The representatives' warrants grant to the holders thereof certain demand and piggyback registration rights for securities issuable upon exercise thereof.

     We have agreed to pay the representatives a non-accountable expense allowance equal to 3% of the gross proceeds received by us from the sale of the units offered hereby less a $50,000 advance on such expense allowance previously paid by us to a predecessor of the underwriters. We have also agreed to pay certain expenses in connection with this offering, including expenses in connection with qualifying the units offered hereby for sale under the laws of such states as the Underwriters may designate and the placement of tombstone advertisements.

     We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

     We have agreed to grant to Dirks & Company, Inc., one of the representatives of the underwriters, a right of first refusal for a period of three years after the effective date of the registration statement of which this prospectus forms a part for any sale of our securities by us. We have also agreed to grant Dirks the right to designate for election one person to our board of directors for a period of five years after such effective date. In the event Dirks elects not to exercise such right, then it may designate one person to attend our board of directors meetings. Such person shall be entitled to attend all such meetings and to receive all notices and other correspondence and communications sent by us to members of our board of directors. We have agreed to reimburse designees of Dirks for their out-of-pocket expenses incurred in connection with their attendance of our board of directors meetings.

     We have agreed with the representatives of the underwriters to use our best efforts to have all of our officers and directors, all holders of restricted shares of our common stock, all holders of our options and all holders of other convertible securities of ours agree not to sell for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part without the prior written consent of the representatives of the underwriters, and to agree to make any sale of our securities owned by them through the representatives of the underwriters for a period of twelve months following the effective date of such registration statement. In addition, we have agreed not to sell or offer for sale any of our securities for cash at less than the greater of the public offering price of the units or the then market price of the units for a period of twelve months following the effective date of such registration statement, except for pursuant to the exercise of options existing on the date hereof, as adjusted for stock splits and consolidations, without the prior written consent of the representatives of the underwriters.

     Although our common stock is traded in the National Quotation Bureau, LLC's Pink Sheets, such trading has been limited and sporadic. For more information on the high and low ask prices per share of our common stock, see "Price Range of Common Stock." The offering price of the units will be determined by negotiation between us, the selling stockholders and the representatives of the underwriters. Factors to be considered in such negotiation, in addition to the prices prevailing in the National Quotation Bureau, LLC's Pink Sheets, include the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and the general condition of the securities markets at the time of this offering. The public offering price of the units does not necessarily bear any relationship to our assets, net worth, earnings, book value, or other criteria of value applicable to us and should not be considered an indication of the actual value of the units or underlying common stock and warrants. Such price is subject to change as a result of market conditions and other factors, and the units may not be able to be resold at the offering price.

     During and after this offering, the underwriters may purchase and sell common stock and warrants in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the units sold in the offering for their account may be reclaimed by the syndicate if such units are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the units which may be higher than the price that might otherwise prevail in the open market. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the units. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued at any time.


                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon by Stairs Dillenbeck & Finley, New York, New York and Swidler Berlin Shereff Friedman, LLP has acted as regulatory counsel to us in connection with certain matters. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS


     Our financial statements and schedules as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in this prospectus and elsewhere in the registration statement, have been audited by Horton & Company, L.L.C., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     On March 30, 1999, we dismissed Ernst & Young LLP as our independent public accountants and auditors, a capacity in which that firm had served for approximately one and one-half years, and selected Horton & Company, LLC to replace Ernst & Young in this role. The decision to dismiss our accountants and auditors was approved by our full Board of Directors.


     During the fiscal year ended December 31, 1996 and the subsequent period through March 30, 1999, the date on which Ernst & Young was dismissed as our independent public accountants and auditors, there were no disagreements between us and Ernst & Young on any matter relating to accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to Ernst & Young's satisfaction would have caused it to make reference to the subject matter of disagreement in connection with its report. In addition, Ernst & Young's report on the Company's financial statements for the fiscal year ended December 31, 1996 contained no adverse opinions or disclaimers of opinion, nor were such reports qualified as to audit scope or accounting principles.


                            ADDITIONAL INFORMATION


     We have filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and our common stock, reference is hereby made to the Registration Statement which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this prospectus as to the contents of any contract, agreement, or other document referred to herein are not necessarily complete, and in each instance, if such contract, agreement or other document is filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to such exhibit.


     Upon completion of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic filings made via EDGAR are publicly available through the Commission's Web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, NW Washington, DC 20549.

                       CALLNOW.COM, INC. AND SUBSIDIARY


                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





                                                                            PAGE
                                                                        ------------
Independent Auditors' Report ..........................................     F-2
Consolidated balance sheets as of December 31, 1998 and 1999 ..........     F-3
Consolidated statements of operations for the years ended
 December 31, 1997, 1998 and 1999 .....................................     F-4
Consolidated statements of stockholders' deficit for the years ended
 December 31, 1997, 1998 and 1999 .....................................     F-5
Consolidated statements of cash flows for the years ended
 December 31, 1997, 1998 and 1999 .....................................     F-6
Notes to consolidated financial statements ............................ F-7 -- F-21

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
CallNOW.com, Inc. and subsidiary
New York, New York

We have audited the accompanying consolidated balance sheets of CallNOW.com, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CallNOW.com, Inc. and subsidiary at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


The accompanying financial statements have been prepared assuming that CallNOW.com, Inc. will continue as a going concern. As more fully described in
Note 1, the Company has incurred recurring operating losses, has a working capital deficiency, and has a net capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.



                                        HORTON & COMPANY, LLC


Wayne, New Jersey
February 2, 2000, except for the last two paragraphs of Note 10, as to which the date is February 16, 2000

                       CALLNOW.COM, INC. AND SUBSIDIARY


                          CONSOLIDATED BALANCE SHEETS




                                                                              DECEMBER 31,
                                                                    ---------------------------------
                                                                          1998              1999
                                                                    ---------------   ---------------
                           ASSETS
Current assets:
 Cash ...........................................................    $      7,565      $     80,542
 Accounts receivable, net of allowances of $6,000 in 1998,
   and $5,000 in 1999 ...........................................         122,700            29,056
                                                                     ------------      ------------
  Total current assets ..........................................         130,265           109,598
Property and equipment, net of accumulated depreciation .........         512,303         1,085,744
Other assets ....................................................          36,785           996,763
                                                                     ------------      ------------
  Total assets ..................................................    $    679,353      $  2,192,105
                                                                     ============      ============

              LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Current portion of long-term debt ..............................    $    128,688      $     19,069
 Accounts payable and accrued expenses ..........................       1,034,382         1,988,051
 Loan payable--officer ...........................................          87,231                --
                                                                     ------------      ------------
  Total current liabilities .....................................       1,250,301         2,007,120
 Long-term debt, net of current portion .........................          19,069                --
 Other long-term liabilities ....................................       1,337,957         1,090,867
                                                                     ------------      ------------
  Total liabilities .............................................       2,607,327         3,097,987
                                                                     ------------      ------------

Stockholders' deficit:
 Common stock, $.001 per value
   50,000,000 shares authorized
   3,875,000 shares issued and outstanding in 1998
   6,314,666 shares issued and outstanding in 1999 ..............           3,875             6,315
 Additional paid-in capital .....................................         837,059         4,974,759
 Accumulated deficit ............................................      (2,768,908)       (5,886,956)
                                                                     ------------      ------------
  Total stockholders' deficit ...................................      (1,927,974)         (905,882)
                                                                     ------------      ------------
  Total liabilities and stockholders' deficit ...................    $    679,353      $  2,192,105
                                                                     ============      ============

                 See notes to consolidated financial statements

                       CALLNOW.COM, INC. AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                   YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------------
                                                            1997            1998             1999
                                                       -------------   -------------   ---------------
Net sales ..........................................    $5,010,027      $2,295,202      $  1,004,636
Cost of sales ......................................     4,293,524       1,681,978           662,160
                                                        ----------      ----------      ------------
Gross profit .......................................       716,503         613,224           342,476
                                                        ----------      ----------      ------------
Operating expenses:
 Administrative ....................................       570,500         518,546         1,104,074
 Sales and marketing ...............................       807,989         438,430           739,695
 Technical .........................................       143,134         101,330           294,863
 Stock-based finders' fees .........................            --              --           480,610
 Depreciation and amortization .....................        53,651         105,860           222,491
                                                        ----------      ----------      ------------
  Total operating expenses .........................     1,575,274       1,164,166         2,841,733
                                                        ----------      ----------      ------------
Loss from operations ...............................      (858,771)       (550,942)       (2,499,257)
Interest expense ...................................       (58,568)        (90,436)         (618,791)
                                                        ----------      ----------      ------------
Net loss ...........................................    $ (917,339)     $ (641,378)     $ (3,118,048)
                                                        ==========      ==========      ============
Net loss per share .................................    $    (0.24)     $    (0.17)     $      (0.60)
                                                        ==========      ==========      ============
Weighted average common shares outstanding .........     3,875,000       3,875,000         5,157,964
                                                        ==========      ==========      ============

                 See notes to consolidated financial statements

                       CALLNOW.COM, INC. AND SUBSIDIARY



                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT


                 YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999




                                              COMMON STOCK          ADDITIONAL
                                         ----------------------      PAID-IN         ACCUMULATED
                                            SHARES      AMOUNT       CAPITAL           DEFICIT            TOTAL
                                         -----------   --------   -------------   ----------------   --------------
Balance, January 1, 1997, as
 restated for reverse acquisition
 accounting ..........................    3,857,377     $3,857     $  825,546       $ (1,210,191)     $   (380,788)
Shares issued during 1997 ............       17,623         18         11,513                 --            11,531
Net loss .............................           --         --             --           (917,339)         (917,339)
                                          ---------     ------     ----------       ------------      ------------
Balance, December 31, 1997 ...........    3,875,000      3,875        837,059         (2,127,530)       (1,286,596)
Net loss .............................           --         --             --           (641,378)         (641,378)
                                          ---------     ------     ----------       ------------      ------------
Balance, December 31, 1998 ...........    3,875,000      3,875        837,059         (2,768,908)       (1,927,974)
Shares issued during 1999 ............    2,439,666      2,440      4,137,700                 --         4,140,140
Net loss .............................           --         --             --         (3,118,048)       (3,118,048)
                                          ---------     ------     ----------       ------------      ------------
Balance at December 31, 1999 .........    6,314,666     $6,315     $4,974,759       $ (5,886,956)     $   (905,882)
                                          =========     ======     ==========       ============      ============

                 See notes to consolidated financial statements

                       CALLNOW.COM, INC. AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                         YEAR ENDED DECEMBER 31,
                                                            --------------------------------------------------
                                                                 1997             1998              1999
                                                            --------------   --------------   ----------------
Net loss ................................................     $ (917,339)      $ (641,378)      $ (3,118,048)
                                                              ----------       ----------       ------------
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
   Depreciation and amortization ........................         53,651          105,860            222,491
   Bad debts ............................................        197,109           59,458             77,224
   Stock-based compensation .............................         11,531               --             53,194
   Stock-based finders' fees ............................             --               --            480,610
   Interest charges arising from discounts on
    convertible debentures ..............................             --               --            552,543
   Changes in operating assets and liabilities: .........
    Accounts receivable .................................       (176,800)          85,116             16,420
    Other assets ........................................         36,538           (3,081)            13,579
    Prepaid advertising .................................             --               --           (342,800)
    Accounts payable ....................................        906,593         (549,794)           978,669
    Other long-term liabilities .........................        (56,762)       1,137,957           (597,090)
    Total adjustments ...................................        971,860          835,516          1,454,840
      Net cash provided by (used in) operating
       activities .......................................         54,521          194,138         (1,663,208)
                                                              ----------       ----------       ------------
Cash flows from investing activities:
 Capital expenditures ...................................       (168,556)        (140,328)          (363,432)
 Deferred offering costs ................................             --               --           (584,996)
                                                              ----------       ----------       ------------
      Net cash used in investing activities .............       (168,556)        (140,328)          (948,428)
                                                              ----------       ----------       ------------
 Cash flows from financing activities:
   Proceeds from long-term debt financing ...............        100,000               --                 --
   Principal payments on loan obligations ...............        (38,040)        (114,203)          (128,688)
   Proceeds from officer loans (repayments) .............         88,647          (39,874)           (87,231)
   Proceeds from issuance of convertible debt ...........             --               --            979,000
   Proceeds from issuance of stock ......................             --               --          1,921,532
                                                              ----------       ----------       ------------
      Net cash provided by (used in) financing
       activities .......................................        150,607         (154,077)         2,684,613
                                                              ----------       ----------       ------------
Net increase (decrease) in cash .........................         36,572         (100,267)            72,977
Cash, beginning of period ...............................         71,260          107,832              7,565
                                                              ----------       ----------       ------------
Cash, end of period .....................................     $  107,832       $    7,565       $     80,542
                                                              ==========       ==========       ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Interest paid .....................................     $   32,430       $   75,193       $     45,072
                                                              ==========       ==========       ============

                 See notes to consolidated financial statements

                       CALLNOW.COM, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1997, 1998 AND 1999


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies of CallNOW.com, Inc. (hereinafter "CallNOW" or the "Company") is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.


     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     BASIS OF PRESENTATION

     Effective April 6, 1999, pursuant to the terms of a plan of reorganization, American Ostrich Corporation ("AOC") acquired all of the outstanding common stock of AXICOM Communications Group, Inc. ("Axicom"), a New York corporation, in exchange for 3,875,000 unregistered shares of AOC's common stock. As a result of the transaction, the former shareholders of Axicom received shares representing an aggregate of 88% of AOC's outstanding common stock, resulting in a change in control of AOC. As a result of the merger, Axicom became the wholly-owned subsidiary of AOC. Simultaneously therewith, AOC amended its articles of incorporation to reflect a change in name to CallNOW.com, Inc. ("CallNOW"), a Delaware corporation. References to the "Company" refer to CallNOW together with its predecessor, Axicom.

     The acquisition of Axicom by AOC has been accounted for as a reverse acquisition. Under the accounting rules for a reverse acquisition, Axicom is considered the acquiring entity and AOC the acquired entity. As a result, historical financial statements presented for periods prior to the date of the transaction are those of Axicom. However, the capital structure has been retroactively restated to reflect the number of shares received by Axicom shareholders in the acquisition and AOC's par value. Under purchase method accounting, balances and results of operations of AOC (now CallNOW) have been included in the Company's financial statements from the date of the transaction, April 6, 1999.

     In the reverse acquisition, the Company recorded assets and liabilities at their historical cost basis which was deemed to approximate fair market value. The reverse acquisition transaction is treated as a non-cash transaction, except to the extent of cash acquired, since all consideration given was in the form of common stock. Proforma results of operations (assuming the business combination had been effected in January 1997) are not presented because AOC was inactive for the periods presented. As a result, proforma results of operations for the years ended December 31, 1997, 1998 and 1999, would be no different than the historical statements of operations presented herewith.


     BUSINESS ACTIVITY

     The Company began operations in 1995 as Axicom Communications Group, Inc. which provided low-cost, international telephone service globally. The Company's principal operations were in providing clients in overseas locations with low-cost communication originated from a U. S. switch. The vast majority of the Company's traffic is generated from small-to mid-sized businesses and individuals. In addition, the Company has been involved in wholesale arrangements with accounts in France and Hong Kong.

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     During 1997, the Company changed its principal strategy to that of providing multiple telephone services using the Internet. In 1998, the Company filed a patent for its proprietary Internet software which provides automated, instant sign-up for services, real-time monitoring of call detail reports, and on-line billing. The Company operates from its offices and switching facility in New York City's financial district.

     To market its services, CallNOW has developed an international affiliate network of Internet search engines, Web-based e-commerce retailers and telecom-related web sites where customers click for immediate sign up for global telephone services. Affiliates are compensated on a revenue-sharing basis derived from the usage of customers that have signed up for service from their sites. The Company generates business from Europe (approximately 59%), North America (approximately 16%), Latin America (approximately 13%) and Asia and the rest of the world (approximately 12%).


     GOING CONCERN

     The Company's initial capitalization provided the necessary funds to set up the platform to provide services for clients. The cash flows from results of operations were intended to be used for development and growth. The Company has incurred operating losses, has a working capital deficiency and a net capital deficiency as of December 31, 1997, 1998 and 1999. These conditions raise substantial doubt about the Company's ability to continue as a going concern for the next fiscal year. Management's plans in regard to these matters include raising additional capital through private placements of convertible debt and equity and through a planned public offering of the Company's common stock.


     REVENUE RECOGNITION

     The Company recognizes revenue on sales when services are performed.


     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated on the straight-line basis using the estimated useful lives of the assets which range from three to ten years.


     INTERNET-ASSISTED RETURNCALL SOFTWARE

     During November 1998, the Company acquired the rights, including the copyright, to certain computer software and related documents. The software enables customers and the Company to perform a series of tasks in real time. Such procedures can be accessed from the Company's Internet Web site and interact with the Company's database and telecommunications switch in order to provide the following features:

    o  Automatic sign-up of customers, including

    o       Credit card authorization

    o       Customer account creation on the Company's database

    o Activation with the telecommunications switch to enable immediate access to the service

    o   Customer survey of country specific rates

    o   Customer review of call detail reports

    o   Automatic monthly invoicing to customers via e-mail

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    o Trigger call back service through the Internet.


     The Company has submitted an application for a patent on this software.


     INTERNAL-USE COMPUTER SOFTWARE


     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which provides guidance on when costs incurred for internal-use software should be capitalized. SOP 98-1 is effective for financial statements with fiscal years beginning after December 15, 1998, although earlier application is encouraged. The Company elected to adopt the guidance in this pronouncement effective for the year ended December 31, 1998. In accordance with the guidance provided by SOP 98-1, the Company has capitalized internal and external costs to develop or obtain internal use software during the application development stage. The costs of upgrades and enhancements to internal-use software are also capitalized when it is probable that such expenditures will result in additional functionality. Costs incurred during the preliminary project stage are expensed as incurred, as are training and maintenance costs.


     CONCENTRATION OF CREDIT RISK


     Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of accounts receivable. The Company's policies do not require collateral to support accounts receivable. However, because of the diversity and credit worthiness of individual accounts which comprise the total balance, management does not believe that the Company is subject to any significant credit risk.


     At December 31, 1999, the Company had accounts receivable from two customers which represented 38% and 15% of the accounts receivable at that date. At December 31, 1998, the Company had accounts receivable from one customer which represented 18% of the accounts receivable balance at that date.



     During 1999, one customer represented approximately 14% of the Company's revenues. During 1998, two customers represented approximately 25% and 17%, respectively, of the Company's revenues. The same two customers accounted for approximately 49% and 12%, respectively, of the Company's revenues in 1997.


     GEOGRAPHIC INFORMATION


     The Company operates primarily in four geographic regions, the United States, Europe, Latin America and the Far East. The following is a summary of local operations for countries from where the Company derives significant revenues.

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


                                                         YEARS ENDED DECEMBER 31,
                                                       -----------------------------
                                                         1997       1998       1999
                                                       --------   --------   -------
   United States ...................................        3%         4%        6%
   Honduras ........................................       12%         9%       10%
   France ..........................................        9%         6%        6%
   Germany .........................................        3%         6%        9%
   Austria .........................................        2%         8%        7%
   Other foreign countries (each under 7%) .........       71%        67%       62%
                                                           --         --        --
   Total ...........................................      100%       100%      100%
                                                          ===        ===       ===

     Revenues are attributed to countries based on location of customer. There are no long-lived assets outside of the United States.


     FAIR VALUE OF FINANCIAL INSTRUMENTS


     The Company's receivables and payables are current and on normal terms and, accordingly, are believed by management to approximate fair value. Management also believes that long-term debt obligations approximate fair value when current interest rates for similar debt securities are applied.


     SUPPLEMENTARY DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES


     The Company financed property and equipment purchases as follows:




                                                      YEARS ENDED DECEMBER 31,
                                                -------------------------------------
                                                 1997         1998           1999
                                                ------   -------------   ------------
   Property and equipment purchased .........    $--      $  340,328      $  795,932
   Long-term liability incurred .............     --        (200,000)       (350,000)
   Stock issued .............................     --              --         (82,500)
                                                 ---      ----------      ----------
   Capital expenditures .....................    $--      $  140,328      $  363,432
                                                 ===      ==========      ==========

     During the year ended December 31, 1999, convertible debentures of $979,000 were converted into 972,247 shares of the Company's common stock.


     LOSS PER COMMON SHARE


     Loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period.

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

2. PROPERTY AND EQUIPMENT


     Property and equipment consist of the following:




                                                      DECEMBER 31,
                                              -----------------------------
                                                  1998            1999
                                              ------------   --------------
   Telecommunications equipment ...........    $  132,778      $  200,223
   Software ...............................       541,411       1,239,010
   Office furniture and equipment .........        21,057          51,946
                                               ----------      ----------
                                                  695,246       1,491,179
   Less accumulated depreciation ..........      (182,943)       (405,435)
                                               ----------      ----------
   Net property and equipment .............    $  512,303      $1,085,744
                                               ==========      ==========

3. OTHER ASSETS


     Other assets consist of the following:




                                            DECEMBER 31,
                                       -----------------------
                                          1998         1999
                                       ---------   -----------
   Deferred offering costs .........    $    --     $584,996
   Prepaid advertising .............         --      342,800
   Other ...........................     36,785       68,967
                                        -------     --------
                                        $36,785     $996,763
                                        =======     ========

     Prepaid advertising costs are amortized as advertising services are provided. See Note 8.


     Costs incurred in connection with the Company's registration statement and planned public offering of its common stock have been capitalized as deferred offering costs. If such offering is successful, the costs will be charged against the proceeds of the offering. If such offering is not successful, such costs will be expensed.


4. LONG-TERM DEBT


     Long-term debt consists of the following:




                                                               DECEMBER 31,
                                                          ----------------------
                                                             1998         1999
                                                          ----------   ---------
   Note to a finance company, payable in monthly
     installments of $7,750, including principal and
     interest through January 2000 ....................    $ 94,033     $ 7,673
   Note to a finance company, payable in monthly
     installments of $3,875, including interest at 12%,
     through March 2000 ...............................      53,724      11,396
                                                           --------     -------

                                                            147,757      19,069
   Less current portion ...............................     128,688      19,069
                                                           --------     -------
                                                           $ 19,069     $    --
                                                           ========     =======

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


4. LONG-TERM DEBT (CONTINUED)

     As of December 31, 1999, maturities of long-term debt are as follows:




YEAR ENDING
DECEMBER 31,
----------------
  2000 .........    $19,069
                    =======

     The notes are secured by substantially all of the Company's assets and by the collateral assignment of life insurance on the lives of Messrs. Bardenheuer and Johnson (two of the Company's officers and stockholders) in the amount of $250,000 each. In addition, the loans are subject to a number of affirmative and negative covenants. The Lender also received warrants to purchase up to 2.9% of the Company's common stock. Such warrants are exercisable for a period of ten years from the original date of the loans for total consideration of $999. Such warrants include anti-dilutive provisions. During May 1999, the above warrants were exercised, resulting in the issuance of 114,109 shares of the Company's common stock.


5. OTHER LONG-TERM LIABILITIES

     Other long-term liabilities consist of the following:



                                                                                     DECEMBER 31,
                                                                              ---------------------------
                                                                                   1998          1999
                                                                              ------------- -------------
   Payable to an individual for purchase of Internet assisted
   ReturnCall software (Note 1). The liability is payable in four semi-annual installments of $43,750 and a fifth payment of $25,000 due 90 days thereafter. The first payment is due based on the delivery date of user manuals related to the software technology.
   As of the date of this report, such manuals had not been delivered.
   Therefore, the earliest date for the initial installment would be due
   no sooner than July 2001.                                                   $  200,000    $  140,000
   Payable to a trade creditor under a $700,000 credit line. The trade credits are collateralized by a security interest in substantially all of the Company's assets. This trade payable was exchanged for a
   long-term convertible debenture during August 1999.                            629,203            --
   Payable to a trade creditor under a $576,300 credit line. This trade payable was exchanged for a long-term convertible debenture
   during August 1999.                                                            576,297            --
   5% convertible debentures. Interest only is payable through March
   2000. Thereafter, principal is payable in 30 equal monthly
   installments plus interest.                                                         --     1,276,300
   Payable to a corporation in six quarterly installments of $50,000,
   without interest, commencing August 1999.                                           --       300,000
   Payable to a corporation in quarterly installments of $50,000,
   without interest, commencing November 1999.                                         --       300,000
                                                                               ----------    ----------
                                                                                1,405,500     2,016,300
   Less: current portion included in accounts payable                              67,543       925,433
                                                                               ----------    ----------
                                                                               $1,337,957    $1,090,867
                                                                               ==========    ==========

     In the event that the Company raises a minimum of $5,000,000 in debt or equity, the holders of the convertible debentures have the right to have its debt and accumulated interest paid in four equal

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


5. OTHER LONG-TERM LIABILITIES (CONTINUED)

monthly installments. The debentures are convertible at any time, in whole or in part, at the option of the creditor, into common stock of the Company at a discount to the average closing bid price of the Company's stock for five trading days preceding the conversion, but not less than $7.06. Such conversion shares are subject to transfer restrictions under the Securities Act of 1933 and under the terms of the agreement. The Company agreed that upon the earlier of nine months from the issuance of the convertible debenture, or the filing of any registration statement, that it will register all of the conversion shares at each creditor's option.

     Because the debentures had a beneficial conversion feature which enables the holders to convert at a discount to the market price of the Company's common stock, a deferred charge of $76,969 has been recorded. Such charge is being amortized as a charge to interest expense over the estimated nine month period the debentures are expected to be outstanding. For the year ended December 31, 1999, the Company recorded a charge to interest expense of $34,208 related to such discount, leaving a balance in the deferred charge of $42,761.

     At December 31, 1999, estimated maturities of other long-term liabilities are as follows:




YEAR ENDING
DECEMBER 31,
----------------
  2000 .........    $  925,433
  2001 .........       629,270
  2002 .........       384,097
  2003 .........        77,500
                    ----------
                    $2,016,300
                    ==========

6. LOAN PAYABLE--OFFICER

     Loan payable--officer represents an unsecured demand loan payable to one of the Company's officers. The loan bears interest at 12%. The loan was repaid during 1999. Interest and other expenses incurred by the Company in connection with this loan totaled $26,137, $12,093 and $5,141 for 1997, 1998 and 1999, respectively.


7. STOCKHOLDERS' DEFICIT


     CAPITALIZATION

     As discussed in Note 1, on April 6, 1999, the Company issued 3,875,000 shares of its common stock in connection with the reverse acquisition of Axicom. The total shares of common stock issued and outstanding immediately subsequent to the business combination was 4,396,457. The capital structure for all periods presented has been retroactively restated to assume the capital structure of CallNOW. The number of common shares shown outstanding is based on the number of common shares received by shareholders of Axicom in connection with such reverse acquisition (3,875,000 shares).


     OPTIONS AND WARRANTS

     In addition to the options and warrants issued in conjunction with a long-term debt obligation (Note 4) and a consulting agreement (Note 8), the seller of software technology described in Note 1 received 10,000 shares of the Company's common stock in lieu of a $25,000 payment.

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


7. STOCKHOLDERS' DEFICIT (CONTINUED)

     CONVERTIBLE DEBENTURES


     During March 1999, the Company sold $500,000 of 2% convertible debentures, due April 2004. The debentures and any unpaid interest thereon are convertible into shares of the Company's common stock at the option of the holders. The conversion price shall be the lesser of an amount which results in the debentures being converted into 12.5% of the fully diluted common stock or 80% of the average closing bid price for the Company's common stock for the seven trading days immediately preceding the conversion. Such shares issued in conversion shall not exceed 628,585 shares. The debentures contain anti-dilutive provisions. During May 1999, the debentures were converted in full into 628,585 shares of the Company's common stock.


     Because the debentures had a beneficial conversion feature which enabled the holders to convert at a discount to the market price of the Company's common stock, an additional interest charge of $128,585 has been recorded for the year ended December 31, 1999.


     During June 1999, the Company issued $479,000 of convertible debentures along with warrants entitling the holder to purchase 100,000 shares of the Company's common stock at an exercise price of $.01 per share. During September 1999, the debentures were converted into 343,662 shares of the Company's common stock and the warrants to purchase 100,000 shares were exercised. Because the warrants were exercisable at a price which was $2.74 below the estimated market price of $2.75 per share, $274,000 of the proceeds received from the debenture were allocated to the value of the warrants and recorded as additional paid in capital. This resulted in the convertible debt being issued at a $273,000 discount to the face value. In addition, because the debentures are convertible at a discount to the market price of the Company's stock, there is an additional discount of $119,750. These discounts were recorded as a charge to interest expense during the year ended December 31, 1999.


     PRIVATE PLACEMENTS


     During July 1999, the Company completed a private placement of 545,454 shares of its common stock at a price of $2.75 per share, raising an aggregate of $1,500,000 of equity. In September 1999, the Company issued an additional 146,399 shares of its common stock at a price of $2.75 per share, in private placement transactions which raised a total of $402,597.


     OPTIONS GRANTED TO CONSULTANT


     Through April 1999, the consultant described in Note 8 was granted options to purchase 226,049 shares of the Company's common stock. The Company has accounted for the fair value of the options granted to the consultant in accordance with SFAS 123. Fair value is estimated based on the Black-Scholes option-pricing model with the following weighed average assumptions used for grants: dividend yield of zero; expected volatility of 30%; risk-free interest rate of 6%; and expected lives of one year. The fair value is recognized as compensation cost over the vesting period of the options. Compensation costs arising from such grants totals $31,570 for the year ended December 31, 1999. A summary of options granted to the consultant, are as follows:

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


7. STOCKHOLDERS' DEFICIT (CONTINUED)


                                                                                                WEIGHTED
                                                                                                AVERAGE
                                               DATE OF             DATE            OPTIONS      EXERCISE
                                                GRANT             VESTED           GRANTED       PRICE
                                           ---------------   ----------------   ------------   ---------
Outstanding at January 1, 1999 .........   November 1998        May 1999            96,875      $ 1.00
                                             March 1999      September 1999         96,875      $ 1.00
                                             March 1999        March 2000           31,429      $ 0.80
                                             April 1999        April 2000              870      $ 0.01
                                                                                    ------
Outstanding at December 31, 1999 .......                                           226,049
                                                                                   =======
Options exercisable at
 December 31, 1999 .....................                                           183,750
                                                                                   -------
Weighed average fair value of
 options granted during the year
 ended December 31, 1999 ...............                                         $    0.15
                                                                                 ---------

     1999 STOCK OPTION PLAN

     In September 1999, the Company's Board of Directors adopted the 1999 Stock Option Plan. The 1999 Plan was subsequently approved by the Company's stockholders.

     The 1999 Plan provides for the grant of options to purchase up to, but not in excess of, 2,200,000 shares of common stock to the Company's officers, directors, agents, consultants and independent contractors. Options may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. Incentive stock options may be granted only to our employees and employees of our subsidiary, while non-qualified options may be granted to such persons and to non-employee directors and consultants.

     The 1999 Plan is administered by the Company's Board of Directors or by the Compensation Committee of the Board of Directors (the "Administrator"), which determines, among other things, those individuals who receive options, the time period during which the options may be exercised, the number of shares of common stock issuable upon the exercise of each option and the option exercise price. The exercise price per share of common stock subject to an incentive stock option may not be less than the fair market value per share of common stock on the date the option is granted (110% in the case of an incentive stock option granted to a person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of the Company's stock (a "10% Shareholder")). The exercise price per share of the common stock subject to a non-qualified option may be established by the Administrator. The aggregate fair market value, determined as of the date the option is granted, of common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year cannot exceed $100,000.

     No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment other than by death, retirement or permanent and total disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise all or any part of such employee's option, unless otherwise determined by the Administrator. Upon termination of employment of an optionee by reason of death, retirement or permanent or total disability, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination.

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


7. STOCKHOLDERS' DEFICIT (CONTINUED)

     Options under the 1999 Plan must be issued within ten years from the effective date of the Plan. Incentive stock options granted under the 1999 Plan cannot be exercised more than ten years from the date of grant (five years in the case of an incentive stock option granted to a 10% Shareholder). All options granted under the 1999 Plan will provide for the payment of the exercise price in cash or check or by delivery to the Company of shares of common stock having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods, or by such other methods approved by the Administrator pursuant to the 1999 Plan. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of such optionee's stock options with no investment.

     Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1999 Plan. During 1999, options to purchase 998,400 shares of the Company's common stock at exercise prices of $2.75 per share were granted under the 1999 Plan. Such grants included options to purchase 300,000 shares granted to each of Messrs. Bardenheuer and Johnson, two of the Company's officers and stockholders. In addition, the Company granted options to purchase a total of 30,000 shares to its three outside directors at an exercise price of $2.75. Such options vest ratably over a three-year period.

     Also, the Company granted non-plan options to its Chief Operating Officer. Such options vest one year after the date of the grant and are exercisable for a five-year period.

     The following is a summary of employee stock option transactions during the year ended December 31, 1999:




                                                                          WEIGHTED
                                              NON-PLAN       PLAN         AVERAGE
                                               OPTIONS     OPTIONS     EXERCISE PRICE
                                             ----------   ---------   ---------------
Granted -- June 1999 .....................     17,183           --        $ 1.40
     June 1999 ...........................      5,000           --        $ 0.01
     July 1999 ...........................     27,273           --        $ 2.75
     September 1999 ......................      7,320           --        $ 2.75
     September 1999 ......................         --      958,000        $ 2.75
     October 1999 ........................         --       11,400        $ 2.75
     December 1999 .......................         --       29,000        $ 2.75
                                               ------      -------
Outstanding at December 31, 1999 .........     56,776      998,400
                                               ======      =======

     STOCK RESERVED FOR ISSUANCE

     In addition to the options listed above, the Company has reserved 181,232 shares for issuance under the convertible debentures payable to trade creditors described above. In addition, the Company's Chief Operating Officer is entitled to options to purchase 200,000 shares exercisable at the public offering price upon the successful completion of the Company's proposed public offering.

     STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board of Opinion No. 25, "Accounting for Stock issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options granted equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. For options granted at an exercise price that is less than the market price of the Company's stock, the Company recognizes compensation expense based on the intrinsic value of the options granted over

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


7. STOCKHOLDERS' DEFICIT (CONTINUED)

the vesting period. Compensation cost arising from such grants totaled $21,624 for the year ended December 31, 1999. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Had compensation cost been determined based on the fair value of stock options on grant date consistent with the method prescribed by SFAS 123, the Company's net loss and loss per share amounts for the year ended December 31, 1999, would have been revised to the pro forma amounts shown below.



  Net loss:
    As reported .............  $3,118,048
    Pro forma ...............  $3,168,460

  Loss per share:
    As reported .............  $    (0.60)
    Pro forma ...............  $    (0.61)

     The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of zero; expected volatility of 30%; risk-free interest rate of 6%; and expected lives of one year.


     STOCK-BASED FINDERS' FEES

     In conjunction with the business combination described in Note 1, AOC issued 485,465 warrants to purchase its common stock at an exercise price of $.01 per share for services rendered as finders' fees. Such warrants were immediately exercised, resulting in the issuance of 485,465 shares of common stock. The Company recorded a charge for stock-based finders' fees of $480,610 during the year ended December 31, 1999.


8. COMMITMENTS AND CONTINGENCIES


     LEASE AGREEMENTS

     The Company leases office space and certain office equipment under non-cancelable operating lease agreements through 2002. Future minimum rental payments required under such agreements are as follows:




YEAR ENDING               OFFICE      EQUIPMENT
DECEMBER 31,              LEASES       LEASES
---------------------   ----------   ----------
  2000 ..............    $ 56,250     $ 42,503
  2001 ..............      56,250       38,983
  2002 ..............      18,750       21,575
                         --------     --------
                         $131,250     $103,061
                         ========     ========

     Total rental expense for all operating leases totaled $71,068, $77,534 and $76,854 for the years ended December 31, 1997, 1998 and 1999, respectively.


     CONSULTING AGREEMENT

     During 1998, the Company entered into a consulting agreement. Such agreement provides for compensation of $5,000 per month commencing August 1998. Such compensation increased to $10,000 per month effective March 1999.

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


8. COMMITMENTS AND CONTINGENCIES (CONTINUED)

     In addition, the Company agreed to grant the consultant options to purchase 5% of the Company. Effective November 1998, options representing 2.5% of the Company were granted. These options are exercisable at $1 per share and vest in May 1999. The options include anti-dilutive provisions so that the number of options granted will be increased in the event of an equity financing so that the consultant maintains his 2.5% ownership position. Such additional options will be granted at the price of the equity financing and will vest six months after such financing. Additional options for another 2.5% of the Company will be granted at the next round of financing. Such options will be granted at the price of the financing and will vest twelve months after the financing. The consultant will be granted additional options (at the then stock price) upon subsequent financing over the next two years to prevent dilution of his 5% ownership. The options will remain in effect as long as the consultant remains with the Company and are exercisable over five years. In the event the consultant is terminated, the options will vest immediately.

     The Company has accounted for the fair value of the options issued to the consultant in accordance with SFAS 123. Fair value is estimated based on the Black-Scholes option-pricing model. Because the exercise price of the options granted during 1998 was significantly in excess of the fair market value of the Company's stock at the date of the grant, application of the Black-Scholes option-pricing model resulted in no fair value being attributed to the options granted during 1998. Therefore, no compensation was recorded as a result of such grant. See "Options granted to consultant" under Note 7.

     The consultant is also entitled to receive a $35,000 finder's fee for the extension of the $700,000 vendor credit line described in Note 5.


     SOFTWARE SUPPORT

     Effective November 1998, the Company entered into an agreement with a computer consultant to provide ongoing support and maintenance for its proprietary Internet-assisted ReturnCall software. This agreement is for a two-year period ending November 2000. The consultant receives a monthly fee of $5,000 for support and maintenance services.


     LEGAL PROCEEDINGS

     During February 1999, the Company discussed an agreement for an individual to provide financial advisory services to the Company. Such services were to be rendered in connection with the possible business combination with a public company. Under the terms of the proposed agreement, the advisor was to receive 5% of the fully-diluted shares of the Company, or its successor, upon consummation of such business combination, as well as a one-year consulting agreement for $60,000. The individual has alleged that he was offered an opportunity by the Company to assist in the location of a potential candidate for merger or acquisition, or a related financing. As a result, the consultant claims to be owed a five percent interest in the Company and a consulting fee of $60,000. The Company's position is that no agreement was ever executed and delivered between the parties, and in any event, the consultant did not perform. No arbitration demand or summons and complaint has been served, either by or upon the Company. The parties are currently discussing a resolution of the matter. Management of the Company believes that it has meritorious defenses to the potential claim and intends to vigorously defend the Company's position. While it is not possible to determine the ultimate outcome at this time, management believes that the resolution of the matter will not have a material effect on the Company's financial position.

     During 1998, a telephone carrier which had provided services to the Company, commenced an arbitration proceeding alleging that it was owed $194,672 for telecommunication services. The full

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


8. COMMITMENTS AND CONTINGENCIES (CONTINUED)

amount of the claim had been accrued by the Company. The Company asserted counterclaims alleging that the carrier had engaged in unjust and unreasonable charges. In November 1999, the matter was arbitrated. The result of the arbitration was that the net amount owed to the telephone carrier was reduced to approximately $98,000. The decrease in the accrual was recorded as a reduction of cost of sales in 1999.


     TELECOMMUNICATION SERVICES

     The Company routinely enters into agreements with long distance carriers to provide telecommunication services to the Company for its customer traffic at specified rates. Such agreements are typically short-term in duration and automatically renewable.


     ADVERTISING AGREEMENTS

     Prepaid advertising costs arise from an agreement entered into in June 1999 with a company that operates as an Internet portal and search engine. The agreement provides that such company will periodically place banners, promotional buttons, text links and other hyperlinks from its home pages and web guides to CallNOWS's Web site. Under the terms of the agreement, such company guarantees a minimum of 120 million "visits." The agreement specified that CallNOW is obligated to make payments totaling $400,000, with $100,000 payable upon execution of the agreement and the balance payable over an eighteen-month period without interest (Note 5). The total cost of the agreement is being recognized based on the number of "visits" the Company receives monthly. The advertising program began operation during August 1999. During the year ended December 31, 1999, the Company received approximately
17.1 million "visits" or 14.3% of the guaranteed total. Therefore, advertising expense of $57,200, representing 14.3% of the total cost of the agreement, was recognized.

     During May 1999, the Company entered into an agreement with a Japanese affiliate of the same company that operates as an Internet portal and search engine described above. Under the terms of the agreement, such company guarantees a minimum of 48 million "visits." The agreement specifies that CallNOW is obligated to make payments totaling $160,000 over an eighteen-month period, without interest, commencing 30 days after the effective date. As of the date of this report, the links which would direct users to CallNOW's Web site were still being developed, including translation into Japanese. Therefore, the agreement is not yet effective.


     EMPLOYMENT AGREEMENTS

     In July 1999, the Company entered into an employment agreement with an individual to be the Company's Chief Technical Officer. This agreement terminates in July 2001 and is automatically renewed from year-to-year unless terminated by mutual agreement or by either party upon 60 days notice. The Chief Technical Officer receives an annual base salary of $120,000. In addition, subject to the discretion of the Company's Board of Directors, he may be awarded an annual bonus of up to 20% of his annual base salary. He has been granted options to purchase 45,000 shares of the Company's common stock pursuant to the Company's option plan.

     During November 1999, the Company entered into an employment agreement with its Chief Operating Officer and Acting Chief Financial Officer to replace the November 1998 consulting agreement. The employment agreement is for a one-year period and is automatically renewable for one additional year unless the Company provides written notice to the contrary at least 60 days prior to the expiration of the agreement. The agreement provides for monthly compensation of $10,000. Such compensation increases to $14,000 per month upon the successful completion of the Company's public offering for so long as the employee is both the Chief Operating Officer and the Acting Chief

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


8. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Financial Officer. Compensation will be $12,000 for such period that the employee is only the Chief Operating Officer. When the Company's revenues increase to $1,000,000 per month, the employee's base salary will increase to $15,000 per month. The employee is also entitled to participate in any bonus plan instituted by the Company. In addition, the employee shall receive a grant of non-qualified stock options in connection with each equity financing that the Company consummates until the earlier of (1) immediately following the successful completion of the Company's public offering or (2) October 31, 2000. The employee will be granted options to purchase 5% of the number of shares issued pursuant to such financing at an exercise price equal to the purchase price paid by the investor or the public offering price if applicable. The options shall have an exercise term of five years. During February 2000, this term of this agreement was extended through February 2002.


     EXECUTIVE COMPENSATION


     During February 2000, the Company entered into employment agreements with its Chairman/Chief Executive Officer and its President. Each of the employment agreements is for a two-year period and may be extended by mutual agreement. The agreements provide each of the officers with an annual salary of $120,000; provided however, that such salaries increase to $180,000, effective upon consummation of the Company's registration statement and retroactive to January 1, 2000. In addition, each officer may receive a bonus of up to 20% of his salary. In addition, the officers will receive a payment of $65,000 each upon completion of the Company's proposed public offering. Such payments will be recorded as additional compensation in 2000.



     SALE OF TECHNOLOGY AGREEMENT

     On July 28, 1999, the Company entered into an agreement with a corporation controlled by the Company's Chief Technical Officer who designed the Company's telephone switching, account activation and billing software. The agreement provides that, over a period of two years, this corporation will create documentation for the software and switching system. Consideration for the software and the documentation consists of an aggregate of $400,000, payable in eight quarterly installments and 30,000 shares of the Company's common stock.


     ASSET ACQUISITION

     During May 1999, the Company acquired the assets of a global, online telephone directory known as "Telephone Directories on the Web" ("TDW"). TDW operates as a free web site that enables users to locate international, national and local telephone numbers. The Company believes that such web site will draw additional customers to the Company's services. Consideration for the acquisition consisted of a payment of $20,000 and a promissory note in the amount of $40,000. The note is payable, without interest, within 60 days of the close of the contract. The transaction was accounted for as an acquisition of assets. Any prior revenue-producing activities of TDW ceased upon acquisition of the assets.


9. INCOME TAXES

     The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. There were no significant temporary differences

                       CALLNOW.COM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)


9. INCOME TAXES (CONTINUED)

leading to deferred tax assets or liabilities as of December 31, 1998 and 1999. Deferred tax assets arising from net operating loss carryforwards have been reduced to zero through valuation allowances.


10. SUBSEQUENT EVENTS


     During January 2000, the Company borrowed $100,000 from its Chief Executive Officer. The loan is payable in the amount of $110,000 upon the completion of the Company's public offering.


     During January 2000, the Company borrowed $50,000 from a shareholder that is affiliated with one of the Company's directors. The loan is payable in the amount of $55,000 upon the completion of the Company's public offering.



     During January 2000, the Company entered into an agreement with a Colombian corporation to provide business development services in Latin America. The agreement is for a one-year period ending in January 2001. Compensation for such services consists of options, issued under the Company's 1999 Stock Option Plan, to purchase 50,000 shares of the Company's common stock at an exercise price of $2.75 per share. Such options are for a term of seven years and vest 100% twelve months after the effective date of the Company's registration statement.



     During February 2000, the Company borrowed $175,000 from an unaffiliated corporation. The loan is payable in the amount of $192,500 on the earlier of July 1, 2000 or the date on which the Company consummates a public offering or private placement of either debt or equity securities with net proceeds equal to or exceeding $2 million. The note is secured by a total of 200,000 shares of the Company's stock that is owned by two of the Company's officers.



     During February 2000, the Company entered into an agreement with a Swiss corporation to provide business development services in Europe. The agreement is for a one-year period ending in February 2001. Compensation for such services consists of options, issued under the Company's 1999 Stock Option Plan, to purchase 100,000 shares of the Company's common stock at an exercise price of $2.75 per share. Such options are for a term of seven years and vest 100% twelve months after the effective date of the Company's registration statement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE OF THIS PROSPECTUS.


                     -----------------------------------

                               TABLE OF CONTENTS





                                                PAGE
                                             ---------
Prospectus Summary .......................        3
Risk Factors .............................        9
Forward-Looking Statements ...............       24
Use of Proceeds ..........................       25
Price Range of Our Common Stock ..........       26
Dividend Policy ..........................       27
Capitalization ...........................       27
Dilution .................................       28
Selected Financial Data ..................       29
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ............................       30
Business .................................       36
Management ...............................       53
Related Party Transactions ...............       59
Principal Stockholders ...................       61
Description of Securities ................       63
Shares Eligible for Future Sale ..........       67
Underwriting .............................       68
Legal Matters ............................       69
Experts ..................................       70
Additional Information ...................       70
Financial Statements .....................      F-1

                      -----------------------------------

       UNTIL      , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    [LOGO]









                               CALLNOW.COM, INC.





                                4,000,000 UNITS






                           (EACH UNIT CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                           AND ONE REDEEMABLE COMMON
                            STOCK PURCHASE WARRANT)






                 --------------------------------------------
                                   PROSPECTUS
                 --------------------------------------------
                             DIRKS & COMPANY, INC.


                         NOLAN SECURITIES CORPORATION




                                     2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

ALTERNATE PAGE FOR SELLING STOCKHOLDER PROSPECTUS


                     SUBJECT TO COMPLETION--MARCH 2, 2000





                                   PROSPECTUS
--------------------------------------------------------------------------------
                        164,891 SHARES OF COMMON STOCK


                            [CALLNOW.COM, INC. LOGO]
                      ---------------------------------

        o      Selling stockholders may sell the shares using this prospectus.


        o Using an alternate prospectus, CallNOW.com is also offering 4,000,000 units plus up to an additional 600,000 units to cover over-allotments, if any, in an underwritten public offering. Each unit consists of one share of common stock and one redeemable common stock purchase warrant.


        o We anticipate that the public offering price of the units discussed above will be between $6.00 and $8.00 per unit.


        o Our common stock has been traded in the National Quotation Bureau, LLC's Pink Sheets. The last reported bid price for our common stock in the Pink Sheets on February 28, 2000 was $3.00.


        o Our trading symbol in the National Quotation Bureau, LLC's Pink Sheets is CALN. We have applied to list the units, common stock and warrants on the Nasdaq SmallCap Market under the symbols CALNU, CALN and CALNW, respectively.


     THE PURCHASE OF OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING THE SHARES, CAREFULLY READ THIS PROSPECTUS, ESPECIALLY THE "RISK FACTORS" BEGINNING ON PAGE 9.


                       ---------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ---------------------------------

                                 THE OFFERING




Shares offered .......................................   This prospectus relates to the offering of
                                                         164,891 shares of common stock which are
                                                         being offered by selling stockholders. See
                                                         "Description of Securities" and "Selling
                                                         Stockholders and Plan of Distribution."

Total shares outstanding after this offering .........   10,314,666 Shares, assuming that the shares of
                                                         common stock registered under the
                                                         concurrent underwritten public offering have
                                                         been sold by CallNOW.com; excludes
                                                         outstanding options, underwriters'
                                                         over-allotment option and warrants from
                                                         concurrent offering.

Proceeds .............................................   We will not receive any of the proceeds from
                                                         the sale of shares by the selling stockholders.

Proposed Nasdaq SmallCap Market Unit
 Symbol (3) ..........................................   CALNU

Proposed Nasdaq SmallCap Market Common
 Stock Symbol (3) ....................................   CALN

Proposed Nasdaq SmallCap Market
 Redeemable Common Stock Purchase
 Warrant Symbol (3) ..................................   CALNW


                           -------------------------

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION


     The selling stockholders have advised us that they may from time to time sell all or a portion of the shares offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq SmallCap Market, on any exchange on which the common stock may then be listed, in underwritten offerings, negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). In connection with such sales, the selling stockholders and any broker-dealers or agents participating in such sales may be deemed to be underwriters as that term is defined under the Securities Act. Neither we nor the selling stockholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the selling stockholders on account of their sales of the shares from time to time. The shares are subject to an agreement between the holders thereof and the representatives restricting the sale thereof within 90 days from the date of this prospectus without the prior written consent of the representatives.

     Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the shares may not be sold therein unless the shares have been registered or qualified for sale in such state or an exemption from such requirement is available and satisfied.

     We will pay certain expenses in connection with this offering, estimated to be approximately $ , but will not pay for any underwriting commissions and discounts, if any, or counsel fees or expenses of the selling stockholders. We have agreed to indemnify the selling stockholders, their directors, officers, agents and representatives, and any underwriters, against certain liabilities, including certain liabilities under the Securities Act.

     The selling stockholders have also agreed to indemnify us, our directors, officers, agents and representatives against certain liabilities, including liabilities under the Securities Act. The selling stockholders and other persons participating in the distribution of the shares offered hereby are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

     The following table sets forth information with respect to the selling stockholders as of February 28, 2000:


                                                SELLING STOCKHOLDERS
                                    ---------------------------------------------
                                        NUMBER OF        PERCENTAGE     NUMBER OF
       NAME AND ADDRESS OF             SHARES OWNED        BEFORE        SHARES
         BENEFICIAL OWNER            BEFORE OFFERING      OFFERING       OFFERED
---------------------------------   -----------------   ------------   ----------
Upper Brook Ltd.
 c/o Citco Bank and Trust Company
 (Bahamas) Limited
 P.O. Box CB-13136
 Nassau Bahamas .................        507,272             8.03%      126,818
Eden Capital Fund Limited
 P.O. Box 309
 George Town
 Cayman Islands, B.W.I. .........         38,182                *         9,546
New York Community Investment
 Company L.L.C.
 120 Broadway, 36th Floor
 New York, NY 10271 .............        114,109             1.81%       28,527

------------
* less than 1%

                                 LEGAL MATTERS


     The validity of the shares offered hereby will be passed upon by Stairs Dillenbeck & Finley, New York, New York and Swidler Berlin Shereff Friedman, LLP has acted as regulatory counsel to us in connection with certain matters. See "Selling Stockholders and Plan of Distribution."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE OF THIS PROSPECTUS.


                     -----------------------------------

                               TABLE OF CONTENTS





                                                PAGE
                                             ---------
Prospectus Summary .......................        3
Risk Factors .............................        9
Forward-Looking Statements ...............       24
Price Range of Our Common Stock ..........       26
Dividend Policy ..........................       27
Capitalization ...........................       27
Selected Financial Data ..................       29
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ............................       30
Business .................................       36
Management ...............................       53
Related Party Transactions ...............       59
Principal Stockholders ...................       61
Selling Stockholders and Plan of
   Distribution ..........................
Description of Securities ................       63
Shares Eligible for Future Sale ..........       67
Legal Matters ............................       69
Experts ..................................       70
Additional Information ...................       70
Financial Statements .....................      F-1

                      -----------------------------------

                                    [LOGO]









                               CALLNOW.COM, INC.





                               164,891 SHARES OF

                                 COMMON STOCK






                 --------------------------------------------
                                   PROSPECTUS
                 --------------------------------------------
                                     2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses of this offering are as follows:



   S.E.C. Registration Fee (1) ................................    $  28,064.00
   N.A.S.D. Filing Fee (1) ....................................       11,129.83
   Nasdaq SmallCap Market Qualification Fee ...................
   Representative's Non-Accountable Expense Allowance .........
   Accounting Fees ............................................
   Legal Fees and Expenses ....................................
   Blue Sky Qualification Fees and Expenses ...................
   Printing and Engraving .....................................
   Transfer Agent's Fees and Expenses .........................
   Miscellaneous Expenses .....................................
                                                                   ------------
    Total .....................................................    $


----------
(1)   Assuming a public offering price of $8.00 per unit.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (i) a breach of the director duty of loyalty to the corporation or its stockholders, (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemption, or (iv) any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recission.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director of officer of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if serving as such at the Registrant's request. The Registrant has procured insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity.

     Reference is also made to the Underwriting Agreement to be filed as
Exhibit 1.1 to this Registration Statement for information concerning the underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

ITEM 15.

 Recent Sales of Unregistered Securities

     Since September 15, 1996, the Registrant issued and sold the following securities:

     In December 1996, Axicom entered into a loan agreement with New York Community Investment Company L.L.C. ("NYCIC"). As part of such agreement, Axicom issued warrants to purchase 74,665 shares of Axicom common stock at an aggregate exercise price of $999. The issuance of the warrants was exempt from registration pursuant to Section 4 (2) of the Securities Act of 1933, as amended (the "Securities Act"). The warrant was exercised in April 1999 and, as a result of the Axicom-American Ostrich transaction, NYCIC received 114,109 shares of CallNOW.com stock.

     From November 1998 to the present, the Registrant granted an aggregate of 282,825 options to Chris Seelbach pursuant to his Consulting/Employment Agreement. Of these 282,825 options, 5,870 have an exercise price of $0.01 per share, 31,429 have an exercise price of $0.795 per share, 193,750 have an exercise price of $1.00 per share, 17,183 have an exercise price of $1.39 per share and 34,593 have an exercise price of $2.75 per share. The issuance of these options was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On March 30, 1999, American Ostrich Company issued 12,555,317 shares of its common stock to Jenson Services, Inc. a Utah corporation and financial consulting firm in exchange for $37,500. In April 1999, American Ostrich Company declared a 32,000 to one reverse stock split (17,400 shares post-split). This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On April 6, 1999, Axicom issued $500,000 principal amount 2% Convertible Debenture due April 2004 to GEM France, S.A. ("GEM") in exchange for $500,000 in cash. The issuance of this Convertible Debenture was exempt from registration pursuant to Rule 504 promulgated under the Securities Act. GEM subsequently assigned $50,000 principal amount of this $500,000 Convertible Debenture to Turbo International Inc. ("Turbo"). In April 1999, GEM and Turbo converted these Convertible Debentures into 628,585 shares of the Registrant's common stock which shares were issued under exemptions from registration pursuant to Rule 504 promulgated under the Securities Act.

     In April 1999, American Ostrich Company, a Delaware corporation whose stock was publicly traded on the Over The Counter Bulletin Board, acquired all of the issued and outstanding common stock of Axicom (the "Acquisition"). In consideration of the Acquisition, Axicom's shareholders received 3,875,000 shares of American Ostrich Company common stock. In addition, GEM Global Fund received warrants to purchase 251,433 shares of American Ostrich Company common stock at an exercise price of $.01 per share as a fee for arranging for and structuring the Acquisition.

     On April 6, 1999, American Ostrich Company also issued warrants to purchase its common stock at an exercise price of $.01 per share to the following companies for services rendered as finder's fees:



  Cicero Cinzano Ltd.              Warrant to purchase 40,000 shares
  Camisado Venturos Ltd.           Warrant to purchase 69,852 shares
  Out Back Ltd.                    Warrant to purchase 69,852 shares
  New York, New York, Ltd.         Warrant to purchase 54,328 shares

     All of the foregoing warrants to purchase in the aggregate 485,465 shares of common stock of the Registrant were exercised in April 1999 and the shares were issued pursuant to Rule 504.

     In June 1999, the Registrant issued a $479,000 principal amount 2% Convertible Debenture due June 2004 plus a Warrant to purchase 100,000 shares of the Registrant's common stock at an exercise price of $.01 per share, to GEM Investments Ltd. in exchange for $479,000 in cash. In September 1999, GEM Investments Ltd. converted this Debenture into 343,662 shares of the Registrant's common stock and exercised the Warrant to purchase 100,000 shares of the Registrant's common stock. All such shares were issued pursuant to Rule 504 promulgated under the Securities Act.

     In July 1999, the Registrant sold an aggregate of 545,454 shares of its common stock to Eden Capital Fund Limited and Upper Brook Ltd. at a price of $2.75 per share. These shares were issued pursuant to Section 4(2) of the Securities Act, including Regulation D promulgated thereunder.


     In connection with the purchase of technology by the Registrant, the Registrant paid a combination of cash and stock, including the issuing of 30,000 shares and 10,000 shares of its common stock to Mr. Martin Casanova and Mr. Guibert Englebienne, in July 1999 and September 1999, respectively.


     In September 1999, the Registrant sold 9,090, 36,400, 10,000 and 90,909 shares of its common stock to Robert Tolmach, Jr., David Ford, Peter Williams and ROPART Investments LLC, respectively, at a price of $2.75 per share. These shares were issued pursuant to Section 4(2) of the Securities Act, including Regulation D promulgated thereunder.


ITEM 16. EXHIBITS



           (a) Exhibits:
1          Form of Underwriting Agreement.*
3.1        Certificate of Incorporation of Registrant, dated April 8, 1999.*
3.1a       Certificate of Ownership and Merger of American Ostrich Corporation, a Utah
           corporation, into CallNOW.com, Inc., a Delaware corporation.*
3.2        Bylaws of Registrant.*
4.1        Form of Specimen Common Stock Certificate of Registrant.*
4.2        5% Convertible Debenture Due August 31, 2002, issued to New Media Corporation, in the principal amount of $576,300.*
4.3        5% Convertible Debenture Due August 26, 2002, issued to Facilicom International, Inc., in the principal amount of $700,000.*
4.4        Form of Lock-up Agreement.*
4.5        Form of Representatives' Warrants Agreement, including Representative's Warrant
           Certificate.*
4.6        Form of Warrant Agreement, including Warrant Certificate.**
5.1        Opinion of Stairs Dillenbeck & Finley, as to legality of the securities being offered hereby.**
5.2        Opinion of Swidler Berlin Shereff Friedman, LLP.**
10.1       Sale of Technology Agreement, dated November 30, 1998, by and between AXICOM
           Communications Group, Inc. ("Axicom") and Mr. Guibert Englebienne.*
10.2       Consulting/Employment Agreement, dated November 1, 1998, between Axicom and Mr.
           Chris Seelbach.*
10.3       Consulting Agreement dated as of November 30, 1998, between Mr. Guibert Englebienne and Axicom.*
10.4       Asset Purchase Agreement made as of May 19, 1999, between Buttle & Tuttle Ltd and
           Registrant.*
10.5       Agreement dated March 2, 1999, between Lloyd Layton Golding and Christian
           Bardenheuer; Axicom.*
10.6       Loan Agreement between Axicom and New York Community Investment Company L.L.C.,
           dated December 27, 1996.*
10.7       Security Agreement made on December 27, 1996, between Axicom and New York
           Community Investment Company L.L.C.*
10.8       Promissory Notice, dated December 27, 1996, made by Axicom to New York Community
           Investment Company L.L.C. in the face amount of $200,000.*
10.9       Promissory Note, dated March   , 1997, made by Axicom to New York Community
           Investment Company L.L.C. in the face amount of $100,000.*
10.10      Lease Agreement, dated as of March 25, 1999, between Fifty Broad Street, Inc. and Fifty
           New Street, Inc. and Axicom (Re: Room 520 in the building known as 50 Broad St.).*

10.11        Lease Agreement, dated as of March 25, 1999, between Fifty Broad Street, Inc. and Fifty
             New Street, Inc. and Axicom (Re: Room 501 in the building known as 50 Broad St.).*
10.12        Agreement, dated May 12, 1999, between Lycos-Bertelsmann GmbH and Registrant.*
10.13        Agreement, dated May 26, 1999, between Lycos Japan and Registrant.*
10.14        International Carrier Voice Service Agreement, dated October 14, 1997, between Facilicom
             International, L.L.C. and Axicom.*
10.15        Long Distance Reseller Service Agreement, dated April 6, 1999, between Interoute, Inc.
             and Axiom.*
10.16        Carrier Services Agreement, dated June 21, 1999, between International Forval Telecom,
             Inc. and Registrant.*
10.17        1999 Stock Option Plan.*
10.18        Agreement, made and entered into as of September 30, 1999 between Be Free, Inc. and the
             Registrant.*
10.19        Employment Agreement, dated as of August 9, 1999, between the Registrant and Ann K.
             McShea.*
10.20        Employment Agreement, dated as of July 28, 1999, between the Registrant and Martin
             Casanova.*
10.21        Employment Agreement, dated as of June 1, 1999, between the Registrant and Josune
             Garcia Yauguas.*
10.22        Sale of Technology Agreement, dated July 28, 1999, between the Registrant and Smart
             Software.*
10.23        Stock Purchase Agreement, dated September 16, 1999, between the Registrant and
             ROPART Investments LLC.*
10.24        Letter Agreement, dated September 16, 1999, between the Registrant and ROPART
             Investments LLC.*
10.25        Stock Purchase Agreement, dated July 30, 1999, by and among the Registrant, Upper
             Brook Ltd. and Eden Capital Fund Limited.*
10.26        Employment Agreement, made effective November 9, 1999 by and between Christopher R.
             Seelbach and the Registrant.*
10.26a       Amendment, dated February 7, 2000, to Employment Agreement between Christopher R.
             Seelbach and the Registrant.*
10.27        Master Services Agreement, made effective October 29, 1999 between Exodus
             Communications, Inc. and the Registrant.*
10.28        Carrier Service Agreement, entered into as of November 5, 1999, between Equinox
             International LLC and the Registrant.*
10.29        Employment Agreement, dated February 7, 2000, between Christian Bardenheuer and the
             Registrant.*
10.30        Employment Agreement, dated February 7, 2000, between Warner R. Johnson, Jr. and the
             Registrant.*
16           Letters re: Change in Certifying Accountant From Ernst & Young LLP and the Registrant*
21           Subsidiaries.*
23.1         Consent of Horton & Company, L.L.C. (included on page II-7)
23.2         Consent of Stairs Dillenbeck & Finley (included in Exhibit 5.1).
23.3         Independent Auditors' Report on Other Financial Information.
23.4         Consent of Swidler Berlin Shereff Friedman, LLP (included in Exhibit 5.2).
  24         Power of Attorney.*
  27         Financial Data Schedule for year ended December 31.

----------
*     Previously filed

**    To be filed by amendment.

     (b) Financial Statement Schedules:

99    Schedule II--Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS.

     Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant for expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Registrant hereby further undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (5) That, for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of these securities.

                                  SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 2nd DAY OF MARCH, 2000.



                                        CallNOW.com, Inc.



                                        By: /s/ Christian Bardenheuer
                                           ------------------------------------

                                           Christian Bardenheuer

                                           Chairman of the Board of Directors
                                           and Chief Executive Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.







           SIGNATURE                               TITLE                         DATE
-------------------------------   ---------------------------------------   --------------
/s/ Christian Bardenheuer         Chairman of the Board of Directors,       March 2, 2000
  ---------------------------     Chief Executive Officer and Director
  Christian Bardenheuer           (Principal Executive Officer)


/s/ Christopher R. Seelbach       Chief Operating Officer, Acting Chief     March 2, 2000
  ---------------------------     Financial Officer and Director
  Christopher R. Seelbach         (Principal Financial and Accounting
                                  Officer)

                *                 President and Director                    March 2, 2000
  ---------------------------
  Warner R. Johnson, Jr.
                *                 Director                                  March 2, 2000
  ---------------------------
  Edward Cabot
                *                 Director                                  March 2, 2000
  ---------------------------
  Todd A. Goergen
                *                 Director                                  March 2, 2000
  ---------------------------
  Robert S. Tolmach, Jr.

By: /s/ Christian Bardenheuer
    ------------------------
    *Attorney-in-fact

                        CONSENT OF INDEPENDENT AUDITORS

CallNOW.com, Inc. and Subsidiary
New York, New York


     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 2, 2000, except for the last two paragraphs of Note 10, as to which the date is February 16, 2000, relating to the consolidated financial statements of CallNOW.com, Inc. and Subsidiary, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" in such Prospectus.




                         /S/ HORTON & COMPANY, LLC



Wayne, New Jersey
March 2, 2000

                                 EXHIBIT INDEX

           (a) Exhibits:
1          Form of Underwriting Agreement.*
3.1        Certificate of Incorporation of Registrant, dated April 8, 1999.*
3.1a       Certificate of Ownership and Merger of American Ostrich Corporation, a Utah
           corporation, into CallNOW.com, Inc., a Delaware corporation.*
3.2        Bylaws of Registrant.*
4.1        Form of Specimen Common Stock Certificate of Registrant.*
4.2        5% Convertible Debenture Due August 31, 2002, issued to New Media Corporation, in the principal amount of $576,300.*
4.3        5% Convertible Debenture Due August 26, 2002, issued to Facilicom International, Inc., in the principal amount of $700,000.*
4.4        Form of Lock-up Agreement.*
4.5        Form of Representatives' Warrants Agreement, including Representative's Warrant
           Certificate.*
4.6        Form of Warrant Agreement, including Warrant Certificate.**
5.1        Opinion of Stairs Dillenbeck & Finley, as to legality of the securities being offered hereby.**
5.2        Opinion of Swidler Berlin Shereff Friedman, LLP.**
10.1       Sale of Technology Agreement, dated November 30, 1998, by and between AXICOM
           Communications Group, Inc. ("Axicom") and Mr. Guibert Englebienne.*
10.2       Consulting/Employment Agreement, dated November 1, 1998, between Axicom and Mr.
           Chris Seelbach.*
10.3       Consulting Agreement dated as of November 30, 1998, between Mr. Guibert Englebienne and Axicom.*
10.4       Asset Purchase Agreement made as of May 19, 1999, between Buttle & Tuttle Ltd and
           Registrant.*
10.5       Agreement dated March 2, 1999, between Lloyd Layton Golding and Christian
           Bardenheuer; Axicom.*
10.6       Loan Agreement between Axicom and New York Community Investment Company L.L.C.,
           dated December 27, 1996.*
10.7       Security Agreement made on December 27, 1996, between Axicom and New York
           Community Investment Company L.L.C.*
10.8       Promissory Notice, dated December 27, 1996, made by Axicom to New York Community
           Investment Company L.L.C. in the face amount of $200,000.*
10.9       Promissory Note, dated March   , 1997, made by Axicom to New York Community
           Investment Company L.L.C. in the face amount of $100,000.*
10.10      Lease Agreement, dated as of March 25, 1999, between Fifty Broad Street, Inc. and Fifty
           New Street, Inc. and Axicom (Re: Room 520 in the building known as 50 Broad St.).*

10.11        Lease Agreement, dated as of March 25, 1999, between Fifty Broad Street, Inc. and Fifty
             New Street, Inc. and Axicom (Re: Room 501 in the building known as 50 Broad St.).*
10.12        Agreement, dated May 12, 1999, between Lycos-Bertelsmann GmbH and Registrant.*
10.13        Agreement, dated May 26, 1999, between Lycos Japan and Registrant.*
10.14        International Carrier Voice Service Agreement, dated October 14, 1997, between Facilicom
             International, L.L.C. and Axicom.*
10.15        Long Distance Reseller Service Agreement, dated April 6, 1999, between Interoute, Inc.
             and Axiom.*
10.16        Carrier Services Agreement, dated June 21, 1999, between International Forval Telecom,
             Inc. and Registrant.*
10.17        1999 Stock Option Plan.*
10.18        Agreement, made and entered into as of September 30, 1999 between Be Free, Inc. and the
             Registrant.*
10.19        Employment Agreement, dated as of August 9, 1999, between the Registrant and Ann K.
             McShea.*
10.20        Employment Agreement, dated as of July 28, 1999, between the Registrant and Martin
             Casanova.*
10.21        Employment Agreement, dated as of June 1, 1999, between the Registrant and Josune
             Garcia Yauguas.*
10.22        Sale of Technology Agreement, dated July 28, 1999, between the Registrant and Smart
             Software.*
10.23        Stock Purchase Agreement, dated September 16, 1999, between the Registrant and
             ROPART Investments LLC.*
10.24        Letter Agreement, dated September 16, 1999, between the Registrant and ROPART
             Investments LLC.*
10.25        Stock Purchase Agreement, dated July 30, 1999, by and among the Registrant, Upper
             Brook Ltd. and Eden Capital Fund Limited.*
10.26        Employment Agreement, made effective November 9, 1999 by and between Christopher R.
             Seelbach and the Registrant.*
10.26a       Amendment, dated February 7, 2000, to Employment Agreement between Christopher R.
             Seelbach and the Registrant.*
10.27        Master Services Agreement, made effective October 29, 1999 between Exodus
             Communications, Inc. and the Registrant.*
10.28        Carrier Service Agreement, entered into as of November 5, 1999, between Equinox
             International LLC and the Registrant.*
10.29        Employment Agreement, dated February 7, 2000, between Christian Bardenheuer and the
             Registrant.*
10.30        Employment Agreement, dated February 7, 2000, between Warner R. Johnson, Jr. and the
             Registrant.*
16           Letters re: Change in Certifying Accountant From Ernst & Young LLP and the Registrant*
21           Subsidiaries.*
23.1         Consent of Horton & Company, L.L.C. (included on page II-7)
23.2         Consent of Stairs Dillenbeck & Finley (included in Exhibit 5.1).
23.3         Independent Auditors' Report on Other Financial Information.
23.4         Consent of Swidler Berlin Shereff Friedman, LLP (included in Exhibit 5.2).
  24         Power of Attorney.*
  27         Financial Data Schedule for year ended December 31.

----------
*     Previously filed

**    To be filed by amendment.

     (b) Financial Statement Schedules:

99    Schedule II--Valuation and Qualifying Accounts.